Exhibit 10.1

Execution Version

$250,000,000

TERM LOAN AND GUARANTY AGREEMENT

Dated as of January 11, 2019,

among

PAR PACIFIC HOLDINGS, INC.,

as Holdings,

PAR PETROLEUM, LLC,

as the Par Borrower,

PAR PETROLEUM FINANCE CORP.,

as the FinanceCo Borrower,

The Guarantors

from time to time parties hereto,

The Several Lenders

from time to time parties hereto,

GOLDMAN SACHS BANK USA,

as Administrative Agent, Left Lead Arranger, Bookrunner and Co-Syndication Agent,

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arranger, Bookrunner and Co-Syndication Agent

i

v

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Note
Exhibit C	Form of Interest Period Election Request
Exhibit D-1, D-2, D-3, D-4	Form of U.S. Tax Compliance Certificate
Exhibit F	Form of Notice of Borrowing
Exhibit G	Form of Solvency Certificate
Exhibit H	Form of Subsidiary Guarantee Joinder

Schedule 2.01	Commitments and Lenders
Schedule 4.04	Litigation
Schedule 4.11	Subsidiaries
Schedule 4.14	Title Matters
Schedule 4.18	Hedging Contracts

TERM LOAN AND GUARANTY AGREEMENT (this “Agreement”), dated as of January 11, 2019, among Par Pacific Holdings, Inc., a Delaware corporation (“Holdings”), Par Petroleum, LLC, a Delaware limited liability company (the “Par Borrower”), Par Petroleum Finance Corp., a Delaware corporation (the “FinanceCo Borrower”, and together with the Par Borrower, the “Borrowers”), the Guarantors from time to time party hereto, the banks, financial institutions and other lending institutions from time to time parties as lenders hereto (each a “Lender” and, collectively, the “Lenders”) and Goldman Sachs Bank USA, as administrative agent for the Lenders.

WHEREAS, pursuant to the Purchase and Sale Agreement, dated as of November 26, 2018 (together with all exhibits and schedules thereto, and as amended, supplemented or otherwise modified from time to time, the “Purchase and Sale Agreement”), among TrailStone NA Oil & Refining Holdings, LLC (the “Seller”), on the one hand, and the Par Borrower, on the other, the Par Borrower will directly or indirectly acquire (the “Acquisition”) from the Seller, all of the Equity Interests in TrailStone NA Asset Finance I, LLC and all of its wholly owned subsidiaries (collectively, the “Acquired Business”);

WHEREAS, in connection with the foregoing, the Borrowers have requested that on the Closing Date, the Lenders provide Loans to the Borrowers in an aggregate principal amount of $250,000,000 (the “Closing Date Loans”); and

WHEREAS, the net proceeds of the Closing Date Loans, together with the Equity Financing, and cash on hand at the Par Borrower and its Subsidiaries will be used on the Closing Date, in part, to consummate the Acquisition and to pay Transaction Expenses.

NOW, THEREFORE, the Lenders are willing to make such Loans to the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABL Collateral” means “Collateral” as defined under the ABL Credit Agreement.

“ABL Collateral Agent” means Bank of America, N.A., or any permitted successor representative acting in such capacity under the ABL Credit Agreement.

“ABL Credit Agreement” means the Loan and Security Agreement, dated as of December 21, 2017, among the Par Borrower, the other borrowers party thereto, the guarantors parties thereto, Bank of America, N.A. as administrative agent and collateral agent, and the banks and other financial institutions party thereto, and as it may be further amended, supplemented or modified from time to time, and any renewal, increase, extension, refunding, restructuring, replacement or refinancing thereof in whole or in part (whether with the original administrative agent and lenders or another administrative agent or agents or one or more other lenders and whether provided under the original ABL Credit Agreement or one or more other credit or other agreements or indentures entered into from time to time).

“ABL Documents” means the ABL Credit Agreement, and all loan documents, collateral or security documents, notes, guarantees, instruments and agreements governing or evidencing, or executed or delivered by the parties to the ABL Credit Agreement in connection with, the ABL Credit Agreement, including the ABL Hedge Agreements and documentation related to the Cash Management Obligations, as such agreements or instruments may be amended, supplemented, modified, restated, replaced, renewed, refunded, restructured, increased or refinanced from time to time.

“ABL Hedge Agreements” means any “swap agreements” as defined in Section 101(53B) of Title 11 of the United States Code entered into with any lender under the ABL Credit Agreement, its Affiliates or any other person permitted under the ABL Credit Agreement.

“ABR”, or the “Alternate Base Rate”, means, for any day, a fluctuating rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBOR in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a three-month Interest Period commencing on the second Business Day prior to such date plus 1.00% per annum; provided, that at no time shall the “Alternate Base Rate” in respect of Loans be deemed to be less than 0% per annum. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Borrowing” means a Borrowing comprised of ABR Loans.

“ABR Loan” means a Loan bearing interest at a rate equal to the ABR plus the Applicable Margin.

“Acknowledgment Agreement” means that certain Acknowledgment Agreement, dated as of December 21, 2017, by and among J. Aron, Par Hawaii Refining, LLC, a Hawaii limited liability company, the Collateral Trustee and the ABL Collateral Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Acquired Business” shall have the meaning set forth in the recitals to this Agreement.

“Acquired Business Representations” means the representations and warranties with respect to the Acquired Business made by or with respect to the Acquired Business in the Purchase and Sale Agreement that are material to the interests of the Lenders and the Administrative Agent, but only to the extent that Holdings (or any of its Affiliates) has the right to terminate the obligations of Holdings and its Affiliates under the Purchase and Sale Agreement or decline to consummate the Acquisition as a result of a failure of such representations and warranties in the Purchase and Sale Agreement to be true and correct as set forth in the Purchase and Sale Agreement (without giving effect to notice or lapse of time or both).

“Acquired Debt” means, with respect to any specified Person:

(1)     Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or into or becoming a Subsidiary of such specified Person; and

(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” shall have the meaning set forth in the recitals to this Agreement.

“Additional Notes” means additional notes (other than the Existing Notes) issued under the Existing Indenture, as part of the same series as the Existing Notes. The Existing Notes and any Additional Notes subsequently issued under the Existing Indenture will be treated as a single class for all purposes under the Existing Indenture, including, without limitation, for waivers, amendments, redemptions and offers to purchase, and shall vote and consent together as one class on all matters with respect to the Senior Notes. Additional Notes may or may not be fungible with the Existing Notes or any other Additional Notes for U.S. federal income tax purposes.

“Adjusted LIBOR” means, with respect to any LIBOR Borrowing for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to LIBOR for such LIBOR Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such LIBOR Borrowing for such Interest Period.

“Administrative Agent” means Goldman Sachs Bank USA, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, or any successor administrative agent appointed in accordance with the provisions of Section 9.09.

“Administrative Questionnaire” shall have the meaning set forth in Section 10.06(b)(ii)(D).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Affiliate Transaction” shall have the meaning set forth in Section 7.09(a).

“Agent” shall have the meaning set forth in Section 9.02.

“Agreement” shall have the meaning set forth in the preamble hereto, as amended, restated, supplemented or otherwise modified from time to time.

“Agreement Currency” shall have the meaning set forth in Section 10.18(b).

“Anti-Corruption Laws” shall have the meaning set forth in Section 4.17(c).

“Applicable Creditor” shall have the meaning set forth in Section 10.18(b).

“Applicable Margin” means, with respect to the Closing Date Loans, 6.75% in the case of a LIBOR Loan (or 5.75% in the case of an ABR Loan).

“Approved Fund” shall have the meaning set forth in Section 10.06(b).

“Asset Sale” means:

(1)    the sale, lease, conveyance, Event of Loss or other disposition of any properties or assets by the Par Borrower or any of the Par Borrower’s Restricted Subsidiaries; provided, however, that the sale, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Par Borrower and its Restricted Subsidiaries taken as a whole will be governed by Section 6.01 hereof and not by Section 7.08 hereof; and

(2)    the issuance of Equity Interests in any of the Par Borrower’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (in each case other than directors’ qualifying shares, and other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 7.07 hereof).

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(A)    any single transaction or series of related transactions that involves properties or assets having a Fair Market Value of less than $15.0 million;

(B)    a transfer of properties or assets between or among any of the Par Borrower and its Restricted Subsidiaries and any Guarantor;

(C)    an issuance or sale of Equity Interests by a Restricted Subsidiary to the Par Borrower or to another Restricted Subsidiary;

(D)    the sale, lease, assignment, license, sublease, abandonment or other disposition of equipment, inventory, products, services, accounts receivable, benzene credits, sulfur credits, renewable fuel credits (including, without limitation, renewable identification numbers and biodiesel credits) or other properties or assets in the ordinary course of business;

(E)    the sale or other disposition of cash or Cash Equivalents or Investment Grade Securities in the ordinary course of business;

(F)    a Restricted Payment that is permitted by Section 7.05 hereof or a Permitted Investment;

(G)    the creation or perfection of a Lien that is not prohibited by Section 7.10 hereof;

(H)    dispositions in connection with Permitted Liens;

(I)    surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(J)    the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property;

(K)    any sale, exchange or other disposition of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable or unnecessary for use in connection with the business of the Borrowers or their Restricted Subsidiaries and any sale or disposition of property in connection with turnarounds, maintenance and equipment and facility updates;

(L)    any issuance, sale, or transfer of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(M)    foreclosures, condemnations or any similar action on assets;

(N)    the lease or sub-lease of any real or personal property in the ordinary course of business and the exercise of termination rights with respect thereto;

(O)    (i) any sale of Hydrocarbons or other products (including crude oil and refined products) by the Par Borrower or its Restricted Subsidiaries, in each case in the ordinary course of business, (ii) any trade or exchange by the Par Borrower or any Restricted Subsidiary of any Hydrocarbons or other products (including crude oil and refined products) for similar products owned or held by another Person; provided that the Fair Market Value of the properties traded or exchanged by the Par Borrower or any Restricted Subsidiary is reasonably equivalent to the Fair Market Value of the properties to be received by the Par Borrower or Restricted Subsidiary (as determined in good faith by the Board of Directors or an Authorized Officer of the Par Borrower or, in the case of a trade or exchange by a Restricted Subsidiary, that Restricted Subsidiary), and (iii) any sale, trade or exchange of Hydrocarbons or other products (including crude oil and refined products) or assets by the Par Borrower or its Restricted Subsidiaries pursuant to the terms of any Intermediation Agreement;

(P)    sales of accounts receivable, or participations therein, and any related assets, in connection with any Permitted Receivables Financing;

(Q)    any disposition or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate Fair Market Value of less than $2.0 million in any calendar year;

(R)    the unwinding, settlement, sale or other dispositions in the ordinary course of business of Hedging Contracts and other financial instruments;

(S)    sales, transfers and other dispositions of Investments in joint ventures, partnerships and limited liability companies to the extent required by, or made pursuant to, buy/sell arrangements between equity owners thereof set forth in joint venture agreements, partnership agreements, limited liability company agreements and similar binding arrangements;

(T)    any trade or exchange by the Par Borrower or any Restricted Subsidiary of the Par Borrower of properties or assets of any type for properties or assets of any type owned or held by another Person, including any disposition (which may include issuances) of some but not all of the Equity Interests of a Restricted Subsidiary of the Par Borrower in exchange for assets or properties and either (i) after which the Person whose Equity Interests have been so disposed of continues to be a Restricted Subsidiary of the Par Borrower or (ii) if the Person whose Equity Interests have been so disposed does not continue to be a Restricted Subsidiary of the Par Borrower, the aggregate Fair Market Value of all outstanding Investments owned by the Par Borrower and its Restricted Subsidiaries in such Person will be deemed to be either an Investment made as of the time of such disposition that will reduce the amount available for Restricted Payments or a Permitted Investment under one or more clauses of the definition of Permitted Investments, as determined by the Par Borrower; provided that the Fair Market Value of the properties or assets traded or exchanged by the Par Borrower or such Restricted Subsidiary of the Par Borrower (together with any cash or Cash Equivalents and liabilities assumed by such other Person) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash or Cash Equivalents) to be received by the Par Borrower or such Restricted Subsidiary (together with any liabilities to be assumed by the Par Borrower or any Restricted Subsidiary); and provided further that any cash received must be applied in accordance with Section 7.08 hereof;

(U)    to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Permitted Business;

(V)    any sale of Hawaii Retail Property pursuant to any Hawaii Retail Property Sale and Leaseback Transaction;

(W)    the lapse or abandonment of intellectual property rights, which in the good faith determination of the Par Borrower are not material to the conduct of the business of the Par Borrower and its Restricted Subsidiaries taken as a whole;

(X)    sales (including Sale and Leaseback Transactions) of catalyst or precious metals owned by the Par Borrower or any of its Restricted Subsidiaries in the ordinary course of business; and

(Y)    dispositions or write-offs of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Sale and would also be a permitted Restricted Payment or Permitted Investment, the Par Borrower in its sole discretion, will be entitled to divide and classify (and reclassify from time to time) such transaction (or a portion thereof) as an Asset Sale and/or one or more of the types of permitted Restricted Payments or Permitted Investments.

“Assignee” shall have the meaning set forth in Section 10.06(b)(i).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent (if required by Section 10.06), substantially in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Attributable Debt” means, when used with respect to any Sale and Leaseback Transaction permitted by Section 7.07 means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.

“Audited Financial Statements” shall have the meaning provided in the definition “Historical Financial Information”.

“Authorized Officer” means as to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the Controller, the General Counsel, the Secretary or any Vice-President of such Person, and any other senior officer designated as such in writing to the Administrative Agent by such Person. Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of the Borrowers or any other Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.

“BAML” shall have the meaning set forth in the definition of “BAML Intermediation Agreement.”

“BAML Intermediation Agreement” means that certain ISDA 2002 Master Agreement dated as of March 17, 2016, between U.S. Oil & Refining Co. and Merrill Lynch Commodities, Inc. (“BAML”), as supplemented, modified or amended by the Schedule to the ISDA 2002 Master Agreement, and as amended prior to or on the date hereof, together with all related storage agreements, marketing and sales agreements, agency agreements, security agreements, account control agreements, other collateral documents and other ancillary agreements among such parties, in each case as any of the same may be extended, renewed, amended, supplemented, restated, amended and restated or otherwise modified from time to time, or refinanced and/or replaced with another Intermediation Agreement from time to time and in whole or in part; provided that no BAML Intermediation Agreement shall provide for any lien on any assets other than BAML Intermediation Collateral.

“BAML Intermediation Collateral” means, with respect to U.S. Oil & Refining Co. (“USOR”) all of the following property and assets of USOR: (a) all inventory; (b) all receivables other than receivables constituting identifiable proceeds of Collateral for the Loans and the Senior Notes; (c) all renewable identification numbers; (d) all investment property, chattel paper, general intangibles (excluding trademarks, trade names and other intellectual property), documents, commercial tort claims and instruments, in each case, to the extent relating to items in clauses (a), (b) and (c) (but for the avoidance of doubt, excluding Equity Interests of each Subsidiary); (e) all deposit accounts and other bank and securities accounts (excluding any Collateral Account) and cash and cash equivalents; (f) books and records relating to clauses (a) through (e); and (g) all proceeds of (including proceeds of business interruption and other insurance), and supporting obligations (including letter of credit rights) with respect to, any of the foregoing; provided that “BAML Intermediation Collateral” shall not include any of the foregoing assets to the extent such assets are excluded pursuant to the express agreement of BAML.

“Bankruptcy Code” shall have the meaning set forth in Section 8.01(e).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230

“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

“Board of Directors” means, as to any Person, the board of directors or other governing body of such Person, or if such Person is member-managed by its sole member (or otherwise managed by a single entity), the board of directors or other governing body of such entity.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

“Borrower Representative” shall have the meaning set forth in Section 11.01.

“Borrowers” shall have the meaning set forth in the preamble to this Agreement.

“Borrowers Materials” shall have the meaning set forth in Section 10.19(a).

“Borrowing” means a group of Loans of a single Type and made on a single date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means on any date of determination, an amount equal to the lesser of (a) the aggregate Commitments; and (b) the sum of the following: (i) 85% of Eligible Accounts Receivable (other than Eligible Investment Grade Receivables, Eligible Credit Card Receivables, Eligible L/C-Backed Receivables and Eligible Unbilled Accounts); plus (ii) 90% of Eligible Investment Grade Receivables; plus (iii) 90% of Eligible Credit Card Receivables; plus (iv) 90% Eligible L/C-Backed Receivables; plus (v) 80% of Eligible Refinery Hydrocarbon Inventory (other than Eligible Refinery Hydrocarbon Inventory at the Borrowers’ and Restricted Subsidiaries’ service stations and cardlocks provided that tank heels or tank bottoms (excluding sludge, water and asphalt) will be eligible up to 50% (before application of the advance rate)); plus (vi) the lesser of (A) 80% of Eligible Refinery Hydrocarbon Inventory at the Borrowers’ and the Restricted Subsidiaries’ service stations and cardlocks (provided that tank heels or tank bottoms (excluding sludge, water and asphalt) will be eligible up to 50% (before application of the advance rate)) and the greater of (I) $5,000,000 and (II) 10% of the Borrowing Base; plus (vii) the least of (A) 65% of Eligible Lubricants Inventory (other than Inventory consisting of tank heels or tank bottoms), (B) 85% of the NOLV Percentage of such Eligible Lubricants Inventory and (C) $5,000,000; plus (viii) 80% of Eligible In-Transit Crude Oil and Eligible In-Transit Products; plus (ix) the lesser of (A) 80% of the excess of: (1) the amount available to be drawn under Letters of Credit issued in connection with purchases of crude oil that constitutes Petroleum Inventory by the Borrowers over (2) the aggregate outstanding amounts payable by the Borrowers to the suppliers of such Petroleum Inventory that could be drawn under such Letters of Credit and (B) $40,000,000; plus (x) the lesser of (A) 85% of the Eligible Exchange Agreement Positive Balance and (B) $10,000,000; plus (xi) the least of (A) 50% of Eligible Merchandise Inventory, (B) 85% of the NOLV Percentage of such Eligible Merchandise Inventory, and (C) $1,500,000; plus (xii) the lesser of (A) 70% of Eligible Unbilled Accounts and (B) $3,000,000; plus (xiii) at the option of the Borrower, 100% of Eligible Cash; minus (xiv) the Availability Reserve. Capitalized terms used in this definition of “Borrowing Base” but not defined herein shall have the meanings given to them in the ABL Credit Agreement, as it may be amended, supplemented, modified or replaced.

“Business Day” means any day excluding Saturday, Sunday and any other day on which banking institutions in New York City are authorized by law or other governmental actions to close, and, if such day relates to (a) any interest rate settings as to a LIBOR Loan, (b) any fundings, disbursements, settlements and payments in respect of any such LIBOR Loan, or (c) any other dealings pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits in U.S. Dollars are conducted by and between banks in the London interbank eurodollar market.

“Buyer Parent Material Adverse Effect” shall have the meaning assigned to such term in the Purchase and Sale Agreement.

“Calculation Date” shall have the meaning set forth in the definition of “Fixed Charge Coverage Ratio.”

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty. Notwithstanding the foregoing, any lease (whether entered into before or after the date hereof) that would have been classified as an operating lease pursuant to (i) GAAP as in effect or (ii) any accounting standards currently implemented by the Par Borrower, in each case on December 31, 2018 will be deemed not to represent a Capital Lease Obligation.

“Capital Stock” means:

(1)    in the case of a corporation, corporate stock;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)    in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)    U.S. Dollars;

(2)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than two years from the date of acquisition;

(3)    certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the ABL Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)    repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above or securities dealers of recognized national standing;

(5)    commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(6)    marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another a nationally recognized statistical rating organization or organizations, within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Borrower and the Administrative Agent as a replacement agency or agencies for Moody’s or S&P, or both, as the case may be) and in each case maturing within 24 months after the date of creation thereof;

(7)    Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition;

(8)    Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(9)    investment funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (8) of this definition.

“Cash Management Obligations” means obligations owed by the Borrowers or any Guarantor to any lender or Affiliate of a lender under the ABL Credit Agreement in respect of any overdraft and related liabilities arising from credit card, treasury, depository and cash management services or any automated clearing house transfers of funds or any other banking products or services.

“Change in Law” means (a) the adoption of any law, treaty, order, policy, rule or regulation after the Closing Date, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender with any guideline, request, directive or order enacted or promulgated after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law); provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) and all guidelines, requests, directives, orders, rules and regulations adopted, enacted or promulgated in connection therewith shall be deemed to have gone into effect after the Closing Date regardless of the date adopted, enacted or promulgated and shall be included as a Change in Law only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a)(ii) and (c) of Section 2.08 generally on other borrowers of loans under United States credit facilities; provided that no Lender shall be required to disclose any confidential or proprietary information in connection therewith.

“Change of Control” means the occurrence of any of the following:

(a)    the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Subsidiaries) of Holdings and its Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than to a Borrower or one or more Guarantors;

(b)    the adoption of a plan relating to the liquidation or dissolution of Holdings or the Par Borrower;

(c)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of Holdings (other than a holding company created to hold Holdings or any other direct or indirect parent of the Par Borrower; provided that holders of the Voting Stock of Holdings prior to such creation continue to hold at least a majority of the Voting Stock of such holding company);

(d)    Holdings consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into Holdings, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Holdings or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of Holdings outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) or (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) (other than a holding company created to hold Holdings or any other direct or indirect parent of the Par Borrower; provided that holders of the Voting Stock of Holdings prior to such creation continue to hold at least a majority of the Voting Stock of such holding company), becomes, directly or indirectly, the Beneficial Owner of more than 50% of the voting power of the Voting Stock of the surviving or transferee Person; or

(e)    Holdings ceases to own, directly or indirectly, more than 50% of the total voting power of the Voting Stock of the Par Borrower.

For purposes of the definition of Change of Control only, “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, and the terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning. For purposes of this definition only, a Person shall be deemed not to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement, amalgamation agreement, arrangement agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby. Notwithstanding the preceding, (i) a conversion of a Borrower or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or (ii) an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity shall not constitute a Change of Control, so long as immediately following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Par Borrower immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no “person” Beneficially Owns more than 50% of the Voting Stock of such entity or its general partner, as applicable.

“Class” when used in reference to (a) any Loan, refers to whether such Loan or Loans are Loans made by the Lenders to the Borrowers pursuant to Section 2.01(a) on the Closing Date or a Loan or Loans of another class established pursuant to Section 2.19 or 2.20 or otherwise hereunder, (b) any Commitment, refers to whether such Commitment is a Closing Date Commitment or a commitment of another class established pursuant to Section 2.19 or 2.20 or otherwise hereunder and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular class.

“Closing Date” means the date on which all the conditions set forth in Section 5.01 shall have been satisfied (or waived in accordance with Section 10.01).

“Closing Date Commitment” means, with respect to each Lender, the commitment of such Lender to make a Loan or Loans on the Closing Date pursuant to Section 2.01(a), expressed as the maximum principal amount of the Loan or Loans to be made by such Lender pursuant to such Section. The amount of each Lender’s Closing Date Commitment is set forth on Schedule 2.01. The aggregate principal amount of the Closing Date Commitments on the Closing Date is $250,000,000.

“Closing Date Loans” shall have the meaning set forth in the recitals to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all assets and properties of the Borrowers and the Guarantors subject to Liens created by the Security Documents.

“Collateral Account” means, collectively, any deposit or other account under the sole control of the Collateral Trustee and in which the Collateral Trustee has perfected security interests, on behalf of the secured parties, that are free from all other Liens, and includes solely identifiable cash and Cash Equivalents received from Asset Sales of Collateral, foreclosures on or sales of Collateral or any other awards or proceeds of Collateral pursuant to the Security Documents, including earnings, revenues, rents, issues, profits and income from the Collateral received pursuant to the Security Documents, and interest earned thereon.

“Collateral Questionnaire” means a certificate in form reasonably satisfactory to Administrative Agent that provides information with respect to the personal or mixed property of each Credit Party.

“Collateral Rights Agreement” means that certain Collateral Rights Agreement, dated as of December 21, 2017, by and among the ABL Collateral Agent, the Collateral Trustee and the grantors party thereto from time to time, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Collateral Trustee” means Wilmington Trust, National Association, in its capacity as collateral trustee under the Intercreditor Agreement, together with its permitted successors and assigns in such capacity.

“Commitment” means, with respect to any Lender, such Lender’s Closing Date Commitment, Incremental Commitment or a commitment of any other Class established pursuant to Section 2.20.

“Company Material Adverse Effect” shall have the meaning assigned to such term in the Purchase and Sale Agreement.

“Consolidated Adjusted Working Capital” means, as of any date of determination, the difference of Consolidated Current Assets over Consolidated Current Liabilities; provided that Consolidated Adjusted Working Capital shall be calculated (a) without giving effect to changes to Consolidated Adjusted Working Capital resulting from non-cash charges and credits to Consolidated Current Assets and Consolidated Current Liabilities (including, without limitation, derivatives and deferred income tax) and (b) without duplication of any other provision of this Agreement, taking into consideration related borrowings and repayments under any Intermediation Agreement.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)    an amount equal to any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)    provision for taxes based on income or profits, capital gains or capital of such Person and its Restricted Subsidiaries for such period, including without limitation state, franchise and similar taxes and any foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued during such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)    consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Contracts, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4)    depreciation and amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment charges or expenses (including impairment of intangibles or goodwill), non-cash equity based compensation expense and other non-cash expenses or charges (including asset write-offs or writedowns) (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization, impairment and other non-cash items were deducted in computing such Consolidated Net Income; plus

(5)    unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus

(6)    all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; plus

(7)    the amount of any minority interest expense consisting of income of a Restricted Subsidiary attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary deducted in such period in calculating Consolidated Net Income; plus

(8)    an amount (to the extent not included in Consolidated Net Income) equal to the dividends or distributions paid during such period in cash or Cash Equivalents to such Person or any of its Restricted Subsidiaries by a Person that is not a Restricted Subsidiary of such Person; plus

(9)    any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the Senior Notes, the ABL Credit Agreement, the BAML Intermediation Agreement, the J. Aron Intermediation Agreement and this Facility and (ii) any amendment or other modification of the Senior Notes, this Facility, the BAML

Intermediation Agreement, the J. Aron Intermediation Agreement and the ABL Credit Agreement, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(10)    the amount of any restructuring charge or reserve or non-recurring integration costs deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the date hereof and costs related to the closure and/or consolidation of facilities; plus

(11)    the amount of any integration costs, business optimization expenses and costs, one-time costs related to acquisitions, costs related to the closure or consolidation of facilities, employee termination costs and turnaround expense; plus

(12)    any other non-cash charges (including any write-offs or write downs, any non-cash change in market value of inventory or inventory repurchase obligations or any non-cash deferral of gross profit on finished product sales) reducing Consolidated Net Income for such period provided, that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Cash Flow to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(13)    the amount of expenses, charges or losses with respect to liability or casualty events to the extent deducted (and not added back) in such period in computing Consolidated Net Income and to the extent (a) covered by insurance and actually reimbursed (other than proceeds received from business interruption insurance to the extent already included in the Consolidated Net Income of such Person) or (b) so long as a determination has been made in good faith by the Borrower Representative that a reasonable basis exists that such amount shall in fact be reimbursed by an insurer to the extent it is (i) not denied by the applicable carrier (without any right of appeal thereof) within 180 days (with a deduction in the applicable future period for any amount so added back to the extent denied within such 180 days) and (ii) in fact reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days); minus

(14)    non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Current Assets” means, as of any date of determination, the total consolidated current assets of the Borrowers and the Restricted Subsidiaries that would, in accordance with GAAP, be classified as current assets on a consolidated balance sheet of the Par Borrower including, for the avoidance of doubt, (a) trade receivables, (b) derivatives collateral and (c) inventory; but excluding (i) cash and Cash Equivalents, (ii) the current portion of deferred income tax assets, (iii) assets held for sale, (iv) loans (permitted) to third parties, (v) derivative financial instruments, and (vi) current assets which are subject to any Intermediation Agreement.

“Consolidated Current Liabilities” means, as of any date of determination, the total consolidated current liabilities of the Borrowers and the Restricted Subsidiaries that would, in accordance with GAAP, be classified as current liabilities on a consolidated balance sheet of the Par Borrower including, for the avoidance of doubt, (a) accounts payables and (b) renewable identification numbers (RINs) liability; but excluding (i) the current portion of any Indebtedness, (ii) the current portion of deferred income taxes, (iii) amounts borrowed under the ABL Credit Agreement or any other Credit Facility, (iv) deferred revenue, and (v) current liabilities under any Intermediation Agreement.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)    the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of dividends or distributions paid in cash or Cash Equivalents (or converted into cash) to the specified Person or a Restricted Subsidiary of the Person;

(2)    inventory valuation adjustments of a Restricted Subsidiary which adjust for timing differences to reflect the economics of inventory financing agreements as described in the filings by the Par Borrower, Holdings or a direct or indirect parent of the Par Borrower with the SEC will be included;

(3)    the Net Income of any Restricted Subsidiary (other than a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members, unless such restrictions with respect to the declaration and payment of dividends or distributions have been properly waived; provided that Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments paid in cash (or to the extent converted into cash) or Cash Equivalents to the Par Borrower or a Restricted Subsidiary thereof in respect of such period to the extent not already included therein;

(4)    the cumulative effect of a change in accounting principles will be excluded;

(5)    any amortization of fees or expenses that have been capitalized shall be excluded;

(6)    non-cash charges relating to employee benefit or management compensation plans of the Par Borrower or any Restricted Subsidiary thereof or any non-cash compensation charge arising from any equity-based awards for the benefit of officers, directors, employees and consultants of the Par Borrower, its Restricted Subsidiaries, or any direct or indirect parent of the Par Borrower shall be excluded (other than in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period);

(7)    any non-recurring charges or expenses incurred in connection with the offer and sale of the Notes and the use of proceeds thereof shall be excluded;

(8)    (a) any non-cash restructuring charges shall be excluded and (b) up to an aggregate of $15.0 million of other restructuring charges in any fiscal year ($30.0 million over the life of the Loans) shall be excluded;

(9)    any non-cash impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, shall be excluded;

(10)    any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any sale of assets outside the ordinary course of business of such Person or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness (including, without limitation, deferred financing costs written off and premiums or make-whole payments paid) or the early termination of Hedging Contracts or other derivative instruments of such Person or any of its Restricted Subsidiaries, shall, in each case, be excluded;

(11)    any after-tax effect of income (loss) from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall, in each case, be excluded;

(12)    any extraordinary, non-recurring or unusual gain or loss or expense, together with any related provision for taxes, shall be excluded;

(13)    the effects of adjustments in the property, plant and equipment, inventories, goodwill, intangible assets and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(14)    any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, disposition, recapitalization, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, Sale and Leaseback Transaction, turnaround, financing transaction or amendment or modification of any debt instrument (including, in each case, any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, shall be excluded;

(15)    unrealized gains and losses related to Hedging Contracts shall be excluded; and

(16)    any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to acquisitions to the extent incurred on or prior to the date hereof), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded.

“Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts: (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet (in each case, giving pro forma effect to any acquisitions or dispositions of assets or properties outside the ordinary course of business that have been made by the Person or any of its Restricted Subsidiaries subsequent to the date of such balance sheet; provided that any such adjustments shall be calculated in the manner provided in the definition of Fixed Charge Coverage Ratio).

“Consolidated Non-ABL Secured Indebtedness” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Borrowers and the Restricted Subsidiaries outstanding on such date that is secured by Liens, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of acquisition method accounting in connection with any acquisition or investment permitted hereunder), consisting only of Indebtedness for borrowed money, Capital Lease Obligations and debt obligations evidenced by promissory notes or similar instruments, minus (b) the aggregate amount of cash and Cash Equivalents (excluding cash and Cash Equivalents which are listed as “restricted” on the consolidated balance sheet of the Par Borrower and its Restricted Subsidiaries as of such date), up to a maximum aggregate amount of cash and Cash Equivalents equal to $100.0 million; provided, however, that Consolidated Non-ABL Secured Indebtedness shall not include Indebtedness in respect of any borrowed or undrawn amounts under the ABL Credit Agreement or owed or permitted to be incurred under any Intermediation Agreement.

“Credit Facilities” means one or more debt facilities (including, without limitation, the debt facility evidenced by the ABL Credit Agreement), credit agreements, commercial paper facilities, note purchase agreements, indentures, or other agreements, providing for revolving credit loans, term loans, capital market financings, receivables financing (including through the sale of receivables or interests in receivables to such lenders or other persons or to special purpose entities formed to borrow from such lenders or other persons against such receivables or sell such receivables or interests in receivables and including Permitted Receivables Financings), letters of credit, notes or other borrowings or other extensions of credit, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time, including any replacement, refunding or refinancing facility or agreement that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds entities as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders, or otherwise.

“Credit Party” means each of the Borrowers and the Guarantors (and for the avoidance of doubt, excludes Holdings).

“Debt Incurrence Prepayment Event” shall mean any incurrence by the Borrowers or any of the Restricted Subsidiaries of any Indebtedness, but excluding any Indebtedness permitted to be issued or incurred under Section 7.07 (other than Refinancing Indebtedness).

“Default” means any event, act or condition which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrowers or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that, when determined, is 91 days after the Latest Maturity Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrowers or a direct or indirect parent company of the Par Borrower to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrowers or such parent company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 7.05 hereof.

“Domestic Subsidiary” means any Restricted Subsidiary of Par Borrower that was formed under the laws of the United States or any state of the United States or the District of Columbia, excluding any such Restricted Subsidiary (i) substantially all of the direct or indirect assets of which are Capital Stock of one or more “controlled foreign corporations” within the meaning of Section 957 of the Code or (ii) that is a Subsidiary of a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Effective Yield” means, as to any Indebtedness, the effective yield on such Indebtedness as determined by the Borrowers and the Administrative Agent, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below) or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the remaining

Weighted Average Life to Maturity of such Indebtedness and (y) the four years following the date of incurrence thereof) payable generally to the lenders providing such Indebtedness, but excluding any arrangement, structuring or other similar fees payable in connection therewith that are not generally shared with such lenders; provided that, with respect to any Indebtedness that includes a “LIBOR floor”, (1) to the extent that LIBOR on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (2) to the extent that LIBOR on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“Eligible Assignee” means a Person that is (a) a Lender, Affiliate of a Lender or Approved Fund; (b) any other assignee approved by Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Representative (which approval by the Borrower Representative shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five Business Days after notice of the proposed assignment is given to the Borrower Representative); and (c) during the continuance of an Event of Default, any Person acceptable to Administrative Agent in its discretion.

“Environmental and Necessary Capex” means capital expenditures to the extent deemed reasonably necessary, as determined by the Par Borrower, in good faith and pursuant to prudent judgment, that are required by applicable law (including to comply with environmental laws or permits) or are undertaken for environmental, health and safety reasons.

“Environmental Claims” means any and all written actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, restrictions on use, operations or transferability, violation or potential responsibility or investigation (other than internal reports prepared by or on behalf of the Borrowers or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings arising under or based upon any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief regarding the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, and code now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials).

“Equity Financing” means the issuance by Holdings of common equity to third parties for cash consideration and/or to the Seller as stock consideration.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Closing Date of common Capital Stock or Preferred Stock of the Borrowers or any Restricted Subsidiary, as applicable (other than Disqualified Stock), other than any issuance pursuant to an employee equity plan or stock option plan or any other employee benefit plan or agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that together with the Borrowers would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Event of Default” shall have the meaning set forth in Section 8.01.

“Event of Loss” means, with respect to any property or asset of the Borrowers or any Restricted Subsidiary, (a) any damage to such property or asset that results in an insurance settlement with respect thereto on the basis of a total loss or a constructive or compromised total loss or (b) the confiscation, condemnation or requisition of title to such property or asset by any government or instrumentality or agency thereof. An “Event of Loss” shall be deemed to occur as of the date of the receipt of cash proceeds from the insurance settlement, confiscation, condemnation or requisition of title, as applicable.

“Excess Cash Flow” means, for any period, an amount (if positive), for the Borrowers and their Restricted Subsidiaries on a consolidated basis, in accordance with GAAP equal to:

(a) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, plus, (ii) an amount equal to the amount of all non-cash charges to the extent deducted in determining Consolidated Net Income (excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash liability from a prior period and that did not reduce Excess Cash Flow at the time paid), plus (iii) the amount (which may be a negative number) by which, for such period, the Consolidated Adjusted Working Capital of the Borrowers and their Restricted Subsidiaries (on a consolidated basis) as of the beginning of such period exceeds (or is less than) the Consolidated Adjusted Working Capital of the Borrowers and their Restricted Subsidiaries on a consolidated basis as of the end of such period, minus

(b) the sum, without duplication, of (i) the amounts for such period actually paid with Internally Generated Cash by the Borrowers and their Restricted Subsidiaries in respect of (1) any voluntary prepayments of Loans (including any premium, make-whole payment or penalty paid in connection therewith), (2) scheduled and mandatory repayments of Indebtedness for borrowed money and scheduled repayments of Capital Lease Obligations, but only to the extent that such payments or repayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Indebtedness, (3) capital expenditures of the Borrowers and their Restricted Subsidiaries on a consolidated basis, and (4) underwriting and amendment fees, plus (ii) without duplication of amounts deducted from Excess Cash Flow in prior periods, the amount of major turnaround capital expenditures projected by the Borrower Representative in good faith to be consummated or made during the period of four consecutive fiscal quarters of the Par Borrower following the end of such period (which amount shall be reasonably acceptable to the Administrative Agent); provided that (A) to the extent the aggregate amount of Internally Generated Cash actually utilized to finance such capital expenditures during such period of four consecutive fiscal quarters is less than the amount projected by the Borrower Representative, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters and (B) no major turnaround capital expenditures shall be deducted pursuant to this clause (b)(ii)(B) to the extent duplicative of any deduction otherwise made to Excess Cash Flow, whether pursuant to clause (b)(i) or otherwise, for such period, plus (iii) other non-cash gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of a previous accrual or reserve of a non-cash charge for a potential cash charge in a future period), plus (iv) Permitted Holdings Payments.

No later than ninety days after the end of each fiscal year, the Borrower Representative shall deliver to the Administrative Agent a duly completed certificate signed by a Financial Officer of the Borrower Representative attaching thereto reasonably detailed calculations of Excess Cash Flow for such period and certifying in respect of clause (b)(ii) above that such major turnaround capital expenditures (x) are reasonably expected to be consummated or made during the period of four consecutive fiscal quarters of the Par Borrower following the end of such period and (y) are factually supportable as determined in good faith by the Borrower Representative (and including reasonable supporting information for such determination).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” shall have the meaning assigned to such term in the Security Agreement.

“Excluded Subsidiary” means:

(1) any Foreign Subsidiary that is treated as a “controlled foreign corporation” within the meaning of Section 957 of the Code, and any Subsidiary of such Foreign Subsidiary;

(2) any Insurance Subsidiary;

(3) any Restricted Subsidiary of the Par Borrower; provided that (a) the total assets of all Restricted Subsidiaries that are Excluded Subsidiaries solely as a result of this clause (3), as reflected on their respective most recent balance sheets prepared in accordance with GAAP, do not in the aggregate at any time exceed 1.0% of the total assets of the Par Borrower and all Subsidiaries on a consolidated basis at the same date and (b) the total revenues of all Restricted Subsidiaries that are Excluded Subsidiaries solely as a result of this clause (3) for the twelve-month period ending on the last day of the most recent fiscal quarter for which financial statements for the Par Borrower are available, as reflected on such income statements, do not in the aggregate exceed 2% of the total revenues of the Par Borrower and all Subsidiaries on a consolidated basis for the same period; and

(4) any Subsidiary that is disregarded as an entity separate from its owner for U.S. federal income tax purposes if substantially all of the direct or indirect assets of such Subsidiary are Capital Stock of one or more “controlled foreign corporations” within the meaning of Section 957 of the Code.

Notwithstanding the foregoing, any Subsidiary that guarantees any Indebtedness or other obligations of the Borrowers or any other Restricted Subsidiary under the ABL Credit Agreement is not an “Excluded Subsidiary.”

“Excluded Swap Obligation” means any obligation of any Guarantor to pay or perform under any Swap, if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or any other applicable Requirement of Law, determined after giving effect to Section 3.15 and any other “keepwell, support or other agreement” for the benefit of such Guarantor.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Loan Document, (a) Taxes imposed on or measured by its overall net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed on it by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or (ii) as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) in the case of a Lender, U.S. federal withholding Taxes imposed on any payment by or on account of any obligation of any Credit Party hereunder or under any other Loan Document imposed pursuant to laws in force at the time (i) such Lender becomes a party hereto (other than to the extent such Lender is an assignee pursuant to a request by the Borrowers under Section 10.07) or (ii) such Lender designates a new lending office, except in each case to the extent that such Lender’s assignor or such Lender was entitled, immediately prior to such assignment or designation of a new lending office, to receive additional amounts or indemnification payments from any Credit Party with respect to such withholding Tax pursuant to Section 2.14, and (c) any Tax attributable to the Administrative Agent’s, any Lender’s or any other recipient’s failure to comply with Section 2.14(d) or (d) any U.S. federal withholding Tax imposed under FATCA.

“Existing Convertible Notes” means the 5.00% Convertible Senior Notes due 2021 issued by Holdings.

“Existing Indebtedness” means all Indebtedness of the Borrowers and the Restricted Subsidiaries (other than Indebtedness under this Facility, the ABL Credit Agreement and the Existing Notes) in existence on the date hereof, until such amounts are repaid.

“Existing Indenture” means that certain Indenture, dated as of December 21, 2017, among the Borrowers, as issuers, Holdings, certain subsidiaries of the Par Borrower party thereto and Wilmington Trust, National Association, as trustee and as collateral trustee, as the same may be further amended, restated, supplemented or otherwise modified as permitted hereunder.

“Existing Notes” means the Borrowers’ 7.75% senior secured notes due 2025 issued under the Existing Indenture (for the avoidance of doubt, including any exchange notes in respect thereof).

“Extended Loans” shall have the meaning set forth in Section 2.20(a).

“Extending Lender” shall have the meaning set forth in Section 2.20(a).

“Extension” shall have the meaning set forth in Section 2.20(a).

“Extension Amendment Agreement” means an Extension Amendment Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrowers, the Administrative Agent and one or more Extending Lenders, effecting one or more Extensions and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.20.

“Extension Offer Class” shall have the meaning set forth in Section 2.20(a).

“Facility” means the secured term loan facility evidenced by the Loan Documents.

“Fair Market Value” means, the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party. For purposes of determining compliance with the provisions of Article VII hereunder, any determination that the fair market value of assets other than cash or Cash Equivalents is equal to or greater than $35.0 million will be made by the Par Borrower’s Board of Directors and evidenced by a resolution thereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letters” shall mean (a) the Amended and Restated Administrative Fee Letter dated December 4, 2018 among Holdings, the Borrowers and Goldman Sachs Bank USA, (b) the Arranger Fee Letter dated December 4, 2018 among Holdings, the Borrowers, Goldman Sachs Bank USA and Bank of America, N.A., and (c) that certain Ticking Fee Letter dated as of the date hereof, between Holdings, the Borrowers and Goldman Sachs Bank USA.

“FinanceCo Borrower” shall have the meaning set forth in the preamble to this Agreement.

“Financial Officer” of any Person means the Chief Financial Officer, Chief Accounting Officer, principal accounting officer, Controller, Treasurer or Assistant Treasurer of such Person.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than Indebtedness incurred under revolving credit facilities constituting Credit Facilities or Indebtedness incurred under any Intermediation Agreement) or issues, repurchases or redeems preferred stock or Disqualified Stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock or Disqualified Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(a)    acquisitions, dispositions, mergers, consolidations, Investments, business restructurings, operational changes and any financing transactions relating to any of the foregoing (including repayment of Indebtedness) that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used in a Permitted Business), during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period, including any Consolidated Cash Flow and any pro forma expense and cost reductions or synergies that have occurred or are reasonably expected to occur within the next 12 months, in the reasonable judgment of a Financial Officer of the Borrower Representative; provided that, in the case of such cost savings or operating improvements or synergies, such adjustments are set forth in an Officer’s Certificate signed by a Financial Officer of the Borrower Representative that states (i) the amount of such adjustments and (ii) that such adjustments are based on the reasonable good faith belief of the Financial Officer executing such Officer’s Certificate at the time of such execution; provided further that if since the beginning of such period any Person that subsequently becomes a Restricted Subsidiary of the Par Borrower or was merged with or into the Par Borrower or any Restricted Subsidiary thereof since the beginning of such period shall have made any relevant transaction that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such relevant transaction had occurred at the beginning of the applicable four-quarter period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis;

(b)     the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, will be excluded;

(c)    the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(d)    any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(e)    any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(f)    if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Contracts applicable to such Indebtedness if such Hedging Contracts has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, (A) the sum, without duplication, of:

(a)    the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Contracts or other derivative instruments pursuant to GAAP), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, interest expense associated with any Indebtedness incurred pursuant to Section 7.07(b)(xxv) hereof, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Contracts, but in each case excluding (a) accretion or accrual of discounted liabilities not constituting Indebtedness, (b) any expense resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (c) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (d) any expensing of bridge, commitment or other financing fees; plus

(b)    the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(c)    any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(d)    all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Par Borrower (other than Disqualified Stock) or to the Par Borrower or a Restricted Subsidiary; minus

(e)    consolidated interest income of such Person and its Restricted Subsidiaries for such period; minus

(B) to the extent included in clause (A) of this paragraph, write-offs of deferred financing charges or such Person and its Restricted Subsidiaries during such period and any charge related to, or, any premium, make-whole payment or penalty paid in connection with, paying any such Indebtedness of such Person and its Restricted Subsidiaries prior to its Stated Maturity;

in each case, (and except as otherwise provided in this paragraph) on a consolidated basis and determined in accordance with GAAP.

“Foreign Lender” means any Lender (a) that is not disregarded as separate from its owner for U.S. federal income tax purposes and that is not a “United States person” as defined by Section 7701(a)(30) of the Code or (b) that is disregarded as separate from its owner for U.S. federal income tax purposes and whose regarded owner is not a “United States person” as defined by Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary that is not formed under the laws of the United States or any state of the United States or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America, which are in effect on December 31, 2018.

“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guarantors” means each of:

(1)    the Subsidiaries of the Borrowers executing this Agreement as initial Guarantors; and

(2)    any other Restricted Subsidiary of the Borrowers that becomes a Guarantor in accordance with the provisions hereunder;

and their respective successors and assigns, in each case until released from their obligations under their Subsidiary Guarantees and this Agreement in accordance with the terms hereunder; provided that Excluded Subsidiaries shall not be required to become Guarantors (but may elect, at the Par Borrower’s option, to become Guarantors).

“Hawaii Retail Property” means real property owned in fee or leased by the Borrowers or any Restricted Subsidiary that is used in, or held for use in, the Borrowers’ or such Restricted Subsidiary’s retail operations in the State of Hawaii including, without limitation, all owned or leased real estate associated with (i) retail fueling stations branded as “Hele,” “Tesoro” and “76,” (ii) convenience stores, and (iii) cardlock stations; provided that the Fair Market Value of the Hawaii Retail Property does not exceed $100.0 million.

“Hawaii Retail Property Sale and Leaseback Transaction” means any Sale and Leaseback Transaction made from time to time with respect to Hawaii Retail Property; provided that the gross cash proceeds from any such Hawaii Retail Property Sale and Leaseback Transaction do not exceed the Fair Market Value of the Hawaii Retail Property that is the subject of such Sale and Leaseback Transaction.

“Hazardous Materials” means (a) any petroleum or petroleum products, natural gas or natural gas liquids, radioactive materials, friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas, (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedge Agreement Outstanding Amount” means, (a) the amount that would be payable (as determined in the reasonable good faith judgment of the counterparties under the Pari Passu Lien Hedge Agreements, consistent with the prevailing market practice) under and in accordance with the terms of the Pari Passu Lien Hedge Agreements if the transactions under the Pari Passu Lien Hedge Agreements were terminated on the date three Business Days prior to the date of any vote requiring the approval of the Required Secured Debtholders or (b) if the transactions under such Pari Passu Lien Hedge Agreements had previously been terminated, the termination amount owing and unpaid on such date.

“Hedging Contracts” means with respect to any specified Person:

(1)    interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred;

(2)    foreign exchange contracts and currency protection agreements entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred;

(3)    any agreement that is a commodity index or a commodity swap, future or forward agreement or other similar agreement or arrangement designed to protect against fluctuations in the price of Hydrocarbons used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time;

(4)    any swap, cap, collar, floor, put, call, option, future, other derivative, spot purchase or sale, forward purchase or sale, supply or off-take, transportation agreement, storage agreement or other commercial or trading agreement in or involving crude oil, natural gas, ethanol, biofuels or electricity any feedstock, blendstock, intermediate product, finished product, refined product or other hydrocarbons product, or any other energy, weather or emissions related commodity (including any crack spread), or any prices or price indexes relating to any of the foregoing commodities, or any economic index or measure of economic risk or value, or other benchmark against which payments or deliveries are to be made (including any combination of such transactions), in each case that is designed for the purpose of fixing, hedging, mitigating or swapping risk relating to such commodities either generally or under specific contingencies; and

(5)    other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates or any adverse change in the creditworthiness of any counterparty, in each case as are entered into only in the normal course of business and not for speculative purposes.

“Hedging Obligations” means, any and all indebtedness, debts, liabilities and other obligations, howsoever arising, of the Borrowers and/or any Guarantor to the counterparties under the Hedging Contracts of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, under the Hedging Contracts and all other obligations owed by the Borrowers and the Guarantors to the counterparties under the Hedging Contracts, including any guarantee obligations in respect thereof other than Excluded Swap Obligations.

“Historical Financial Information” means (a) the audited consolidated financial statements of each of Holdings and the Acquired Business including the related consolidated balance sheets and related statements of income, partners’ equity and cash flow, for the fiscal years ended December 31, 2016 and December 31, 2017 (the “Audited Financial Statements”), and (b) the unaudited consolidated balance sheets and related statements of income, partners’ equity and cash flow for each of Holdings and the Acquired Business for the nine month period ended September 30, 2018 (the “Unaudited Financial Statements”).

“Holdings” shall have the meaning set forth in the preamble to this Agreement.

“Holdings Cap” shall have the meaning set forth in Section 3.05(a).

“Holdings Guarantee” means the guarantee by Holdings of principal and interest due and payable on the Loans as provided for in Section 3.05.

“Hydrocarbon Interests” means all rights, titles, interests and estates in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous Hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, subsurface Hydrocarbon storage leases, licenses or rights, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, asphalt, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Incremental Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.19, to make Loans of any Class hereunder, expressed as an amount representing the maximum principal amount of the Loans of such Class to be made by such Lender. The initial amount of each Lender’s Incremental Commitment of any Class, if any, is set forth in the Incremental Facility Agreement pursuant to which such Lender shall have established its Incremental Commitment of such Class.

“Incremental Effective Date” shall have the meaning set forth in Section 2.19(a).

“Incremental Facility Agreement” means an agreement in a form to be determined by the Borrowers and the Incremental Lenders providing the applicable Incremental Commitment among the Borrowers, the Administrative Agent and such Incremental Lenders, establishing Incremental Commitments of any Class and effecting such other amendments hereto and the other Loan Documents as are contemplated by Section 2.19.

“Incremental Lender” means a Lender with an Incremental Commitment or a Loan of any Class established under an Incremental Commitment. Each Incremental Lender shall be reasonably acceptable to (a) the Borrowers and (b) the Administrative Agent (but, in the case of clause (b), only to the extent the Administrative Agent would have a consent right to an assignment to such new lender under Section 10.06 hereof, such consent not to be unreasonably withheld, conditioned or delayed).

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)    in respect of borrowed money;

(2)    evidenced by bonds, notes, debentures or similar instruments;

(3)    in respect of all outstanding letters of credit issued for the account of such Person that support obligations that constitute Indebtedness (provided that the amount of such letters of credit included in Indebtedness shall not exceed the amount of the Indebtedness being supported) and, without duplication, the unreimbursed amount of all drafts drawn under letters of credit issued for the account of such Person;

(4)    in respect of bankers’ acceptances;

(5)    representing Capital Lease Obligations;

(6)    representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable or similar obligation to a trade creditor; or

(7)    representing any obligations under Hedging Contracts, other than obligations under Hedging Contracts that are incurred in the normal course of business and not for speculative purposes and do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices, crack spreads or foreign currency exchange rates or other hedged subject matter, or by reason of fees, indemnities and compensation payable thereunder;

if and to the extent any of the preceding items (other than letters of credit and obligations under Hedging Contracts) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of other Persons secured by a Lien on any asset (other than Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or Joint Venture owned by the Par Borrower or any Restricted Subsidiary, in each case, securing Indebtedness of such Unrestricted Subsidiary or Joint Venture) of the specified Person (whether or not such Indebtedness is assumed by the specified Person) (provided that the amount of such Indebtedness shall be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(A)    the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(B)    in the case of obligations under any Hedging Contracts constituting Indebtedness hereunder, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such date; and

(C)    the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

Indebtedness shall not include:

(i)     any liability for foreign, federal, state, local or other taxes;

(ii)     any liability arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such liability is extinguished within five Business Days of its incurrence;

(iii)    any liability owed to any Person in connection with workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(iv)    any Indebtedness that is satisfied and discharged or defeased by legal defeasance;

(v)    any obligations under any Intermediation Agreement, but only to the extent that such obligations are not classified as long-term debt or a current maturity of long-term debt on a balance sheet of the specified Person prepared in accordance with GAAP;

(vi)    accrued expenses and trade accounts payable arising in the ordinary course of business;

(vii)    any obligation in respect of buy-sell or similar arrangements related to benzene credits, sulfur credits or renewable fuel credits, including renewable identification numbers and diesel fuel credits; and

(viii)    any obligation arising from any agreement providing for indemnities, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or entities or similar obligations incurred by the specified Person in connection with the acquisition or disposition of assets, including, without limitation, guarantees of such Indebtedness incurred by the Par Borrower or its Subsidiaries and guarantees of such Indebtedness by the Par Borrower or its Subsidiaries.

No Indebtedness of any Person will be deemed to be contractually subordinated in right of payment to any other Indebtedness of such Person solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

“Indemnified Liabilities” shall have the meaning set forth in Section 10.05.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party hereunder or under any other Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indenture Trustee” means Wilmington Trust, National Association, in its capacity as trustee in respect of the Existing Indenture together with any permitted successor or assign in such capacity.

“Information” shall have the meaning set forth in Section 4.08.

“Insurance Subsidiary” means any Subsidiary the primary business of which is providing insurance for the benefit of Par Borrower or any of its Restricted Subsidiaries.

“Intercreditor Agreement” means that certain Collateral Trust and Intercreditor Agreement, dated as of December 21, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) among the Borrowers, the Guarantors from time to time party thereto, the Indenture Trustee, each other Secured Representative (as defined in the Intercreditor Agreement) from time to time a party thereto (including the Administrative Agent), and the Collateral Trustee.

“Interest Payment Date” means, (a) with respect to any ABR Loan, the last Business Day of each calendar quarter (being the last day of March, June, September and December of each year), and (b) otherwise, the last day of the Interest Period applicable to the Loan and, in the case of a Loan with an Interest Period of more than three months’ duration each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Loan and, in addition, the date of any conversion of such Loan to an ABR Loan.

“Interest Period” means as to any Loan (other than an ABR Loan), the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Loan, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 3 months thereafter or the date any Loan (other than an ABR Loan) is effectively converted to an ABR Loan in accordance with Section 2.08 or repaid or prepaid in accordance with Section 2.05 or Section 2.11 or on the Maturity Date; provided that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing of a Loan initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Period Election Request” means a request by the Borrowers to elect an Interest Period in accordance with Section 2.18.

“Intermediation Agreement” means, as applicable, (a) the J. Aron Intermediation Agreement, (b) the BAML Intermediation Agreement, and (c) any crude oil or other feedstock supply agreements, natural gas supply agreements, hydrogen supply agreements, or off-take agreements relating to intermediate or refined products, in each case entered into by the Par Borrower or any of its Subsidiaries and an Intermediation Counterparty for purposes of facilitating a customary intermediation arrangement, together with all related storage agreements, marketing and sales agreements, agency agreements, security agreements, account control agreements, other collateral documents and other ancillary agreements among such parties, in each case as any of the same may be extended, renewed, amended, supplemented, restated, amended and restated or otherwise modified from time to time, or refinanced and/or replaced with another Intermediation Agreement from time to time and in whole or in part; provided that (i) the terms of any Intermediation Agreement described in this clause (c) shall be (A) on the then prevailing market terms or (B) not materially more disadvantageous to the Lenders, taken as a whole, as compared to the terms of the J. Aron Intermediation Agreement or BAML Intermediation Agreement in effect on the date hereof, taken as a whole, in each case of clause (A) or (B), as determined in good faith by an Authorized Officer of the Par Borrower, and (ii) no Intermediation Agreement shall provide for any lien on any assets other than Intermediation Collateral.

“Intermediation Collateral” means, with respect to the Par Borrower or any of its Subsidiaries that is party to an Intermediation Agreement all of the following property or assets of such party: (a) all inventory; (b) all receivables other than receivables constituting identifiable proceeds of Collateral for the Loans or the Senior Notes; (c) all renewable identification numbers; (d) all investment property, chattel paper, general intangibles (excluding trademarks, trade names and other intellectual property), documents, commercial tort claims and instruments, in each case, to the extent relating to items in clauses (a), (b) and (c) (but for the avoidance of doubt, excluding Equity Interests of each Subsidiary); (e) all deposit accounts and other bank and securities accounts (excluding any Collateral Account) and cash and Cash Equivalents; (f) books and records relating to clauses (a) through (e); and (g) all proceeds of (including proceeds of business interruption and other insurance), and supporting obligations (including letter of credit rights) with respect to, any of the foregoing; provided that “Intermediation Collateral” shall not include any of the foregoing assets to the extent such assets are excluded pursuant to the express agreement of the applicable Intermediation Counterparty. “Intermediation Collateral” includes the J. Aron Intermediation Collateral and the BAML Intermediation Collateral.

“Intermediation Counterparty” means any counterparty to an Intermediation Agreement with the Par Borrower or any Subsidiary and any permitted successor or assign of such counterparty.

“Internally Generated Cash” means, with respect to any period, any cash of the Borrowers or any Subsidiary generated during such period, excluding proceeds of Asset Sales and Events of Loss and any cash that is generated from an incurrence of Indebtedness, an Equity Offering or a capital contribution.

“Investment Grade Securities” means:

(1)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof,

(2)    debt securities or debt instruments with an investment grade rating (but not including any debt securities or instruments constituting loans or advances among the Par Borrower and its Subsidiaries),

(3)    investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) above which fund may also hold immaterial amounts of cash pending investment or distribution, and

(4)    corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), extensions of credit, advances or capital contributions (excluding (1) commission, travel and similar advances to officers, directors, employees and consultants made in the ordinary course of business and (2) advances to customers and suppliers in the ordinary course of business or that are recorded as accounts receivable or prepaid expenses on the balance sheet), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. In no event shall a guarantee of an operating lease or other business contract of the Borrowers or any Restricted Subsidiary be deemed an Investment. If any Borrower or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Par Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Par Borrower will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in Section 7.05(c) hereof. The acquisition by any Borrower or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by such Borrower or such Restricted Subsidiary in such third Person only if such Investment was made in contemplation of or in connection with the acquisition of such Person by such Borrower or such Restricted Subsidiary and the amount of any such Investment shall be determined as provided in Section 7.05(c) hereof.

“IRS” shall mean the U.S. Internal Revenue Service or any successor Governmental Authority.

“J. Aron” shall have the meaning set forth in the definition of “J. Aron Intermediation Agreement.”

“J. Aron Intermediation Agreement” means that certain Amended and Restated Supply and Offtake Agreement dated as of December 21, 2017, as amended prior to or on the date hereof, by and between J. Aron & Company LLC (“J. Aron”) and Par Hawaii Refining, LLC, together with all related storage agreements, marketing and sales agreements, agency agreements, security agreements, account control agreements, other collateral documents and other ancillary agreements among such parties, in each case as any of the same may be extended, renewed, amended, supplemented, restated, amended and restated or otherwise modified from time to time, or refinanced and/or replaced with another Intermediation Agreement from time to time and in whole or in part; provided that no J. Aron Intermediation Agreement shall provide for any lien on any assets other than J. Aron Intermediation Collateral.

“J. Aron Intermediation Collateral” means, with respect to Par Hawaii Refining, LLC (“PHR”) all of the following property and assets of PHR: (a) all inventory; (b) all receivables other than receivables constituting identifiable proceeds of Collateral for the Loans or the Senior Notes; (c) all renewable identification numbers; (d) all investment property, chattel paper, general intangibles (excluding trademarks, trade names and other intellectual property), documents, commercial tort claims and instruments, in each case, to the extent relating to items in clauses (a), (b) and (c) (but for the avoidance of doubt, excluding Equity Interests of each Subsidiary); (e) all deposit accounts and other bank and securities accounts (excluding any Collateral Account) and cash and Cash Equivalents; (f) books and records relating to clauses (a) through (e); and (g) all proceeds of (including proceeds of business interruption and other insurance), and supporting obligations (including letter of credit rights) with respect to, any of the foregoing; provided that “J. Aron Intermediation Collateral” shall not include any of the foregoing assets to the extent such assets are excluded pursuant to the express agreement of J. Aron.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Par Borrower in which any Borrower or any Restricted Subsidiary makes any Investment.

“Joint Bookrunners” means Goldman Sachs Bank USA, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, each in its capacity as a bookrunner in respect of the Facility.

“Judgment Currency” shall have the meaning set forth in Section 10.18(b).

“Junior Indebtedness” means any Indebtedness for borrowed money that is expressly subordinated in right of payment and/or security to the Indebtedness incurred hereunder or is unsecured (including any Permitted Refinancing Indebtedness in respect thereof to the extent constituting Junior Indebtedness).

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Class of Commitments or Loans that is outstanding hereunder on such date of determination.

“Lead Arrangers” means Goldman Sachs Bank USA, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, each in its capacity as a lead arranger in respect of the Facility.

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lending Office” means, as to any Lender, the applicable branch, office, Affiliate or account (if appropriate) of such Lender designated by such Lender to make Loans to the Borrowers.

“LIBOR” means with respect to any LIBOR Borrowing for any Interest Period:

(a)    the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Reuters LIBOR 01 screen (or any successor thereto) that displays the London interbank offered rate administered by ICE Benchmark Administration Limited for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (the “LIBOR Screen Rate”), determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period (or, in the case of clause (c) of the definition of Alternate Base Rate, approximately 11:00 a.m. (London time) on the date referenced in such clause (c)); or

(b)    if the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays the London interbank offered rate administered by ICE Benchmark Administration Limited for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period (or, in the case of clause (c) of the definition of Alternate Base Rate, approximately 11:00 a.m. (London time) on the date referenced in such clause (c)); or

(c)    if the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in U.S. Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Borrowing being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London branch to major banks in the offshore U.S. Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period (or, in the case of clause (c) of the definition of Alternate Base Rate, approximately 11:00 a.m. (London time) on the date referenced in such clause (c)).

Notwithstanding anything contained herein to the contrary, and without limiting the provisions of Section 2.08, in the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the LIBOR rate has been discontinued or determines that LIBOR is no longer used as an industry-accepted reference rate for loans of a similar type to the Loans, and that there exists, at such time, a broadly accepted market convention for determining a rate of interest for syndicated loans in the United States in lieu of the LIBOR Screen Rate, and the Administrative Agent shall have given notice of such determination to the Borrower Representative and each Lender (it being understood that the Administrative Agent shall have no obligation to make such determination and/or to give such notice), then the Administrative Agent and the Borrowers shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable.

Notwithstanding anything to the contrary in Section 10.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this paragraph (but only to the extent the LIBOR Screen Rate for the applicable Interest Period is not available or published at such time on a current basis), (x) no Loans may be made as, or converted to, LIBOR Loans, and (y) any Notice of Borrowing or notice of conversion of the Loans from ABR Loans to LIBOR Loans given by the Borrower with respect to LIBOR Loans shall be deemed to be rescinded by the Borrower.

Notwithstanding the foregoing, LIBOR shall at no time be less than 0% per annum.

“LIBOR Borrowing” means a Borrowing comprised of LIBOR Loans.

“LIBOR Loan” means a Loan bearing interest at a rate equal to the Adjusted LIBOR plus the Applicable Margin.

“LIBOR Screen Rate” shall have the meaning specified in the definition of “LIBOR”.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including (1) any conditional sale or other title retention agreement, (2) any lease in the nature thereof, (3) any option or other agreement to sell or give a security interest and (4) any filing, authorized by or on behalf of the relevant grantor, of any financing statement under the UCC (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Lien Priority Confirmation” means, as to any additional Series of Secured Debt, the written agreement of the holders of such additional Series of Secured Debt, or their applicable Secured Representative, for the enforceable benefit of all holders of each existing and future Series of Secured Debt and each existing and future Secured Representative with respect thereto:

(a)    that such Secured Representative and all other holders of obligations in respect of such Series of Secured Debt are bound by the provisions of the Intercreditor Agreement;

(b)    consenting to and directing the Collateral Trustee to act as agent for such Series of Secured Debt or such Secured Representative, as applicable, and perform its obligations under the Intercreditor Agreement and the other Security Documents; and

(c)     that all Secured Obligations will be and are secured equally and ratably by all Liens at any time granted by the Borrowers or any other grantor to secure any obligations in respect of such Series of Secured Debt, whether or not upon property otherwise constituting collateral for such Series of Secured Debt, and that all such Liens will be enforceable by the Collateral Trustee for the benefit of all holders of Secured Obligations equally and ratably; provided that the foregoing shall not apply to Liens granted with respect to separate collateral that are permitted by hereunder.

“Loan Documents” means this Agreement, the Security Agreement, the Security Documents, the Fee Letters, any promissory note issued by the Borrowers under this Agreement, any Extension Amendment Agreement, any Incremental Facility Agreement and any intercreditor agreement with respect to this Agreement and the Loans entered into on or after the Closing Date to which the Administrative Agent or Collateral Trustee is a party on behalf of the Lenders (including the Intercreditor Agreement).

“Loan Obligations” means Obligations in respect of the Loans, this Agreement, the Security Agreement and the Security Documents.

“Loans” means (i) Closing Date Loans and (ii) any other loans made by Lenders to the Borrowers hereunder after the Closing Date.

“Material Adverse Change” means a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrowers and the Subsidiaries, taken as a whole, that, individually or in the aggregate, would materially adversely affect (a) the ability of the Borrowers and the other Credit Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Loan Documents or (b) the rights and remedies of the Administrative Agent and the Lenders under this Agreement or under any of the other Loan Documents.

“Material Contract” means each contract, undertaking, agreement or other instrument (other than any agreement, document or instrument governing or evidencing, or providing for Liens, security interests or guarantees securing or supporting, any Indebtedness for borrowed money (including the Loan Documents)) to which any Credit Party or any of their respective Subsidiaries is a party or by which they or any of their properties is bound for which breach, nonperformance, cancellation or failure to renew would reasonably be expected to result in a Material Adverse Change.

“Material Indebtedness” means any (i) Indebtedness under the ABL Credit Agreement, and (ii) any other Indebtedness with an aggregate principal amount greater than $10.0 million.

“Material Real Property” (a) any individual real property owned in fee by the Borrowers or any Guarantor (other than Hawaii Retail Property) if the Fair Market Value is greater than or equal to $3.0 million and (b) to the extent that the aggregate Fair Market Value of all real property owned by the Borrowers or any Guarantors not then subject to a Mortgage in favor of the Collateral Trustee (other than the Hawaii Retail Property) exceeds $15.0 million in the aggregate, any one or more individual real properties such that the remaining real property not then subject to a Mortgage in favor of the Collateral Trustee has an aggregate Fair Market Value of not more than $15.0 million.

“Maturity Date” means the seventh anniversary of the Closing Date; provided that with respect to any Class of Loans established pursuant to Section 2.19 or 2.20, “Maturity Date” means the final maturity date specified therefor in the Incremental Facility Agreement or Extension Amendment Agreement with respect thereto, as applicable.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgages” means, the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents securing Liens on the Premises, as well as the other Collateral secured by and described in the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Borrowers or any of the Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but excluding any non-cash consideration deemed to be cash for purposes of Sections 2.05 and 7.08 hereof), net of:

(a)    the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees and sales commissions, severance costs and any relocation expenses incurred as a result of the Asset Sale;

(b)    taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements;

(c)    amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset Sale; and

(d)    any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by the Borrowers or any of the Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Borrowers or the Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Non-Consenting Lender” shall have the meaning set forth in Section 10.07(b).

“Non-Recourse Debt” means Indebtedness:

(1)     as to which none of the Borrowers nor any of the Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) is the lender;

(2)     no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Borrowers or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)     as to which the lenders will not have any recourse to the Capital Stock or assets of the Borrowers or any Restricted Subsidiary except as contemplated by clause (10) of the definition of “Permitted Liens.”

For purposes of determining compliance with Section 7.07 hereof, in the event that any Non-Recourse Debt of any of the Borrowers’ Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Par Borrower.

“Note” means any promissory note issued to a Lender that evidences the Loans extended by such Lender to the Borrowers.

“Notice of Borrowing” shall have the meaning set forth in Section 2.02.

“Obligations” means any principal, interest, penalties, fees, expenses, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities (including all interest, fees and expenses accruing after the commencement of any insolvency or bankruptcy proceeding at the rate provided for in the documentation with respect thereto, even if such interest, fees and expenses are not enforceable, allowable or allowed as a claim in such proceeding) and guarantees of payment of such Obligations under any Loan Documents or ABL Documents, as the case may be.

“Obligee Guarantor” shall have the meaning set forth in Section 3.10.

“Officers’ Certificate” means a certificate signed on behalf of the Borrower Representative by an Authorized Officer of the Borrower Representative, who must be the principal executive officer, the principal operating officer, the principal financial officer, the treasurer, the principal accounting officer or the general counsel of the Borrower Representative that meets the requirements hereunder.

“Other Taxes” means any and all present or future stamp, registration, documentary, intangible, recording, filing or any other excise, property or similar Taxes arising from any payment made hereunder or made under any other Loan Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Loan Document; provided that such term shall not include any of the foregoing Taxes that result from an assignment, grant of a participation pursuant to Section 10.06(c) or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Loan Document (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a connection between the assignor/participating Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising solely from any Loan Documents or any transactions contemplated thereunder), except to the extent that any such action described in this proviso is requested or required by the Borrowers.

“Overnight Rate” means, for any day the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Par Borrower” shall have the meaning set forth in the preamble to this Agreement.

“Pari Passu Indebtedness” means Indebtedness and other obligations that ranks equally in right of payment to the Loans and the Subsidiary Guarantees (without giving effect to collateral arrangements).

“Pari Passu Lien Hedge Agreements” means any contracts, transactions, agreements or arrangements that qualify as Hedging Contracts under clause (3), (4) or (5) of such term and that have been designated by any Borrower or any Guarantor, as applicable, by written notice to the Collateral Trustee and the ABL Collateral Agent, as Pari Passu Lien Hedge Agreements.

“Pari Passu Lien Priority” means, relative to specified Indebtedness and other obligations, having a Lien priority on the Collateral that is equal to the Lien priority of the Loans and the Subsidiary Guarantees on the Collateral.

“Pari Passu Term Loan Indebtedness” means (a) any Pari Passu Lien Hedge Agreements, and (b) any Loans after the Closing Date and any other Indebtedness that has a stated maturity date that is later than the Loans and that is permitted to have Pari Passu Lien Priority relative to the Loans and the Subsidiary Guarantees with respect to the Collateral and is not secured by any other assets; provided that, in each case, an authorized representative of the holders of such Indebtedness (other than any Loans) shall have executed a joinder to the Security Documents in the form provided therein.

“Participant” shall have the meaning set forth in Section 10.06(c)(i).

“Participant Register” shall have the meaning set forth in Section 10.06(c)(ii).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto

“Pension Act” means the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time.

“Permitted Business” means (a) any business conducted or contemplated to be conducted by the Par Borrower, Holdings and their respective Subsidiaries on the date hereof, including without limitation: (1) gathering, storing, transporting, terminalling, processing, dehydrating, refining or marketing Hydrocarbons and supporting logistics operations, or activities or services similar, reasonably related, complementary, incidental, supplemental or ancillary thereto and reasonable extensions, developments or expansions thereof; (2) the acquisition, exploration, development, production, operation and disposition of interests in oil, gas and other Hydrocarbon Interests, (3) any business relating to exploration for or development, production, treatment, processing, storage, transportation, marketing or sale of oil, gas and other minerals and products produced in association therewith; (4) power generation, transmission and sale, including from renewable energy sources; (5) production and sale of biofuels; (6) any natural resource business including mining, quarrying, processing and sale of minerals, rock and aggregates; and (7) production and sale of asphalt and concrete and concrete products; and (b) any other business reasonably related, complementary or ancillary to the business described in clause (a) of this definition and reasonable expansions or extensions thereof, including entering into Hedging Contracts in the ordinary course of business and not for speculative purposes to support these businesses and the development, manufacture and sale of equipment or technology related to these activities.

“Permitted Business Investment” means Investments by the Borrowers or any of the Restricted Subsidiaries in any Unrestricted Subsidiary of the Borrowers or in any Joint Venture made in the ordinary course of the Permitted Business; provided that:

(1)    (a) at the time of such Investment and immediately thereafter, the Borrowers could incur $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in Section 7.07(a) hereof and (b) such Investment does not exceed the aggregate amount of Incremental Funds (as defined in Section 7.05(a)(iv)(3)(f) hereof) not previously expended at the time of making such Investment;

(2)    if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Unrestricted Subsidiary or Joint Venture that is recourse to the Borrowers or any Restricted Subsidiaries (which shall include, without limitation, all Indebtedness of such Unrestricted Subsidiary or Joint Venture for which the Borrowers or any Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including, without limitation, any “claw-back,” “make-well” or “keep-well” arrangement) could, at the time such Investment is made, be incurred at that time by the Borrowers and Restricted Subsidiaries under the Fixed Charge Coverage Ratio test set forth in Section 7.07(a) hereof; and

(3)    such Unrestricted Subsidiary’s or Joint Venture’s activities are not outside the scope of the Permitted Business.

“Permitted Debt” shall have the meaning set forth in Section 7.07(b).

“Permitted Holdings Payments” means the declaration and payment of dividends or distributions by the Borrowers or any of the Restricted Subsidiaries to, or the making of loans to, any direct or indirect parent of the Par Borrower in amounts sufficient for any direct or indirect parent of the Par Borrower to pay, in each case without duplication:

(1)    franchise taxes, excise taxes and other fees, taxes and expenses, in each case, to the extent required to maintain their existence or to conduct business in a jurisdiction;

(2)    so long as the Par Borrower is (x) treated as a pass-through or disregarded entity for tax purposes, and of which any direct or indirect parent of the Par Borrower is an owner, member or partner (directly or through one or more entities that are treated as pass-through entities for tax purposes) or (y) a member of an affiliated, consolidated, combined, unitary or similar group that includes any direct or indirect parent of the Par Borrower, amounts equal to the amounts of federal, state and local income taxes that would be owed (or estimated would be owed), to the extent such income taxes are attributable to the income of the Borrowers or one or more of the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts equal to the amounts that would be required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments or loans in any fiscal year does not exceed the amount that the Borrowers and the Restricted Subsidiaries would be hypothetically required to pay in respect of federal, state and local taxes for such fiscal year as if the Borrowers and the Restricted Subsidiaries (and Unrestricted Subsidiaries, to the extent described above) computed and filed their tax returns on a stand-alone basis and did not take into account net operating losses or carryforwards or other tax attributes of any direct or indirect parent of the Par Borrower or such parent’s Affiliates;

(3)    so long as the Par Borrower is a member of an affiliated or consolidated group for U.S. federal income tax purposes, payments made under Section 4 of the Tax Sharing Agreement effective April 1, 2014, or any successor or extended agreement, whether to Holdings or any Affiliate of Holdings and whether renewed as a payment in lieu of taxes, compensation or indemnity, in each case without duplication with payments made under (1) or (2) above;

(4)    (x) salary, bonus and other benefits payable to employees, consultants, directors, officers and managers of any direct or indirect parent of the Par Borrower and (y) indemnification claims made by employees, consultants, directors, officers and managers of the Par Borrower or any direct or indirect parent of the Par Borrower;

(5)    general corporate administrative, operating and overhead costs and expenses of any direct or indirect parent of the Par Borrower including but not limited to software and other intellectual property license, fees and expenses of independent auditors, reserve engineers and legal counsel to such direct or indirect parent of the Par Borrower;

(6)    fees and expenses related to any equity or debt offering or acquisition by any direct or indirect parent of the Par Borrower or its Subsidiaries (whether or not successful);

(7)    payments to fund investments by any direct or indirect parent of the Par Borrower that would otherwise be permitted to be made under Section 7.05 hereof if made by the Par Borrower; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such investment; (B) such direct or indirect parent of the Par Borrower shall, immediately following the closing thereof, cause (i) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Borrowers or any of the Restricted Subsidiaries or (ii) the merger or amalgamation of the Person formed or acquired into the Borrowers or any of the Restricted Subsidiaries in order to consummate such investment; (C) such direct or indirect parent company and its Affiliates (other than the Borrowers or any of the Restricted Subsidiaries) receives no consideration or other payment in connection with such transaction except to the extent the Borrowers or any of the Restricted Subsidiaries could have given such consideration or made such payment in compliance with this Agreement (in which case, the Par Borrower will be deemed to have given such consideration or made such payment for purposes hereunder); and (D) such investment shall be deemed to be made by the Borrowers or such Restricted Subsidiary pursuant to another provision under Section 7.05 hereof or pursuant to the definition of “Permitted Investments”;

(8)    payments from proceeds attributable to Hawaii Retail Property Sale and Leaseback Transactions or to purchase, redeem, defease, or otherwise acquire or retire for value any obligations or Indebtedness incurred in connection with Hawaii Retail Property Sale and Leaseback Transactions and any amendments, renewals, extensions, refundings, restructurings, replacements or refinancings of such obligations or Indebtedness, in whole or in part (and whether with the original counterparties to such Hawaii Retail Property Sale and Leaseback Transactions or one or more replacement or additional counterparties) including, for the avoidance of doubt, obligations and Indebtedness under leases created in connection with Hawaii Retail Property Sale and Leaseback Transactions; and

(9)    payments of principal, interest on, and mandatory repurchases or redemptions with respect to, senior indebtedness of Holdings existing on the date hereof (including the Existing Convertible Notes); provided that, prior to or simultaneously with such repurchase or redemption, the Par Borrower shall have complied with Section 7.08 if applicable and repaid the Loans in accordance with Section 2.05, as the case may be.

“Permitted Investments” means:

(1)    any Investment in the Borrowers or any Restricted Subsidiary (including, without limitation, through purchases of Senior Notes);

(2)    any Investment in Cash Equivalents or Investment Grade Securities;

(3)    any Investment by the Borrowers or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a)    such Person becomes a Restricted Subsidiary; or

(b)    such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, a Borrower or a Restricted Subsidiary;

and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4)    any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 7.08 hereof or from any other disposition of assets not constituting an Asset Sale;

(5)    any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Borrowers, Holdings or any other direct or indirect parent of the Par Borrower;

(6)    any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of a foreclosure by the Borrowers or any Restricted Subsidiaries with respect to any secured Investment in default or (B) litigation, arbitration or other disputes with Persons who are not Affiliates of the Borrowers and their respective Subsidiaries;

(7)    Hedging Contracts entered into in the ordinary course of business and not for speculative purposes;

(8)    Permitted Business Investments;

(9)    loans or advances to employees of the Borrowers or any Restricted Subsidiaries that are approved by a majority of the disinterested members of the Board of Directors of the Par Borrower or a parent of the Par Borrower, in an aggregate principal amount of $2.5 million at any one time outstanding;

(10)    any Investment existing on, or made pursuant to a binding commitment existing on, the date hereof and any Investment consisting of an extension, modification or renewal of any such Investment; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date hereof or (b) as otherwise permitted hereunder;

(11)    other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) since the date hereof, not to exceed the greater of (a) $35 million and (b) 5.0% of the Par Borrower’s Consolidated Net Tangible Assets at the time of such Investment;

(12)    Investments arising as a result of any Permitted Receivables Financing;

(13)    guarantees of Indebtedness of the Borrowers or any Restricted Subsidiary or Guarantor which Indebtedness is permitted under Section 7.07 hereof;

(14)    Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment; and

(15)    Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons.

The Borrower Representative may classify (or later reclassify) any Investment in any one or more of the above categories (including in part in one category and in part another category).

“Permitted Liens” means:

(1)    Liens on assets (other than the Collateral) securing Indebtedness incurred pursuant to Section 7.07(b)(i) hereof and related Obligations and Hedging Obligations and Cash Management Obligations;

(2)    Liens securing (i) the Loans issued under this Agreement, or the Subsidiary Guarantees and (ii) the Senior Notes permitted to be incurred under Section 7.07 hereof; provided that, in the case of this clause (ii), an authorized representative of the holders of such Indebtedness shall be a party to the Intercreditor Agreement;

(3)    Liens in favor of the Borrowers or any Restricted Subsidiary or Guarantor;

(4)    Liens on property or Capital Stock of a Person existing at the time such Person is acquired by, merged with or into or consolidated with the Borrowers or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets (other than improvements thereon, accessions thereto and proceeds and products thereof) other than those of the Person acquired, merged into or consolidated with the Borrowers or the Restricted Subsidiary;

(5)    Liens on property existing at the time of acquisition of the property by the Borrowers or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Borrowers or the Restricted Subsidiary;

(6)    any interest or title of a lessor to the property subject to a Capital Lease Obligation or operating lease;

(7)    Liens to secure Indebtedness incurred in accordance with Section 7.07(b)(v) hereof; provided that:

(a)    the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred hereunder and does not exceed the cost of the assets or property so acquired or constructed (plus applicable fees and expenses); and

(b)    such Liens are created within 180 days of the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of the Borrowers or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto and the proceeds and products thereof;

(8)    Liens existing on the date hereof or to be granted pursuant to agreements existing on the date hereof;

(9)    Liens to secure the performance of tenders, bids, statutory obligations, surety or appeal bonds, trade contracts, government contracts, operating leases, performance bonds or other obligations of a like nature, and deposits as security for contested taxes or for the payment of rent, in each case incurred in the ordinary course of business;

(10)    Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the Borrowers or any Restricted Subsidiary to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture and any encumbrance or restriction (including put and call arrangements, drag-along provisions, tag-along provisions, rights of first offer or rights of first refusal) or similar arrangements with respect to Equity Interests of any Joint Venture;

(11)    Liens on pipelines, Hydrocarbon storage facilities, refineries or other facilities or equipment that arise by operation of law;

(12)    Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, participation and development agreements, farmout and farm-in agreements, contracts for drilling, operating and producing property, contracts for construction, repair or improvement to equipment or property, division orders, contracts for purchase and sale of Hydrocarbons, interconnection agreements, contracts for transportation, processing, fractionation, storage or exchange of Hydrocarbons, unitization and pooling declarations, orders and agreements, area of mutual interest agreements, gas balancing or deferred production agreements, production sharing agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits, licenses or agreements, or production payment agreements and interests, in each case, arising in the ordinary course of business of the Borrowers and the Restricted Subsidiaries and as customary in the Permitted Business;

(13)    Liens upon specific items of inventory, receivables or other goods or proceeds therefrom of the Borrowers or any of the Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds therefrom and permitted under Section 7.07 hereof;

(14)    Liens to secure performance of Hedging Contracts, or letters of credit issued in connection therewith, of the Borrowers or any of the Restricted Subsidiaries entered into in the ordinary course of business and not for speculative purposes;

(15)    Liens securing any insurance premium financing under customary terms and conditions; provided that no such Lien may extend to or cover any assets or property other than the insurance being acquired with such financing, proceeds thereof and any unearned or refunded insurance premiums related thereto;

(16)    other Liens incurred by the Borrowers or any of the Restricted Subsidiaries; provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness then outstanding and secured by any Liens incurred pursuant to this clause (16) does not exceed the greater of (a) $30.0 million and (b) 5.0% of the Par Borrower’s Consolidated Net Tangible Assets at such time;

(17)    Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred hereunder; provided that (a) the new Lien shall be limited to all or part of the same property and assets that secured the original Lien and the proceeds and products thereof, and (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(18)    Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits;

(19)    Liens for taxes, assessments or governmental charges or claims that are not yet overdue by more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(20)    carriers’, warehousemen’s, landlords’, mechanics’, suppliers’, contractors’, subcontractors’, materialmen’s and repairmen’s and similar Liens, or Liens in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of customs duties, in each case (whether imposed by law or agreement) incurred in the ordinary course of business;

(21)    licenses, entitlements, servitudes, easements, rights-of-way, restrictions, reservations, covenants, conditions, utility agreements, rights of others to use easements, rights of way, sewers, electric lines and telegraph and telephone lines, minor imperfections of title, minor survey defects, minor encumbrances or other similar restrictions on the use of any real property, including zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business, that were not incurred in connection with Indebtedness and do not, in the aggregate, materially diminish the value of said properties or materially interfere with their use in the operation of the business of the Borrowers or any of the Restricted Subsidiaries;

(22)    leases, subleases, licenses, sublicenses or other occupancy agreements granted to others in the ordinary course of business which do not secure any Indebtedness and which do not materially interfere with the ordinary course of business of the Borrowers or any of the Restricted Subsidiaries;

(23)    with respect to any leasehold interest where the Borrowers or any of the Restricted Subsidiaries is a lessee, tenant, subtenant or other occupant, mortgages, obligations, Liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or sublandlord of such leased real property encumbering such landlord’s or sublandlord’s interest in such leased real property;

(24)    Liens arising from UCC financing statement filings regarding precautionary filings, consignment arrangements or operating leases entered into by the Borrowers or any of the Restricted Subsidiaries granted in the ordinary course of business;

(25)    Liens (i) of a collection bank arising under Section 4-210 of the New York Uniform Commercial Code on items in the course of collection, (ii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) within general parameters customary in the banking industry or (iii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business;

(26)    Liens securing judgments for the payment of money not constituting an Event of Default hereunder pursuant to Section 8.01(h) hereof, so long as such Liens are adequately bonded;

(27)    deposits made in the ordinary course of business to secure liability to insurance carriers;

(28)    Liens arising out of conditional sale, title retention, consignment or similar arrangements, or that are contractual rights of set-off, relating to the sale or purchase of goods entered into by the Borrowers or any of the Restricted Subsidiaries in the ordinary course of business;

(29)    Liens arising under any Permitted Receivables Financing;

(30)    Liens on Capital Stock issued by, or any property or assets of, any Foreign Subsidiary securing Indebtedness incurred by a Foreign Subsidiary in compliance with Section 7.07 hereof;

(31)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.07 hereof; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(32)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(33)    Liens solely on any cash earnest money deposits made by the Borrowers or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement not prohibited hereunder;

(34)    Liens on Intermediation Collateral pursuant to the terms of any Intermediation Agreement;

(35)    Liens securing Pari Passu Term Loan Indebtedness permitted to be incurred under Section 7.07 hereof; provided that, at the time of incurrence of such Pari Passu Indebtedness and after giving pro forma effect thereto, the Secured Leverage Ratio would be no greater than 2.5 to 1.0;

(36)    Liens securing obligations and Indebtedness incurred in accordance with Section 7.07(b)(xix) hereof and the other applicable provisions hereunder;

(37)    agreements to subordinate any interest of the Borrowers or any of the Restricted Subsidiaries in any accounts receivable or other proceeds arising from inventory consigned by any Borrower or any of the Restricted Subsidiaries pursuant to an agreement entered into in the ordinary course of business; and

(38)    Liens securing obligations and Indebtedness incurred in connection with Hawaii Retail Property Sale and Leaseback Transactions pursuant to Section 7.07(b)(xxiv) hereof, and any amendments, renewals, extensions, refundings, restructurings, replacements or refinancings thereof, in whole or in part, and whether with the original counterparties to such Hawaii Retail Property Sale and Leaseback Transactions or one or more replacement or additional counterparties.

The Borrower Representative may classify (or later reclassify) any Lien in any one or more of the above categories (including in part in one category and in part another category). For purposes of this definition, the term “Indebtedness” and “Permitted Refinancing Indebtedness” shall be deemed to include all interest, fees and expense due thereon.

“Permitted Receivables Financing” means any receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires accounts receivable of the Borrowers or any of the Restricted Subsidiaries and enters into a third party financing thereof on terms that the Board of Directors of the Par Borrower has concluded are customary and market terms fair to the Borrowers and the Restricted Subsidiaries.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrowers and the Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Borrowers and the Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)    the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses, premiums and make-whole payments incurred in connection therewith);

(2)    such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)    if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is contractually subordinated in right of payment to the Loans or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is contractually subordinated in right of payment to the Loans or the Subsidiary Guarantees on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)    such Indebtedness is not incurred (other than by way of a guarantee) by a Restricted Subsidiary that is not a Guarantor if the Par Borrower is the issuer or other primary obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

Notwithstanding the preceding, any Indebtedness incurred under Credit Facilities pursuant to Section 7.07 hereof shall be subject only to the refinancing provision in the definition of Credit Facilities and not pursuant to the requirements set forth in the definition of Permitted Refinancing Indebtedness.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“PHR” shall have the meaning set forth in the definition of “J. Aron Intermediation Collateral.”

“Plan” means any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding six plan years maintained for or contributed to by (or to which there is or was an obligation to contribute or to make payments to) the Borrowers or an ERISA Affiliate.

“Platform” shall have the meaning set forth in Section 10.19(a).

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Premises” means any property that is required hereunder to be subject to a Mortgage in favor of the Collateral Trustee.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (or, if such Person does not publicly announce such a rate, the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty largest banks), as in effect from time to time). The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Rata Extension Offers” shall have the meaning set forth in Section 2.20(a).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” shall have the meaning set forth in Section 10.19(a).

“Purchase and Sale Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Qualified ECP Guarantor” means, in respect of any Hedging Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the Subsidiary Guarantee or grant of the relevant security interest becomes effective with respect to such Hedging Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers executed by (a) the Borrowers, (b) the Administrative Agent and (c) each lender that agrees to provide any portion of the Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.21.

“Refinancing Indebtedness” means Indebtedness consisting of any new term loan facilities used to refinance existing Loans entered into with the consent of the Borrowers and the institutions providing such new term loan facility; provided that (i) all of the proceeds of such Indebtedness are substantially concurrently applied to permanently repay in whole or in part the

Loans and such Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Loans being refinanced except by an amount equal to (x) accrued interest and premium plus (y) upfront fees and OID plus (z) other fees and expenses paid, in each case with respect to such Indebtedness, (ii) the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the Weighted Average Life to Maturity of the Loans, and the maturity date applicable to such Indebtedness shall be no earlier than, the Latest Maturity Date in effect at the time of incurrence of such Indebtedness, (iii) any such Indebtedness that is subordinated, unsecured or secured on a junior lien basis shall not mature, or have scheduled amortization, prior to the date that is 91 days following the Latest Maturity Date in effect at the time of incurrence of such Indebtedness, (iv) the covenants and events of default of such Indebtedness (excluding pricing and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole as determined by the Borrower Representative in its reasonable judgment) no more favorable to the lenders providing such Indebtedness than, those applicable to the Facility (except for covenants and events of default or other provisions applicable only to periods after the Latest Maturity Date existing at the time of such refinancing), (v) there shall be no borrowers or guarantors in respect of any such Indebtedness that are not the Borrowers or a Guarantor, (vi) if secured, such Indebtedness shall not be secured by any assets that do not constitute Collateral for the Facility and may not be secured pursuant to security documentation that is more restrictive to the Borrowers and the Guarantors than the Loan Documents and (vii) any mandatory or voluntary repayments of any such Indebtedness may not be made except to the extent that prepayments are made, to the extent required under the Facility and any other Pari Passu Indebtedness, first pro rata to the Facility and any such Indebtedness that are secured on a pari passu basis.

“Register” shall have the meaning set forth in Section 10.06(b)(iv).

“Regulation T” means Regulation T of the Board as from time to time in effect and any successor to all or any portion thereof establishing margin requirements.

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor to all or any portion thereof establishing margin requirements.

“Regulation X” means Regulation X of the Board as from time to time in effect and any successor to all or any portion thereof establishing margin requirements.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents and members of such Person or such Person’s Affiliates and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Replacement Assets” means:

(1)    as used in connection with any ABL Collateral, current tangible assets, and, as used in connection with any Collateral, any non-current tangible assets that, in each case, will be used or useful in a Permitted Business; or

(2)    substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Domestic Subsidiary (or a Restricted Subsidiary solely to the extent the assets being replaced were sold by a Foreign Subsidiary).

“Reportable Event” means an event described in Section 4043(c) of ERISA and the regulations thereunder, other than any event as to which the 30-day notice period has been waived.

“Required Lenders” means, at any time, Lenders having outstanding Loans and unused Commitments that, taken together, represent more than 50% of the sum of all outstanding Loans and unused Commitments at such time.

“Required Secured Debtholders” means, at any time, the holders of more than 50% of the sum of (as determined by the Secured Representatives):

(1)     the aggregate outstanding principal amount of Secured Debt (including outstanding letters of credit (unless fully cash collateralized in accordance with the terms of the relevant Loan Documents, fully supported by a letter of credit satisfactory to the issuer of the letter of credit supported thereby or otherwise supported in a manner satisfactory to the respective issuer thereof) whether or not then available or drawn but excluding Hedging Obligations);

(2)     the Hedge Agreement Outstanding Amount; and

(3)     other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Secured Obligations.

“Requirement of Law” means, as to any Person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” shall have the meaning set forth in Section 7.05(a).

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Agreement, all references to Restricted Subsidiaries means Restricted Subsidiaries of the Borrowers.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means with respect to the Borrowers or any of the Restricted Subsidiaries, any arrangement relating to property now owned or hereafter acquired whereby such Borrower or Restricted Subsidiary transfers such property to a Person and a Borrower or a Restricted Subsidiary leases it from such Person; provided that any such arrangements with respect to catalyst or precious metals that are entered into in the ordinary course of business shall not be deemed to be Sale and Leaseback Transactions.

“Sanctions” shall have the meaning set forth in Section 4.17(a).

“Sanctions Laws” shall have the meaning set forth in Section 4.17(a).

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Debt” means Indebtedness or other obligations under the Pari Passu Lien Hedge Agreements, this Agreement, the Existing Indenture and, to the extent issued or outstanding, any Pari Passu Term Loan Indebtedness designated as such by the Borrower Representative in writing to the Collateral Trustee; provided that:

(1)     on or before the date on which such Indebtedness is incurred, an Officers’ Certificate is delivered to the Collateral Trustee designating such Indebtedness as “Secured Debt” for the purposes of the Loan Documents; provided that with respect to related Pari Passu Lien Hedge Agreements that constitute confirmations and transactions from time to time entered into under a single master agreement, one Officers’ Certificate may be delivered with respect to such master agreement and all confirmations and transactions from time to time entered into thereunder (whether such confirmations or transactions have been or are entered into prior to, on or after delivery of such Officers’ Certificate);

(2)     such Indebtedness is evidenced or governed by an indenture, credit agreement, loan agreement, note agreement, hedge agreement, promissory note or other agreement or instrument that includes a Lien Priority Confirmation;

(3)     such Indebtedness is designated as Secured Debt in accordance with the requirements of the Intercreditor Agreement; and

(4)     at the time of the incurrence thereof, the applicable Secured Debt may be incurred (and secured as contemplated in the Intercreditor Agreement) without violating the terms of any Loan Document or causing any default thereunder; provided that in the case of a transaction entered into under a Pari Passu Lien Hedge Agreement, the foregoing requirement shall be deemed satisfied if, at or as of the time such transaction is entered into, the counterparty thereto has received or been deemed to have received a representation from the Par Borrower or a Subsidiary to the effect that the execution of such transaction does not violate the terms of the Loan Documents or cause any default thereunder.

“Secured Leverage Ratio” means, as of the date of determination (the “Secured Leverage Ratio Calculation Date”), the ratio of (a) the Consolidated Non-ABL Secured Indebtedness of the Borrowers and the Restricted Subsidiaries as of such date and (b) the Consolidated Cash Flow of the Borrowers and the Restricted Subsidiaries for the most recently ended four fiscal quarters immediately prior to such date for which financial statements are available.

In the event that any Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or Indebtedness incurred under any Intermediation Agreement) subsequent to the commencement of the period for which the Secured Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Secured Leverage Ratio is made, then the Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness as if the same had occurred immediately prior to the end of such most recent fiscal quarter end.

The Secured Leverage Ratio will be calculated on a pro forma basis assuming that each acquisition, disposition, merger, consolidation, Investment, business restructuring, operational changes or any financing transaction relating to any of the foregoing (including repayment of Indebtedness) engaged in by the Borrowers or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Ratio Calculation Date had occurred on the first day of the four-quarter reference period, including any Consolidated Cash Flow and any pro forma expense and cost reductions or synergies that have occurred or are reasonably expected to occur within the next 12 months, in the reasonable judgment of the chief financial or accounting officer of the Par Borrower. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Par Borrower or any of its Restricted Subsidiaries since the beginning of such period shall have engaged in any transaction described above that would have required adjustment pursuant to this definition, then the Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such transaction had occurred at the beginning of the applicable four-quarter period.

“Secured Leverage Ratio Calculation Date” has the meaning assigned to such term in the definition of “Secured Leverage Ratio”.

“Secured Obligations” means, subject to the terms and conditions in the Intercreditor Agreement, (i) all obligations under this Agreement, (ii) all obligations under the Pari Passu Lien Hedge Agreements, (iii) all other Pari Passu Term Loan Indebtedness and (iv) all other obligations arising with respect to any Secured Debt.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Trustee and the Lenders and any Subagents.

“Secured Representative” means:

(1)     in the case of this Agreement, the Administrative Agent;

(2)     in the case of any Pari Passu Lien Hedge Agreements, the counterparty thereto; or

(3)     in the case of any other Series of Secured Debt, the respective creditor or any trustee, agent or representative thereof designated as such in the respective agreement or instrument governing such Series of Secured Debt.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Subsidiary” means a Subsidiary of the Par Borrower:

(1)     that is designated a “Securitization Subsidiary” by the Board of Directors of the Par Borrower;

(2)    that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto;

(3)     no portion of the Indebtedness or any other obligation, contingent or otherwise, of which (a) is guaranteed by the Borrowers, any Guarantor or any Restricted Subsidiary, (b) is recourse to or obligates the Borrowers, any Guarantor or any Restricted Subsidiary in any way, or (c) subjects any property or asset of the Borrowers, any Guarantor or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof; and

(4)     with respect to which neither the Borrowers, any Guarantor nor any Restricted Subsidiary (other than an Unrestricted Subsidiary) has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results, other than, in respect of clauses (3) and (4), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing.

“Security Agreement” means the Pledge and Security Agreement dated as of December 21, 2017, among the Borrowers, the Guarantors and the Collateral Trustee, as may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms and in accordance with this Agreement.

“Security Documents” means Intercreditor Agreement, the Collateral Rights Agreement, the Acknowledgment Agreement, the Security Agreement, each Lien Priority Confirmation with respect to Secured Debt, and all security agreements, pledge agreements, Mortgages, deeds of trust, collateral assignments, collateral agency agreements, debentures, control agreements or other grants or transfers for security executed and delivered by any Borrower or any Guarantor (including, without limitation, financing statements under the UCC of the relevant state) creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Trustee or notice of such pledge, grant or assignment is given, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the terms of the Intercreditor Agreement.

“Seller” shall have the meaning set forth in the recitals to this Agreement.

“Senior Debt” means

(1)     all Indebtedness of the Borrowers or any of the Restricted Subsidiaries outstanding under the ABL Credit Agreement and under Hedging Contracts with respect thereto;

(2)     any other Indebtedness of the Borrowers or any of the Restricted Subsidiaries permitted to be incurred hereunder, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Loans or any Subsidiary Guarantee; and

(3)     all obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

(a)     any intercompany Indebtedness of the Borrowers or any of the Restricted Subsidiaries to the Borrowers or any of its Affiliates; or

(b)     any Indebtedness that is incurred in violation of this Agreement.

For the avoidance of doubt, “Senior Debt” will not include any trade payables or taxes owed or owing by the Borrowers or any of the Restricted Subsidiaries.

“Senior Notes” means collectively, the Existing Notes and the Additional Notes.

“Series of Secured Debt” means, severally, (i) Indebtedness under this Agreement, (ii) Indebtedness under the Senior Notes, (iii) obligations under the Pari Passu Lien Hedge Agreements of each separate counterparty, and (iv) each separate issue of Indebtedness which constitutes Secured Debt.

“Solvent” shall mean, with respect to any Person, that as of the Closing Date, (i) the fair value of the assets of such Person and their Restricted Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and their Restricted Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of such Person and their Restricted Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and their Restricted Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Person and their Restricted Subsidiaries on a consolidated basis are able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Person and their Restricted Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date

“Specified Representations” means the representations and warranties with respect to Holdings, the Borrowers and the Guarantors set forth in Sections 4.01(a), 4.02, 4.03(a) and (c), 4.05, 4.07, 4.15, and 4.16 of this Agreement and in Section 3 of the Security Agreement.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. A Loan that is not an ABR Loan shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subagent” shall have the meaning set forth in Section 9.02.

“Subsidiary” means, with respect to any specified Person:

(1)    any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)    any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“Subsidiary Guarantee” means any guarantee by a Guarantor of the Borrowers’ obligations under this Agreement.

“Successor Holdings” shall have the meaning set forth in Section 7.29.

“Swap” means a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Transaction Expenses” means any fees or expenses incurred or paid by the Borrowers or any of their Subsidiaries or any of their Affiliates (including the Acquired Business and their Subsidiaries) in connection with the Transactions, this Agreement and the other Loan Documents, the Purchase and Sale Agreement, the BAML Intermediation Agreement, the J. Aron Intermediation Agreement, the ABL Credit Agreement, the Equity Financing and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, the Acquisition and the consummation of the other transactions contemplated by the Purchase and Sale Agreement or related thereto, this Agreement, the Equity Financing, the payment of Transaction Expenses and the other transactions contemplated by this Agreement and the Loan Documents.

“Type” means, when used in respect of any Loan, the Rate by reference to which interest on such Loan is determined. For purposes hereof, “Rate” shall include the LIBOR and the ABR.

“U.S. Dollars” or “$” means lawful money of the United States of America.

“UCC” shall mean the Uniform Commercial Code of the state of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“Unaudited Financial Statements” shall have the meaning provided in the definition “Historical Financial Information”.

“Unfunded Current Liability” of any Plan means the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Accounting Standards No. 87 (“SFAS 87”)) under the Plan as of the close of its most recent plan year, determined in accordance with SFAS 87 as in effect on the date hereof, exceeds the Fair Market Value (as determined in good faith by the Borrowers) of the assets allocable thereto.

“Unrestricted Subsidiary” means any Subsidiary of the Borrowers that is designated by the Board of Directors of the Borrower Representative as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)    except to the extent permitted by clause (2)(b) of the definition of “Permitted Business Investments,” has no Indebtedness other than Non-Recourse Debt owing to any Person other than the Borrowers or any of the Restricted Subsidiaries;

(2)    is not party to any agreement, contract, arrangement or understanding with the Borrowers or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding would be permitted under Section 7.09 hereof after giving effect to the exceptions thereto;

(3)    is a Person with respect to which neither the Borrowers nor any of the Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results except to the extent permitted under Sections 7.05 and 7.07 hereof; and

(4)    has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrowers or any Restricted Subsidiaries, except to the extent such guarantee or credit support would be released upon such designation or would be permitted under Section 7.05 hereof.

All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

“USA PATRIOT Act” means the U.S.A. PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“USOR” shall have the meaning set forth in the definition of “BAML Intermediation Collateral.”

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.14(d)(ii)(C).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person; provided that with respect to a limited partnership or other entity which does not have directly a Board of Directors, Voting Stock means such Capital Stock of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operations of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)    the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)    the then outstanding aggregate amount of such Indebtedness.

SECTION 1.02.    Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document means such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP.

SECTION 1.03.    Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein; provided, however, that if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision hereof to adopt the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately after such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. For the avoidance of doubt, no commitment fees, amendment fees, upfront fees or other fees shall be payable in connection with any amendments which are entered into solely to effect the provisions of this Section 1.03.

SECTION 1.04.    Rounding. Any financial ratios required to be maintained or complied with by the Borrowers pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05.    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City (daylight saving or standard, as applicable).

SECTION 1.06.    Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in Section 2.07) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.07.    Hedging Requirements Generally. For purposes of any determination with respect to Hedging Obligations or any other calculation under or requirement of this Agreement in respect of hedging shall be calculated on a “barrel of oil equivalent” basis.

SECTION 1.08.    Certain Determinations. For purposes of determining compliance with any of the covenants set forth in Article VII (including in connection with any Incremental

Commitment), but subject to any limitation expressly set forth therein, as applicable, at any time (whether at the time of incurrence or thereafter), any Lien, Investment, Indebtedness, disposition, Restricted Payment, Affiliate Transaction, prepayment, redemption or the consummation of any other transaction meets the criteria of one, or more than one, of the categories permitted pursuant to Article VII (including in connection with any Incremental Commitment), as applicable, the Borrower Representative shall, in its sole discretion, determine under which category such Lien, Investment, Indebtedness, Asset Sale, Restricted Payment, Affiliate Transaction, prepayment, redemption or the consummation of any other transaction (or, in each case, any portion thereof) is permitted.

SECTION 1.09.    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Credits

SECTION 2.01.    Commitments.

(a)    Subject to and upon the terms and conditions herein set forth, each Lender having a Closing Date Commitment severally agrees to make a Loan or Loans on the Closing Date to the Borrowers in U.S. Dollars in an aggregate principal amount equal to such Lender’s Closing Date Commitment. The initial aggregate principal amount of the Loans shall be $250,000,000. The Closing Date Commitments in effect on the Closing Date and not drawn on the Closing Date shall expire immediately after such date.

(b)    Loans (i) shall be made on the Closing Date, (ii) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (iii) shall not on the Closing Date exceed for any such Lender the Closing Date Commitment of such Lender and (iv) shall not on the Closing Date exceed in the aggregate the total of all Closing Date Commitments.

(c)    Incremental Commitments may be established as set forth in Section 2.19. Each Incremental Lender agrees, subject to the terms and conditions set forth in the applicable Incremental Facility Agreement, to make Loans under its Incremental Commitment of any Class in an aggregate principal amount not to exceed such Incremental Commitment.

(d)    Each Lender may at its option make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrowers resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.08 shall apply).

SECTION 2.02.    Notice of Borrowing. To request a Borrowing, the Borrowers shall notify the Administrative Agent of such request in writing (i) in the case of a Borrowing consisting of LIBOR Loans, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (ii) in the case of a Borrowing consisting of ABR Loans, not later than 12:00 noon, New York City time, one (1) Business Day before the date of the proposed Borrowing. Each such request (a “Notice of Borrowing”) shall be irrevocable. Such Notice of Borrowing shall specify (i) the aggregate principal amount of the Loans to be made, (ii) the proposed date of the Loans (which shall be a Business Day), (iii) whether such Loans are to be ABR Loans or LIBOR Loans and, if LIBOR Loans, the initial Interest Period applicable thereto, and (iv) remittance instructions for disbursement of the proceeds of the Loans. Each Notice of Borrowing shall be in substantially the form of Exhibit F. The Administrative Agent shall promptly give each Lender written notice of the proposed borrowing of Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

SECTION 2.03.    Disbursement of Funds.

(a)    Subject to Article V, no later than 12:00 noon (New York City time) on the Closing Date, each Lender will make available its pro rata portion based on its Closing Date Commitment of the Loans to be made on such date in the manner provided below.

(b)    Each Lender shall make available all amounts it is to fund to the Borrowers in immediately available funds to the Administrative Agent at the Administrative Agent’s Lending Office, and the Administrative Agent will make available to the Borrowers the aggregate of the amounts so made available in U.S. Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the Closing Date that such Lender does not intend to make available to the Administrative Agent its portion of the Loans to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrowers, then the applicable Lender and the Borrowers severally agree to pay immediately to the Administrative Agent forthwith on demand (without duplication) such corresponding amount. The Administrative Agent shall also be entitled to recover from such Lender or the Borrowers interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) if paid by the Borrowers, the then-applicable rate of interest, calculated in accordance with Section 2.08, for the respective Loans.

(c)    Nothing in this Section 2.03 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

SECTION 2.04.    Repayment of Loans; Evidence of Debt.

(a)    The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each Lender (i) commencing with the fiscal quarter ending March 31, 2019, and in each fiscal quarter thereafter, payable on the applicable Interest Payment Date, an amount equal to 1.25% of the initial principal amount of Closing Date Loans (as such repayment amount shall be reduced as a result of the application of prepayments in accordance with the order of priority determined under Section 2.05 or Section 2.11, as applicable) and (ii) the then unpaid principal amount of each Loan of such Lender to the Borrowers on the Maturity Date applicable thereto, in each case, in U.S. Dollars; provided that in the event any Loans are made with respect to Incremental Commitments, such Loans shall be repaid in accordance with the Incremental Facility Agreement applicable thereto.

(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to the appropriate Lending Office of such Lender resulting from the Loan made by such Lending Office of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lending Office of such Lender from time to time under this Agreement.

(c)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain the Register pursuant to Section 10.06(b)(iv), and a subaccount for each Lender, in which the Register and subaccounts (taken together) shall be recorded (i) the amount of the Loans made hereunder and the Interest Period(s) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(d)    The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (b) and (c) of this Section 2.04 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loan made to the Borrowers by such Lender in accordance with the terms of this Agreement.

(e)    Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit B.

SECTION 2.05.    Mandatory Prepayments.

(a)    Asset Sale; Event of Loss.

(i)    The Borrowers and the Restricted Subsidiaries shall cause any Net Proceeds from Asset Sales of Collateral in excess of $25.0 million in the aggregate (when taken together with all Net Proceeds from Asset Sales of Collateral that (x) are not held in a Collateral Account and (y) have not been previously applied in accordance with the provisions of this Section 2.05) to be held in a Collateral Account.

(ii)    Subject to the terms of the Intercreditor Agreement, the Borrowers or any Guarantor, as the case may be, may apply any Net Proceeds received from Asset Sales of Collateral, and may withdraw all or a portion of Net Proceeds from the Collateral Account, within 365 days of the date of such Asset Sale for any combination of the following purposes:

(A)    to invest in Replacement Assets that would constitute (x) Collateral in the case of an Asset Sale of Collateral and (y) ABL Collateral in the case of an Asset Sale of ABL Collateral which Replacement Assets are thereupon with their acquisition added to the Collateral securing the Loans; or

(B)    to prepay or repurchase Pari Passu Indebtedness on a pro rata basis, to the extent any applicable document governing such Indebtedness requires the issuer of such Indebtedness to prepay or make an offer to repurchase such Indebtedness with such Net Proceeds.

Not later than the tenth Business Day following the expiration of such 365-day period, the Borrowers shall apply 100% of any Net Proceeds not so applied as a mandatory prepayment of the Loans in accordance with Section 2.05(f) below.

(iii)    Not later than the tenth Business Day following the receipt by Borrowers or any Restricted Subsidiary of Net Proceeds from an Asset Sale other than an Asset Sale of Collateral, the Borrowers shall apply 100% of any Net Proceeds as a mandatory prepayment of the Loans in accordance with Section 2.05(f) below; provided, that, within 365 days after the receipt of any Net Proceeds from an Asset Sale other than an Asset Sale of Collateral, the Borrowers or any Restricted Subsidiary may apply such Net Proceeds at its option to any combination of the following and shall not be required to make such mandatory prepayment pursuant to this Section 2.05(a)(iii) with respect to Net Proceeds so applied:

(A)    to repay, redeem, repurchase or otherwise retire any Indebtedness incurred under the ABL Credit Agreement, any Pari Passu Indebtedness or the Loans (or any combination thereof), and, to the extent there is no such secured Indebtedness outstanding, to repay, redeem, repurchase or otherwise retire Senior Debt of Borrowers or their respective Subsidiaries, including the Loans and the Senior Notes;

(B)    to acquire all or substantially all of the properties or assets of a Person primarily engaged in a Permitted Business if, after giving effect to such acquisition, such Person is or becomes a Restricted Subsidiary of the Par Borrower;

(C)    to acquire any Capital Stock of a Person operating a Permitted Business if, after giving effect to such acquisition, such Person operating a Permitted Business is or becomes a Restricted Subsidiary of the Par Borrower;

(D)    to make capital expenditures in respect of the Borrowers’ or the Restricted Subsidiaries’ Permitted Business or make an Investment in Replacement Assets; or

(E)    to acquire other assets that are used or useful in a Permitted Business or make an Investment in assets that will be used or useful in the Borrower’s or any Restricted Subsidiary’s business.

(iv)    The requirement of Section 2.05(a)(ii) and clauses (B), (C), (D) or (E) of Section 2.05(a)(iii) shall be deemed to be satisfied if a bona fide binding contract committing to make the acquisition, purchase, Investment or expenditure referred to therein is entered into by a Borrower (or any Restricted Subsidiaries) with a Person other than an Affiliate of the Par Borrower within the time period specified in this Section 2.05 and such Net Proceeds are subsequently applied in accordance with such contract within 180 days following the date such agreement is entered into. Pending the final application of any such Net Proceeds, the Borrowers may utilize such Net Proceeds in any manner that is not prohibited by this Agreement

(b)    Debt Incurrence. On each occasion that a Debt Incurrence Prepayment Event occurs, the Borrowers shall, within two Business Days after the receipt of Net Proceeds therefrom, prepay a principal amount of Loans in an amount equal to (i) 100% of the Net Proceeds from such Debt Incurrence Prepayment Event plus (ii) any applicable premium under Section 2.11(c).

(c)    Equity Offering. On each occasion that an Equity Offering in respect of the Par Borrower occurs, the Borrowers shall, within two Business Days after the receipt of Net Proceeds therefrom, prepay a principal amount of Loans in an amount equal to (i) 100% of the Net Proceeds from such Equity Offering plus (ii) any applicable premium under Section 2.11(c). Notwithstanding the foregoing, in the case of Net Proceeds from any Equity Offering, the Borrowers may use a portion of such Net Proceeds to prepay or repurchase Pari Passu Indebtedness, on a pro rata basis, to the extent any applicable document governing such Indebtedness requires the issuer of such Indebtedness to prepay or make an offer to purchase such Indebtedness with the proceeds of such Equity Offering.

(d)    Excess Cash Flow. In the event that there shall be Excess Cash Flow for any fiscal year (commencing with the fiscal year ending 2019), the Borrowers shall, no later than ninety days after the end of such fiscal year, prepay a principal amount of Loans in an aggregate amount equal to 50% of such Excess Cash Flow; provided, that if, as of the last day of the most recently ended fiscal year, the Secured Leverage Ratio shall be (i) less than 1.50 to 1.00 but greater than or equal to 1.00 to 1.00, the Borrowers shall only be required to make the prepayments pursuant to this Section 2.05(d) in an amount equal to 25% of such Excess Cash Flow and (ii) less than 1.00 to 1.00, the Borrowers shall not be required to make the prepayments pursuant to this Section 2.05(d).

(e)    Limitations on Prepayments. Notwithstanding any other provisions of this Section 2.05, (i) no prepayment shall be required pursuant to this Section 2.05 to the extent that such prepayment would violate applicable Requirements of Law and (ii) each Lender holding Loans shall have the right to reject its pro rata portion of any mandatory prepayment pursuant to this Section 2.05(a), (b), or (c), in which case, such amounts may be retained by the Borrowers.

(f)    Application of Prepayments. All prepayments under this Section 2.05 shall be (i) allocated to any Class of Loans outstanding as directed by the Borrowers (provided that any prepayment of any Class of Loans shall be accompanied by at least a ratable prepayment of Loans made on the Closing Date) and shall be applied pro rata to Lenders within each Class, based upon the outstanding principal amounts owing to each such Lender under each such Class of Loans, (ii) with respect to each Class of Loans, each prepayment under this Section 2.05 shall be applied first, to accrued interest and fees due on the amount of such prepayment of such Class of Loans, together with, any applicable premium and, in the case of any such prepayment of a LIBOR Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such LIBOR Loan pursuant to Section 2.09 and second, to the remaining scheduled installments of principal of such Class of Loans in direct order of maturity.

SECTION 2.06.    Interest.

(a)    (i) Interest on each Loan that is a LIBOR Loan will accrue and be payable at a rate per annum equal to the Adjusted LIBOR plus the Applicable Margin and shall be payable in cash, and (ii) interest on each Loan that is an ABR Loan will accrue and be payable at a rate per annum equal to the ABR plus the Applicable Margin and shall be payable in cash, each rate as determined by the Administrative Agent. Each determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

(b)    Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code) payable on demand at a rate that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for ABR Loans); provided, in the case of LIBOR Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBOR Loans shall thereupon become ABR Loans and shall thereafter bear interest payable upon demand at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for ABR Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.06(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

(c)    Interest on each Loan shall accrue from and including the date on which such Loan is made to but excluding the date of any repayment thereof and shall be payable (i) on each Interest Payment Date, and (ii) on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(d)    All computations of interest hereunder shall be calculated on the basis of a 360-day year for the actual days elapsed, except that interest computed by reference to the ABR at times when the ABR is based on the prime rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(e)    The Administrative Agent, upon determining the Adjusted LIBOR or ABR for any Interest Period, shall promptly notify the Borrowers and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto. The Administrative Agent shall, upon the request of any Lender, provide the interest rate then in effect with respect to the applicable Loans.

SECTION 2.07.    Interest Periods. Notwithstanding anything to the contrary contained above, if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire (i) on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day and (ii) on a day that is after the Maturity Date, such Interest Period shall expire on the Maturity Date.

SECTION 2.08.    Increased Costs, Illegality, etc.

(a)    In the event that:

(i)    the Required Lenders shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) on any date for determining the LIBOR for any Interest Period that (A) deposits in the principal amounts of the Loans comprising such LIBOR Loan are not generally available in the relevant market or (B) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR; or

(ii)    a Change in Law occurring at any time after the Closing Date shall (A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, (B) subject any Lender to any Tax (other than (i) Indemnified Taxes indemnifiable under Section 2.14, or (ii) Excluded Taxes) on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or (C) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender, which results in the cost to such Lender of making, converting into, continuing or maintaining LIBOR Loans increasing by an amount or the amounts received or receivable by such Lender hereunder with respect to the foregoing shall be reduced; or

(iii)    any Lender, shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto), at any time, that the making or continuance of any LIBOR Loan has become unlawful as a result of compliance by such Lender in good faith with any Requirement of Law (or would conflict with any such Requirement of Law not having the force of law even though the failure to comply therewith would not be unlawful);

then, and in any such event, such Lenders (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice to the Borrowers and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing given by the Borrowers with respect to LIBOR Loans that have not yet been incurred shall be deemed rescinded by the Borrowers, (y) in the case of clause (ii) above, the Borrowers shall pay to such Lender, promptly (but no later than ten days) after receipt of written demand therefor such additional amounts as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender submitted to the Borrowers by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrowers shall take one of the actions specified in Section 2.08(b) as promptly as possible and, in any event, within the time period required by applicable Requirements of Law.

(b)    At any time that any LIBOR Loan is affected by the circumstances described in Section 2.08(a)(ii) or (iii), the Borrowers may (and in the case of a LIBOR Loan affected pursuant to Section 2.08(a)(iii) shall) either (1) if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent written notice thereof on the same date that the Borrowers was notified by a Lender pursuant to Section 2.08(a)(ii) or (iii) or (2) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.08(b).

(c)    If, after the Closing Date, any Change in Law relating to capital adequacy of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy occurring after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly (but in any event no later than ten days) after written demand by such Lender (with a copy to the Administrative Agent), the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any applicable Requirement of Law as in effect on the Closing Date. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.08(c), will give prompt written notice thereof to the Borrowers, although the failure to give any such notice shall not, subject to Section 2.11, release or diminish the Borrowers’ obligations to pay additional amounts pursuant to this Section 2.08(c) upon receipt of such notice.

SECTION 2.09.    Compensation. If (a) any payment of principal of any Loan is made by the Borrowers to or for the account of a Lender other than on the last day of the Interest Period for such Loan as a result of a payment pursuant to Section 2.11, as a result of acceleration of the maturity of the Loans pursuant to Article VIII or for any other reason, (b) there occurs any failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto or (c) there occurs any assignment of any LIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 10.07, the Borrowers shall, after receipt of a written request by such Lender, pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan. A certificate of any Lender setting forth any amount that such Lender is entitled to receive pursuant to this Section 2.09 shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on such certificate within ten days after receipt thereof.

SECTION 2.10.    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.08(a)(ii), 2.08(a)(iii), 2.08(c) or 2.14 with respect to such Lender, it will, if requested by the Borrowers use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation does not cause such Lender or its lending office to suffer any economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.10 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Section 2.08 or 2.14.

SECTION 2.11.    Voluntary Prepayments.

(a)    Subject to Section 2.11(c) and (d), the Borrowers shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty, in an aggregate principal amount that is an integral multiple of $500,000 and not less than $1,000,000 or, if less, the amount outstanding, upon prior written notice to the Administrative Agent, not less than three Business Days prior to the date of prepayment, which notice shall be irrevocable except to the extent provided below in Section 2.11(b). Each such notice shall be signed by an Authorized Officer of the Borrowers and shall specify the date and amount of such prepayment and the Class(es) (provided that any prepayment of any Class of Loans shall be accompanied by at least a ratable prepayment of Loans made on the Closing Date) and Type(s) of Loans to be prepaid and, if LIBOR Loans are to be prepaid, the Interest Period(s) of such Loans and the manner in which such prepayment shall be applied to repayments thereof required pursuant to Section 2.04(a) (which shall be determined by the Borrower in its sole discretion); provided that in the event such notice fails to specify the manner in which the prepayment of Loans shall be applied to repayments thereof required pursuant to Section 2.04(a), such prepayment of Loans shall be applied in direct order of maturity to repayments thereof required pursuant to Section 2.04(a). The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s pro rata share of such prepayment. Each prepayment pursuant to this Section 2.11(a) shall be applied pro rata to Lenders within each Class, based upon the outstanding principal amounts owing to each such Lender under each such Class of Loans.

(b)    Notwithstanding anything to the contrary contained in this Agreement, the Borrowers may rescind any notice of prepayment made under Section 2.11(a) by notice to the Administrative Agent a reasonable time prior to the specified effective time of such prepayment if such prepayment would have resulted from a refinancing of all or any portion of the Loans, which refinancing shall not be consummated or shall otherwise be delayed (but, nevertheless, Section 2.09 shall still apply).

(c)    In the event that:

(i)    on or prior to the date that is the one-year anniversary of the Closing Date, any voluntary prepayment or mandatory prepayment pursuant to Section 2.05(b) or (c) is in each case made in respect of Closing Date Loans, such prepayment shall be subject to a prepayment premium of 2.00% of the principal amount of the Loans so prepaid; or

(ii)    after the one-year anniversary of the Closing Date but on or prior to the date that is the two-year anniversary of the Closing Date, any voluntary prepayment or mandatory prepayment pursuant to Section 2.05(b) or (c) is in each case made in respect of any Closing Date Loan, such prepayment shall be subject to a prepayment premium of 1.00% of the principal amount of the Loans so prepaid.

Any refinancing, replacement or repricing (which reduces the Effective Yield of the Closing Date Loans) of all or any portion of the Closing Date Loans through an amendment, supplement or other agreement shall be deemed to be a voluntary prepayment or a mandatory prepayment pursuant to Section 2.05(b) of such Loans for purposes of this Section 2.11 and any Non-Consenting Lender being replaced in connection therewith shall be entitled to receive a fee equal to 2.00% or 1.00%, as applicable, of the aggregate principal amount of the Loans held by it as determined immediately prior to it being so replaced.

(d)    All prepayments under this Section 2.11 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a LIBOR Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such LIBOR Loan pursuant to Section 2.09.

SECTION 2.12.    Other Fees. The Borrowers shall pay to the Administrative Agent and the Collateral Trustee such other fees as shall have been separately agreed upon in writing (including pursuant to the Fee Letters) in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrowers and the Collateral Trustee or the Administrative Agent, as applicable).

SECTION 2.13.    Method and Place of Payment.

(a)    Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrowers, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto not later than 12:00 Noon (New York City time) on the date when due and shall be made in immediately available funds at the Administrative Agent’s Lending Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrowers. All payments under each Loan Document (whether of principal, interest or otherwise) shall be made in U.S. Dollars. The Administrative Agent will thereafter cause to be promptly distributed like funds relating to the payment of principal or interest or fees ratably to the Lenders entitled thereto.

(b)    Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day. Except as otherwise provided herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

SECTION 2.14.    Net Payments.

(a)    Any and all payments made by or on behalf of any Credit Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided that if any Credit Party or the Administrative Agent or any other applicable withholding agent shall be required by applicable Requirements of Law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable Requirement of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.14) the Administrative Agent, the Collateral Trustee

or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made. After any payment of Taxes by any Credit Party as provided in this Section 2.14, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by law to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(b)    The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for, any Other Taxes (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority).

(c)    The Borrowers shall indemnify and hold harmless the Administrative Agent, the Collateral Trustee and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on the Administrative Agent, the Collateral Trustee or such Lender, as the case may be (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent or the Collateral Trustee (as applicable) on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (d)(i), (ii) and (iv) of this Section 2.14(d)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing:

(i)    any Lender that is a “United States person” as defined by Section 7701(a)(30) of the Code shall deliver to the Borrowers and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(A)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)    executed copies of IRS Form W-8ECI;

(C)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(D)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(ii)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(iii)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(e)    If any Lender or the Administrative Agent, as applicable, determines, in its sole discretion exercised in good faith, that it has received a refund of an Indemnified Tax for which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), then the Lender or the Administrative Agent, as the case may be, shall reimburse the applicable Credit Party for such amount (net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent, as the case may be, including Taxes, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender or Administrative Agent as the case may be, determines in its sole discretion exercised in good faith to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse net after-Tax position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required; provided that the Borrowers or such Guarantor, upon the request of the Lender or the Administrative Agent agrees to repay the amount paid over to the Borrowers or such Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender or the Administrative Agent in the event the Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. No Lender nor the Administrative Agent nor the Collateral Trustee shall be obliged to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party in connection with this clause (e) or any other provision of this Section 2.14.

(f)    For the avoidance of doubt, for purposes of this Section 2.14, the term “applicable law” or “Requirements of Law” includes FATCA.

(g)    The agreements in this Section 2.14 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 2.15.    Limit on Rate of Interest.

(a)    No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrowers shall not be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b)    Payment at Highest Lawful Rate. If the Borrowers are not obliged to make a payment which it would otherwise be required to make, as a result of Section 2.15(a), the Borrowers shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c)    Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Loan Documents would obligate the Borrowers to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrowers to the affected Lender under Section 2.06.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrowers an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrowers shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrowers.

SECTION 2.16.    Pro Rata Sharing. Except as expressly set forth herein, whenever any payment received by the Administrative Agent under this Agreement is insufficient to pay in full all amounts then due and payable to the Administrative Agent and the Lenders under this Agreement, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the following order: first, to the payment of fees and expenses due and payable to the Administrative Agent and the Collateral Trustee and its Affiliates under and in connection with this Agreement, except any amounts payable to any such Person in its role as Lender, as provided in clause “second” of this Section 2.16; second, to the payment of all expenses due and payable under Section 10.05, ratably among the Lenders in accordance with the aggregate amount of such payments owed to each Lender; third, to the payment of interest and amounts under Sections 2.08 and 2.14, if any, then due and payable on the Loans ratably among the Lenders in accordance with the aggregate amount of interest owed to each Lender; and fourth, to the payment of the principal amount of the Loans that is then due and payable, ratably among the Lenders in accordance with the aggregate principal amount owed to each such Lender.

SECTION 2.17.    Adjustments; Set-off.

(a)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender entitled to such payment, then the Lender receiving such greater proportion shall purchase for cash at face value participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders entitled thereto ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (a) shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the terms of this Agreement, or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrowers consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(b)    After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrowers hereunder (whether at stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrowers or any Subsidiary. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 2.18.    Interest Elections. The Loans shall have an initial Interest Period as specified in the applicable Notice of Borrowing. Thereafter, the Borrowers may elect Interest Periods therefor, all as provided in this Section 2.18. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(a)    To make an election pursuant to this Section 2.18, the Borrowers shall notify the Administrative Agent of such election (as provided in Section 10.02) in writing not later than 11:00 a.m., New York City time, three Business Days prior to the end of the then applicable Interest Period. Each such written Interest Period Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Period Election Request in the form set forth in Exhibit C and signed by the Borrowers.

(b)    Each written Interest Period Election Request shall specify the following information:

(i)    the Borrowing to which such Interest Period Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Period Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a LIBOR Borrowing; and

(iv)    if the resulting Borrowing is a LIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Period Election Request requests a LIBOR Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of three month’s duration.

(c)    Promptly following receipt of an Interest Period Election Request, the Administrative Agent shall advise each Lender to which such Interest Period Election Request relates of the details thereof and of such Lender’s portion of each resulting Loan.

(d)    If the Borrowers fails to deliver a timely Interest Period Election Request with respect to a LIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a LIBOR Borrowing and (ii) unless repaid, each LIBOR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

(e)    After giving effect to all Borrowings, all conversions of Loans from one Type to the other and all continuations of Loans as the same type, there shall be not more than five Interest Periods in effect with respect to the Loans.

SECTION 2.19.    Incremental Commitments.

(a)    The Borrowers may, by written notice to the Administrative Agent from time to time after the Closing Date, add one or more Incremental Commitments in respect of one or more Classes of Loans; provided that (i) no Default or Event of Default is continuing or would exist immediately after giving effect to such Incremental Commitment (ii) the Secured Leverage Ratio as of the last day of the most recently ended period of four fiscal quarters of the Borrowers for which financial statements are internally available shall not exceed, after giving effect to such Incremental Facility, 2.50 to 1.00 and (iii) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects (or in all respects if otherwise qualified by “material” or “material adverse effect”) immediately prior to and after giving effect to such Incremental Commitment, except to the extent such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects if otherwise qualified by “material” or “material adverse effect”) as of such earlier date. Any such notice shall set forth (i) the amount of the Incremental Commitments being requested (which shall be in minimum increments of $5,000,000 and a minimum amount of $10,000,000 or, in each case, such lesser amount as permitted by the Administrative Agent), (ii) the date on which such Incremental Commitments or Loans are requested to become effective which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent (any such date, an “Incremental Effective Date”) and (iii) the interest rate, amortization, maturity and other terms being requested with respect thereto (which shall comply with clause (b) below). The Borrowers shall first invite any Lender, any Affiliate of any Lender and/or any Approved Fund to provide the requested Incremental Commitment. Each such existing Lender, any Affiliate of any Lender and/or any Approved Fund shall elect or decline to provide such Incremental Commitment within five Business Days of receipt of such notice; provided that any Lender, any Affiliate of any Lender and/or any Approved Fund that does not reply within such five Business Day period shall be deemed to have declined to provide Incremental Commitments. Any portion of the Incremental Commitments not provided by any existing Lender, Affiliate of any Lender and/or Approved Fund may then be offered to any other Person that would be an Eligible Assignee (subject to any approvals or consents required pursuant to Section 10.06 below). Any proposed Incremental Lender offered or approached to provide all or a portion of any Incremental Commitment may elect or decline, in its sole discretion, to provide such Incremental Commitment.

(b)    Subject to Section 2.19(c) below, the terms and conditions of any Incremental Commitments and Loans to be made thereunder shall be determined by the applicable Incremental Lenders and the Borrowers and shall be as set forth in the applicable Incremental Facility Agreement; provided that (i) the Weighted Average Life to Maturity of such Loans shall be no shorter than the Weighted Average Life to Maturity of the Closing Date Loans, and the Maturity Date applicable to such Loans shall be no earlier than, the Latest Maturity Date in effect at the time of incurrence of such Loans, (ii) the Effective Yield applicable to any Incremental Commitments shall not be higher than the Effective Yield on the Closing Date Loans, unless the

Effective Yield with respect to the Closing Date Loans is increased by an amount equal to or greater than the difference between the Effective Yield with respect to the Incremental Commitments and the corresponding Effective Yield on such Closing Date Loans, (iii) mandatory prepayments in respect of any Indebtedness incurred under any Incremental Commitment shall be shared on a pro rata or less than pro rata (but not greater than pro rata basis) with the Loans and (iv) any other terms set forth in the applicable Incremental Facility Agreement that are not consistent with this Agreement shall be (A) no more favorable (taken as a whole) to the Incremental Lenders than the terms of the existing Commitments hereunder and (B) reasonably acceptable to the Administrative Agent.

(c)    Any Incremental Commitment shall be effected by an Incremental Facility Agreement; provided that (i) the terms included in any such Incremental Facility Agreement shall be determined by the Borrowers and the Incremental Lenders and which shall be consistent with this Section 2.19 and (ii) the Borrowers shall have delivered to the Administrative Agent such legal opinions, Board Resolutions, secretary’s certificates, officer’s certificates and other customary documents as shall reasonably be requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Facility Agreement. Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.19.

(d)    Incremental Commitments shall become Commitments under this Agreement pursuant to an Incremental Facility Agreement which may amend this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Lender agreeing to provide such Commitment, if any, each Incremental Lender, if any, and the Administrative Agent. The Borrowers will use the proceeds of the Loans made pursuant to the Incremental Commitments for any purpose not prohibited by this Agreement.

(e)    Upon the effectiveness of an Incremental Commitment of any Incremental Lender, such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents.

(f)    This Section 2.19 shall supersede any provisions in Section 2.16 or 10.01 to the contrary. For the avoidance of doubt, any provisions of this Section 2.19 may be amended with the consent of the Required Lenders, provided no such amendment shall require any Lender to provide any Incremental Commitment without such Lender’s consent.

SECTION 2.20.    Extension Offers.

(a)    Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers made from time to time by the Borrowers to all Lenders of any Class of Loans

(each such Class, the “Extension Offer Class”), on a pro rata basis (based, in the case of an offer to the Lenders under any Class of Loans, on the aggregate outstanding Loans of such Class) (“Pro Rata Extension Offers”), the Borrowers are hereby permitted, subject to the terms of this Section, to consummate transactions with individual Lenders from time to time to extend the maturity date of such Lender’s Loans of the applicable Extension Offer Class and, in connection therewith, to otherwise modify the terms of such Lender’s Loans of the applicable Extension Offer Class pursuant to the terms of the relevant Pro Rata Extension Offer (including, without limitation, increasing the interest rate or fees payable in respect of such Lender’s Loans and/or modifying the amortization schedule in respect of such Lender’s Loans of the applicable Extension Offer Class). Any such extension (an “Extension”) agreed to between the Borrowers and any such Lender (an “Extending Lender”) shall become effective only with respect to such Lender’s Loans of the applicable Extension Offer Class as to which such Lender’s acceptance has been made (such extended Loans, the “Extended Loans”).

(b)    Each Extension shall be effected pursuant to an Extension Amendment Agreement executed and delivered by the Borrowers, each applicable Extending Lender and the Administrative Agent; provided that the Borrowers shall have delivered to the Administrative Agent such legal opinions, Board Resolutions, secretary’s certificates, officer’s certificates and other customary documents as shall reasonably be requested by the Administrative Agent in connection therewith. Each Pro Rata Extension Offer and the applicable Extension Amendment Agreement shall specify the terms of the applicable Extended Loans; provided that (i) except as specified in this Section 2.20(b), the Extended Loans shall have the same terms as the Class of Loans to which the applicable Pro Rata Extension Offer relates, (ii) the final Maturity Date of any Extended Loans shall be no earlier than the final Maturity Date applicable to the Class of Loans to which the applicable Pro Rata Extension Offer relates, (iii) the Weighted Average Life to Maturity of any Extended Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Loans to which the applicable Pro Rata Extension Offer relates, and (iv) any Extended Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder. Each Extension Amendment Agreement may, without the consent of any Lender other than the applicable Extending Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.20.

(c)    Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, (i) the consummation and effectiveness of any Extension will be subject to a condition set forth in the relevant Extension Amendment Agreement that a minimum amount (to be determined in the Borrower’s discretion and specified in the relevant Pro Rata Extension Offer, but in no event less than $25,000,000, unless another lesser amount is agreed to by the Administrative Agent) of Loans be tendered, (ii) any Extending Lender may extend all or any portion of its Loans pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Loan), and (iii) all Extended Loans and all obligations in respect thereof shall be Loan Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Loan Obligations under this Agreement and the other Loan Documents.

(d)    Each Extension shall be consummated pursuant to procedures reasonably acceptable to the Administrative Agent and the Borrowers and set forth in the associated Pro Rata Extension Offer; provided that the Borrowers shall cooperate with the Administrative Agent in connection with making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.

SECTION 2.21.    Refinancing Amendments. At any time after the Closing Date, the Borrowers may obtain, from any Lender or any Affiliate of a Lender or any other Person that would be an Eligible Assignee, Refinancing Indebtedness in respect of all or any portion of the Loans or Commitments then outstanding under this Agreement pursuant to a Refinancing Amendment. Any Refinancing Indebtedness may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Refinancing Amendment. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction or waiver on the date thereof of each of the conditions set forth in Section 5.01 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of customary legal opinions, Board Resolutions, officers’ certificates and/or reaffirmation agreements generally consistent with those delivered on the Closing Date under Section 5.01 (which in the case of legal opinions, take into account changes to such legal opinions resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). Any Refinancing Indebtedness incurred under this Section 2.21 shall be in an aggregate principal amount that is not less than $25,000,000. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Refinancing Indebtedness incurred pursuant thereto. Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.21. This Section 2.21 shall supersede any provisions in Section 2.11, Section 2.16 or Section 10.01 to the contrary.

ARTICLE III

Loan Guarantees

SECTION 3.01.    Subsidiary Guarantee.

(a)    Subject to this Article III, each of the Guarantors hereby, jointly and severally, fully and unconditionally guarantees to the Administrative Agent and its successors and assigns, for the benefit of itself and the Lenders, irrespective of the validity and enforceability of this Agreement or the obligations of the Borrowers hereunder or thereunder, that:

(i)    the principal of, and premium or interest, if any, on, the Loans will be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, or premium or interest, if any, on, the Loans, if lawful, and all other obligations of the Borrowers to the Lenders or the Administrative Agent hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii)    in case of any extension of time of payment or renewal of any Loans or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)    The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Loans or this Agreement, the absence of any action to enforce the same, any waiver or consent by any Lender with respect to any provisions hereof or thereof, the recovery of any judgment against the Borrowers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the any Borrower, any right to require a proceeding first against the Borrowers, protest, notice and all demands whatsoever and covenant that this Subsidiary Guarantee will not be discharged except by complete performance of the obligations contained in this Agreement.

(c)    If any Lender or the Administrative Agent is required by any court or otherwise to return to the Borrowers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Borrowers or the Guarantors, any amount paid by any of them to the Administrative Agent or such Lender, this Subsidiary Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)    Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Lenders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Lenders and the Administrative Agent, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VIII hereof for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article VIII hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Subsidiary Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Lenders under the Subsidiary Guarantee.

SECTION 3.02.    Limitation on Guarantor Liability. Each Guarantor, and each Lender, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy

Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Subsidiary Guarantee. To effectuate the foregoing intention, the Administrative Agent, the Lenders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article III, result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent transfer or conveyance.

SECTION 3.03.     Guarantors May Consolidate, etc., on Certain Terms.

(a)    A Guarantor that is a Subsidiary of the Par Borrower may not sell or otherwise dispose of, in one or more related transactions, all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than a Borrower or another Guarantor, unless:

(i)    immediately after giving effect to such transaction or series of transactions, no Default or Event of Default exists; and

(ii)    either:

(A)    either (i) the Guarantor is the surviving Person or (ii) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes, pursuant to a joinder to this Agreement in form and substance reasonably acceptable to the Administrative Agent, all the obligations of that Guarantor under this Agreement, the Intercreditor Agreement and its Subsidiary Guarantee on the terms set forth therein; or

(B)    such transaction complies with Section 7.08 hereof.

(b)    Notwithstanding the foregoing, any Guarantor may (i) merge with a Restricted Subsidiary or another Guarantor solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (ii) convert into a corporation, partnership, limited partnership, limited liability company or trust organized under the laws of the jurisdiction of organization of such Guarantor, in each case without regard to the requirements set forth in clause (i) of Section 3.03(a) hereof.

(c)    In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by joinder, executed and delivered to the Administrative Agent and reasonably satisfactory in form and substance to the Administrative Agent, of the Subsidiary Guarantee and the due and punctual performance of all of the covenants and conditions of this Agreement to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. All the Subsidiary Guarantees so issued will in all respects have the same legal rank and benefit under this Agreement as the Subsidiary Guarantees theretofore and thereafter issued in accordance with the terms of this Agreement as though all of such Subsidiary Guarantees had been issued at the date of the execution hereof.

SECTION 3.04.     Subsidiary Guarantee Releases.

(a)    The Subsidiary Guarantee of a Guarantor will be released automatically and unconditionally without the need for any action by any party (other than notice of such release to the Collateral Trustee, but the failure to deliver such notice shall not affect such release):

(i)    in connection with any sale or other disposition of all or substantially all of the properties or assets of that Guarantor (including by way of merger, consolidation or otherwise) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary, if the sale or other disposition complies with Section 7.08 hereof;

(ii)    in connection with any sale or other disposition of Capital Stock of that Guarantor (including by way of consolidation, merger or otherwise) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary, if the sale or other disposition complies with Section 7.08 hereof and the Guarantor ceases to be a Restricted Subsidiary as a result of the sale or other disposition;

(iii)    if the Borrower Representative designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with Section 7.14 hereof;

(iv)    upon the termination of this Agreement and the repayment in full of all Loans, together with interest, fees and all other Obligations (other than contingent indemnification obligations not then due and payable);

(v)    solely in the case of a Subsidiary Guarantee created pursuant to Section 7.13 hereof, upon the release or discharge of the guarantee which resulted in the creation of such Subsidiary Guarantee pursuant to such covenant, except a discharge or release of such guarantee by or as a result of payment under such guarantee (it being understood that a release subject to a contingent reinstatement is still a release);

(vi)    upon the liquidation or dissolution of such Guarantor in accordance with the provisions hereof;

(vii)    at such time as the Guarantor ceases to both (x) guarantee any other Indebtedness of either of the Borrowers and any other Guarantor and (y) be an obligor with respect to any Indebtedness under a Credit Facility; or

(viii)    upon such Guarantor consolidating with, merging into or transferring all or substantially all of its properties or assets to the Par Borrower or another Guarantor.

(b)    The Subsidiary Guarantee of any Guarantor will be released in connection with a sale of all or substantially all of the assets of such Guarantor in a transaction that complies with the conditions set forth in Section 3.03 hereof.

(c)    Upon the release of a Subsidiary Guarantee in accordance with the terms of this Section 3.04, all Collateral owned by the related Guarantor will also be automatically released in accordance with the terms of Section 9.13.

(d)    Upon delivery by the Par Borrower to the Administrative Agent of an Officers’ Certificate to the effect that one or more Subsidiary Guarantees may be released under the terms of this Agreement, the Administrative Agent will execute any documents reasonably requested in order to evidence the release of any Guarantor from its obligations under its Subsidiary Guarantee.

(e)    Any Guarantor not released from its obligations under its Subsidiary Guarantee as provided in this Section 3.04 will remain liable for the full amount of principal of, or premium or interest, if any, on, the Loans and for the other obligations of any Guarantor under this Agreement as provided in this Article III.

SECTION 3.05.     Limited Guarantee of Holdings.

(a)    Holdings hereby fully and unconditionally guarantees to each Lender and to the Administrative Agent and its successors and assigns, irrespective of the validity and enforceability of this Agreement, the Loans or the obligations of the Borrowers hereunder or thereunder, that:

(i)    the principal of, and interest (but not premium or penalty), if any, on, the Loans will be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, or interest (but not premium or penalty), if any, on, the Loans, if lawful, all in accordance with the terms hereof and thereof; and

(ii)    in case of any extension of time of payment or renewal of any Loans that principal and interest (but not premium or penalty) will be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed for whatever reason, Holdings will be obligated to pay the same immediately. Holdings agrees that this is a guarantee of payment and not a guarantee of collection. For the avoidance of doubt, and notwithstanding any other provision of the Loans or this Agreement to the contrary, Holdings’ guarantee under this Section 3.05 relates only to the prompt payment in full when due of principal and interest (but not premium or penalty) on the Loans as provided in clauses (i) and (ii) of this Section 3.05(a), but Holdings does not guarantee any other obligations under this Agreement or any other Loan Document including, without limitation, obligations under Sections 2.05, 2.11, or 7.08 hereof or any of the prepayment provisions of the Loans. The foregoing limitations in this clause (a) are referred to herein as the “Holdings Cap.” In no event shall Holdings’ guarantee under this Agreement or any other Loan Document exceed the restrictions of the Holdings Cap.

(b)    Holdings hereby agrees that its obligation under this Section 3.05 is unconditional, irrespective of the validity, regularity or enforceability of the Loans or this Agreement, the absence of any action to enforce the same, any waiver or consent by any Lender with respect to any provisions hereof or thereof, the recovery of any judgment against the Borrowers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Holdings hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Borrowers, any right to require a proceeding first against the Borrowers, protest, notice and all demands whatsoever and covenant that its guarantee of the principal and interest due on the Loans under this Section 3.05 will not be discharged except by payment in full of such principal and interest due.

(c)    If any Lender or the Administrative Agent is required by any court or otherwise to return to the Borrowers, Holdings, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to any of the Borrowers, Holdings or the Guarantors, any amount paid by Holdings to the Administrative Agent or such Lender, Holdings’ guarantee of principal and interest due on the Loans, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)    Holdings agrees that it will not be entitled to any right of subrogation in relation to the Lenders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed by Holdings hereby. Holdings further agrees that, as between Holdings, on the one hand, and the Lenders and the Administrative Agent, on the other hand, (1) the maturity of the principal and interest guaranteed hereby may be accelerated as provided in Article VIII hereof for the purposes of Holdings’ guarantee of the Loans, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the principal and interest guaranteed hereby, and (2) in the event of any declaration of acceleration of such principal and interest as provided in Article VIII hereof, such principal and interest (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of Holdings’ guarantee of principal and interest due on the Loans. Holdings will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Lenders under Holdings’ guarantee of principal and interest due on the Loans.

SECTION 3.06.     Release of Holdings’ Guarantee of the Loans.

(a)    Holdings’ guarantee of the Loans will be released automatically and unconditionally without the need for any action by any party (other than notice of such release to the Collateral Trustee, but the failure to deliver such notice shall not affect such release):

(i)    upon the termination of this Agreement and the repayment in full of all Loans, together with interest, fees and all other Loan Obligations (other than contingent indemnification obligations not then due and payable);

(ii)    upon the liquidation or dissolution of Holdings in accordance with the provisions hereof; or

(iii)    upon Holdings consolidating with, merging into or transferring all or substantially all of its properties or assets to the Borrowers or a Guarantor.

(b)    Upon delivery by the Borrower Representative to the Administrative Agent of an Officers’ Certificate to the effect that Holdings’ guarantee of the Loans may be released under the terms of this Agreement, the Administrative Agent will execute any documents reasonably requested in order to evidence the release of Holdings from its obligations hereunder.

SECTION 3.07.     Liability of Holdings and Guarantors Absolute. Each of Holdings and each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a Guarantor or surety other than payment in full of the Loan Obligations guaranteed by such Person (provided that, Holdings’ liabilities for the Loan Obligations shall not exceed the Holdings Cap). In furtherance of the foregoing and without limiting the generality thereof, each of Holdings and each Guarantor agrees as follows:

(a)    the Subsidiary Guarantee is a guaranty of payment when due and not of collectability. The Subsidiary Guarantee is a primary obligation of each Guarantor and not merely a contract of surety;

(b)    Administrative Agent may enforce the Subsidiary Guarantee and Holdings Guarantee upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any Borrower and any Secured Party with respect to the existence of such Event of Default;

(c)    the obligations of each of Holdings and each Guarantor hereunder are independent of the obligations of the Borrowers and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrowers, and a separate action or actions may be brought and prosecuted against such Person whether or not any action is brought against any Borrower or any of such other guarantors (including any other Guarantors) and whether or not any Borrower is joined in any such action or actions;

(d)    payment by Holdings or any Guarantor of a portion, but not all, of the Loan Obligations shall in no way limit, affect, modify or abridge any such Person’s liability for any portion of the Loan Obligations guaranteed by such Person which has not been paid (provided that, Holdings’ liability for the Loan Obligations shall not exceed the Holdings Cap). Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce Holdings’ or any Guarantor’s covenant to pay a portion of the Loan Obligations, such judgment shall not be deemed to release such Person from its covenant to pay the portion of the Loan Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Person (and provided that, Holdings’ liability for the Loan Obligations shall not exceed the Holdings Cap), limit, affect, modify or abridge any other Person’s liability hereunder in respect of the Loan Obligations;

(e)    any Secured Party, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Holdings’ or any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Loan Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Loan Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Loan Obligations and take and hold security for the payment hereof or the Loan Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Loan Obligations, any other guaranties of the Loan Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Loan Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect hereof or the Loan Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Holdings or any Guarantor against any other Credit Party or any security for the Loan Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and

(f)    the Subsidiary Guarantee and Holdings Guarantee and the obligations of Holdings and the Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Loan Obligations), including the occurrence of any of the following, whether or not Holdings or any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Loan Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Loan Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Loan Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Loan Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Loan Obligations, except to the extent such security also serves as collateral for indebtedness other than the Loan Obligations) to the payment of indebtedness other than the Loan Obligations, even though any

Secured Party might have elected to apply such payment to any part or all of the Loan Obligations; (v) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings, any Borrower or any of their Subsidiaries and to any corresponding restructuring of the Loan Obligations; (vi) any failure to perfect or continue perfection of a security interest in any Collateral which secures any of the Loan Obligations; (vii) any defenses, set-offs or counterclaims which any Borrower may allege or assert against any Secured Party in respect of the Loan Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Loan Obligations.

SECTION 3.08.     Waivers by Holdings and the Guarantors. Each of Holdings and each Guarantor hereby waives, for the benefit of the Secured Parties: (a) any right to require any Secured Party, as a condition of payment or performance by such Person, to (i) proceed against a Borrower, any other guarantor (including any other Guarantor) of the Loan Obligations or any other Person, (ii) proceed against or exhaust any security held from a Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Secured Party in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of a Borrower, Holdings or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Loan Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower, Holdings or any other Guarantor from any cause other than payment in full of the Loan Obligations and (with respect to Holdings, that its liability for the Loan Obligations shall not exceed the Holdings Cap); (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Loan Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of Holdings’ or such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting Holdings’ or such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Loan Obligations or any agreement related thereto, notices of any extension of credit to a Borrower and notices of any of the matters referred to in Section 3.04 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

SECTION 3.09.     Holdings’ and Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Loan Obligations shall have been indefeasibly paid in full, each of Holdings and each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Person now has or may hereafter have against any Borrower or any other Guarantor or any of its assets in connection with the Holdings Guarantee or the Subsidiary Guarantee or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that Holdings or such Guarantor now has or may hereafter have against any Borrower with respect to the Loan Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any Collateral or security now or hereafter held by any Secured Party. In addition, until the Loan Obligations shall have been indefeasibly paid in full, Holdings and each Guarantor shall withhold exercise of any right of contribution such Person may have against any other guarantor (including any other Guarantor) of the Loan Obligations, including any such right of contribution as contemplated hereunder. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification Holdings or such Guarantor may have against any Borrower or against any Collateral or security, and any rights of contribution Holdings or such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Secured Party may have against such Borrower, to all right, title and interest any Secured Party may have in any such Collateral or security, and to any right any Secured Party may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Loan Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Secured Parties and shall forthwith be paid over to Administrative Agent for the benefit of Secured Parties to be credited and applied against the Loan Obligations, whether matured or unmatured, in accordance with the terms hereof.

SECTION 3.10.     Subordination of Other Loan Obligations. Any Indebtedness of any Borrower, Holdings or any Guarantor now or hereafter held by Holdings or any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Loan Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Secured Parties and shall forthwith be paid over to Administrative Agent for the benefit of Secured Parties to be credited and applied against the Loan Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

SECTION 3.11.     Continuing Guaranty. The Holdings Guarantee and the Subsidiary Guarantee is a continuing guaranty and shall remain in effect until all of the Loan Obligations shall have been paid in full. Each of Holdings and each Guarantor hereby irrevocably waives any right to revoke the Holdings Guarantee or the Subsidiary Guarantee, as applicable, as to future transactions giving rise to any Loan Obligations.

SECTION 3.12.     Authority of Guarantors or Borrowers. It is not necessary for any Secured Party to inquire into the capacity or powers of Holdings, any Guarantor or any Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

SECTION 3.13.     Financial Condition of Borrower. Any Loan may be made to a Borrower or continued from time to time without notice to or authorization from Holdings or any Guarantor regardless of the financial or other condition of such Borrower at the time of any such grant or continuation. No Secured Party shall have any obligation to disclose or discuss with Holdings or any Guarantor its assessment, or Holdings’ or any Guarantor’s assessment, of the financial condition of any Borrower. Each of Holdings and each Guarantor has adequate means to obtain information from the Borrowers on a continuing basis concerning the financial condition of such Borrower and its ability to perform its obligations under the Loan Documents, and each of Holdings and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrowers and of all circumstances bearing upon the risk of nonpayment of the Loan Obligations. Each of Holdings and each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of any Borrower now known or hereafter known by any Secured Party.

SECTION 3.14.     Bankruptcy, Etc.

(a)    The obligations of Holdings and the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Holdings, any Borrower or any other Guarantor or by any defense which Holdings, any Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)    Each of Holdings and each Guarantor acknowledges and agrees that any interest on any portion of the Loan Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Loan Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Loan Obligations if such case or proceeding had not been commenced) shall be included in the Loan Obligations because it is the intention of Holdings, the Guarantors and Secured Parties that the Loan Obligations which are guaranteed by Holdings and the Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve a Borrower of any portion of such Loan Obligations. Each of Holdings and each Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)    In the event that all or any portion of the Loan Obligations are paid by a Borrower, the obligations of Holdings and the Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Loan Obligations for all purposes hereunder.

SECTION 3.15.    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under the Subsidiary Guarantee in respect of Hedging Contracts (provided that each Qualified ECP Guarantor shall only be liable under this Section 3.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 3.15, or otherwise under the Subsidiary Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 3.15 shall remain in full force and effect until this Agreement is terminated and the Loans, together with interest, fees and all other Loan Obligations (other than contingent indemnification obligations not then due and payable), are paid in full. Each Qualified ECP Guarantor intends that this Section 3.15 constitute, and this Section 3.15 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 3.16.    ECP Representation. On the date hereof each Credit Party represents and warrants to the Administrative Agent and each Lender, with respect to itself, that (i) on each date that any Credit Party enters into a Transaction under, and as such term is defined in, any agreement with respect to any swap, call, cap, collar, floor, forward, future, put, spot or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions or materially amends the Subsidiary Guarantee, (ii) on each date that such agreement with respect to any swap, call, cap, collar, floor, forward, future, put, spot or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions or Transaction is amended, terminated (in whole or in part), novated, transferred, assigned or otherwise varied in any way, or (iii) on each date that (other than as provided in sub-clauses (i) and (ii) hereof) as may be required by the Commodity Exchange Act, the regulations promulgated thereunder and any guidance issued by the Commodity Futures Trading Commission from time to time, it is an “eligible contract participant” as defined in Section 1a(18) of the Commodity Exchange Act and any applicable regulations thereunder.

ARTICLE IV

Representations and Warranties and Agreements

In order to induce the Lenders to enter into this Agreement and to make the Loans, Holdings, each of the Borrowers and each Guarantor makes, on the Closing Date, the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans.

SECTION 4.01.    Corporate Status. Holdings and each Credit Party (a) is a duly organized and validly existing corporation or other entity in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of such jurisdiction of organization outside the United States of America) under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact its business as now conducted and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change.

SECTION 4.02.    Corporate Power and Authority; Enforceability; Security Interests. Holdings and each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. Holdings and each Credit Party has duly executed and delivered each Loan Document to which it is a party and each such Loan Document constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

SECTION 4.03.    No Violation. None of the execution, delivery or performance by Holdings or any Credit Party of the Loan Documents to which it is a party or the compliance with the terms and provisions thereof will (a) contravene any Requirement of Law, except to the extent such contravention would not reasonably be expected to result in a Material Adverse Change, (b) result in any breach or violation of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Person or any of the Restricted Subsidiaries (other than Liens created under the Loan Documents and Permitted Liens) pursuant to the terms of any indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other instrument to which such Person or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound, except to the extent such breach, default or Lien that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or (c) violate any provision of the certificate of incorporation, by-laws or other organizational documents of such Person or any of the Restricted Subsidiaries.

SECTION 4.04.    Litigation. Except as set forth on Schedule 4.04, there are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of the Borrowers, threatened in writing with respect to the Borrowers or any of their Restricted Subsidiaries that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change.

SECTION 4.05.    Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.

SECTION 4.06.    Governmental Approvals. The execution, delivery and performance of each Loan Document do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (a) such as have been obtained or made and are in full force and effect, (b) filings and recordings in respect of the Liens created pursuant to the Security Documents and (c) such consents, approvals, registrations, filings or actions the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Change.

SECTION 4.07.    Investment Company Act. None of the Borrowers or the Restricted Subsidiaries is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.08.    True and Complete Disclosure. (a) All information, documentation or materials other than financial projections (including financial estimates, forecasts and other forward-looking information) (such information, documentation or materials other than financial projections, the “Information”) provided directly or indirectly by the Seller, the Acquired Business, Holdings or any Credit Party to the Lead Arrangers, the Administrative Agent and/or the Lenders in connection with the Transactions, when taken as a whole, was true and correct in all material respects as of the date such Information was furnished to the Lead Arrangers, the Administrative Agent and/or the Lenders and as of the Closing Date (with respect to Information provided prior to the Closing Date) and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary as of any such date in order to make the statements contained therein not misleading in light of the circumstances under which such statements were made.

(b)    The financial projections and estimates that have been made available to the Lead Arrangers, any Lenders or the Administrative Agent by or on behalf of the Acquired Business or the Borrowers in connection with the Transactions (i) have been prepared in good faith based upon assumptions believed by the preparer thereof to be reasonable as of the date thereof (it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material), as of the date such projections or estimates were furnished to the Lenders (with respect to any such projections or estimates provided prior to the Closing Date) and as of the Closing Date and (ii) as of the Closing Date, have not been modified in any material respect by the Borrowers. The Audited Financial Statements and Unaudited Financial Statements with respect to each of Holdings and the Acquired Business, as applicable, present fairly, in all material respects, the consolidated financial position and results of Holdings or the Acquired Business, as applicable, as of the applicable date and for the applicable period (and, for the avoidance of doubt, do not include any material operations or cash flows that are not conducted by or attributable to Holdings or the Acquired Business, as applicable, immediately prior to the Closing Date) in accordance with GAAP; provided, however, that the Unaudited Financial Statements with respect to each of Holdings and the Acquired Business are subject to normal year-end adjustments and lack footnotes and other presentation items. The Audited Financial Statements and the Unaudited Financial Statements with respect to each of Holdings and the Acquired Business reflect the consistent application of GAAP throughout all periods identified therein, except as disclosed in the notes to such statements.

SECTION 4.09.    Tax Matters. Except where the failure of which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Change, the Par Borrower and its Subsidiaries have filed all federal income Tax returns and all other Tax returns, domestic and foreign, required to be filed by it (including in its capacity as a withholding agent) and has paid all Taxes payable by it that have become due, other than those (i) not yet delinquent or (ii) being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided to the extent required by and in accordance with GAAP.

SECTION 4.10.    Compliance with ERISA. Each Plan (excluding Multiemployer Plans) is in compliance with ERISA, the Code and any applicable Requirement of Law; (ii) no Reportable Event has occurred with respect to any Plan (excluding Multiemployer Plans); (iii) no Plan (excluding Multiemployer Plans) is “insolvent” (within the meaning of Section 4245 of ERISA) or in “reorganization” (within the meaning of Section 4245 of ERISA) or is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), and no written notice of any such insolvency, reorganization, or endangered or critical status has been given to the Borrowers or, to the knowledge of the Borrowers, any ERISA Affiliate; (iv) none of the Borrowers or any ERISA Affiliate has incurred (or is reasonably likely to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code nor have the Borrowers or, to the knowledge of the Borrowers, any ERISA Affiliate, been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; (v) no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan (excluding Multiemployer Plans) or to appoint a trustee to administer any Plan (excluding Multiemployer Plans), and no written notice of any such proceedings has been given to the Borrowers or, to the knowledge of the Borrowers, any ERISA Affiliate; and (vi) no lien imposed under the Code or ERISA on the assets of the Borrowers or any ERISA Affiliate exists (or is reasonably likely to exist) nor have the Borrowers or, to the knowledge of the Borrowers, any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of the Borrowers or any ERISA Affiliate on account of any Plan (excluding Multiemployer Plans), except to the extent that a breach of any of the representations or warranties in this Section 4.10 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Change. No Plan (other than a Multiemployer Plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 4.10, be reasonably likely to have a Material Adverse Change. With respect to Plans that are Multiemployer Plans, the representations and warranties in this Section 4.10, other than any made with respect to (i) liability under Section 4201 or 4204 of ERISA or (ii) liability for “termination” or “reorganization” (within the meaning of Title IV of ERISA) of such Plans under ERISA, are made to the knowledge of the Borrowers.

SECTION 4.11.    Subsidiaries. Schedule 4.11 lists each Subsidiary of the Par Borrower (and the direct and indirect ownership interest of the Borrowers therein), in each case existing on the Closing Date (after giving effect to the Transactions). Each Guarantor and Unrestricted Subsidiary as of the Closing Date (after giving effect to the Transactions) has been so designated on Schedule 4.11.

SECTION 4.12.    Intellectual Property. The Borrowers and each of the Restricted Subsidiaries own or have obtained valid rights to use all intellectual property, free from any burdensome restrictions, that is necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights would not reasonably be expected to have a Material Adverse Change.

SECTION 4.13.    Environmental Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change (i) the Borrowers and each of the Subsidiaries are in compliance with all Environmental Laws; (ii) neither the Borrowers nor any Subsidiary has received written notice of any Environmental Claim; (iii) neither the Borrowers nor any Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) neither the Borrowers nor any of the Subsidiaries has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased facility in a manner that would reasonably be expected to give rise to liability of the Borrowers or any Subsidiary under Environmental Law.

SECTION 4.14.    Properties.

(a)    Assuming that all applicable Governmental Authorities have granted approvals, made recordations and taken such other actions as are necessary in connection with the Transactions and any assignments made in connection therewith, except as set forth on Schedule 4.14 hereto, each Credit Party has good and valid title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not reasonably be expected to have a Material Adverse Change.

(b)    All material leases and agreements necessary for the conduct of the Borrowers and the Restricted Subsidiaries are valid and subsisting, in full force and effect, except to the extent that any such failure to be valid or subsisting would not reasonably be expected to have a Material Adverse Change.

(c)    The rights and properties presently owned, leased or licensed by the Credit Parties including all easements and rights of way, include all rights and properties necessary to permit the Credit Parties to conduct their respective businesses as currently conducted, except to the extent any failure to have any such rights or properties would not reasonably be expected to have a Material Adverse Change.

(d)    All of the properties of the Borrowers and the Restricted Subsidiaries that are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards, except to the extent any failure to satisfy the foregoing would not reasonably be expected to have a Material Adverse Change.

SECTION 4.15.    Solvency. On the Closing Date (after giving effect to the consummation of the Transactions (including the execution and delivery of this Agreement, the making of the Loans and the use of proceeds thereof on the Closing Date)), the Borrowers on a consolidated basis with their Subsidiaries will be Solvent.

SECTION 4.16.    FCPA. None of the Borrowers or any of the Restricted Subsidiaries, nor, to the knowledge of the Borrowers or any of the Restricted Subsidiaries, or any of their directors, officers, agents or employees has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any government official or employee from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or similar law of a jurisdiction in which the Borrowers or any of the Restricted Subsidiaries conduct their business and to which they are lawfully subject or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

SECTION 4.17.    USA PATRIOT Act; Anti-Corruption; Sanctions; Terrorism Laws; Beneficial Ownership.

(a)    None of the Borrowers, any Restricted Subsidiary nor, to the knowledge of the Borrowers, any director, officer, agent, employee or Affiliate of the Borrowers or any Restricted Subsidiary is (i) a person on the list of “Specially Designated Nationals and Blocked Persons” or (ii) subject of any active sanctions administered or enforced by the U.S. Department of State or the U.S. Department of Treasury (including the Office of Foreign Assets Control) or any other applicable Governmental Authority (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”); and the Borrowers will not directly or, to the knowledge of the Borrowers, indirectly use the proceeds of the Loans for the purpose of financing the activities of any Person that is the subject of, or in any country or territory that at such time is the subject of, any Sanctions.

(b)    The Borrowers and each Restricted Subsidiary is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the USA PATRIOT Act, (iii) Sanctions Laws and (iv) Anti-Corruption Laws.

(c)    No part of the proceeds of any Loan will be used, directly or, to the knowledge of the Borrowers, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”).

(d)    As of the Closing Date, to the knowledge of any Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all material respects.

SECTION 4.18.    Hedging Contracts. Schedule 4.18, as of the Closing Date, sets forth, a true and complete list of all Hedging Contracts of the Borrowers and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), the counterparty to each such agreement and whether such Hedging Agreements are secured hereunder or under the ABL Credit Agreement.

SECTION 4.19.    Security Documents.

(a)    (i) Each Security Document (other than each Mortgage), when executed and delivered, is effective to create in favor of the Collateral Trustee (for the benefit of the Secured Parties), a legal, valid and enforceable security interest in the Collateral described therein and each of the Administrative Agent and the Collateral Trustee has been authorized (and is hereby authorized) to make all filings of UCC-1 and as-extracted collateral financing statements in the appropriate filing office necessary or desirable to fully perfect the Collateral Trustee’s security interest in such Collateral described therein which can be perfected by filing a UCC-1 financing statement in the appropriate filing office, and (ii) with respect to the security interest created in the Collateral pursuant to each Security Document (other than each Mortgage), upon such filings (or, with respect to possessory Collateral, upon the taking of possession by the Collateral Trustee of any such Collateral which may be perfected by possession), such security interests will constitute perfected first priority Liens on, and security interests in, all right, title and interest of the debtor party thereto in the Collateral described therein (subject to Permitted Liens) that can be perfected by filing a UCC-1 or as-extracted financing statement, as applicable, in the appropriate filing office or by delivery, in the case of possessory Collateral.

(b)    Each of the Mortgages, when executed and delivered, will be effective to create in favor of the Collateral Trustee, for the ratable benefit of the Secured Parties, a legal, valid and enforceable lien on the Material Real Property described therein and such security interests will constitute, upon such Mortgage being recorded in the appropriate filing offices, first priority liens (subject to Permitted Liens) on such Material Real Properties.

SECTION 4.20.    No Material Adverse Change.

There has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Change.

SECTION 4.21.    Compliance with Laws.

The Borrowers and each of the Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

SECTION 4.22.    Labor Matters. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change, none of the Borrowers or any of their Subsidiaries has suffered any strikes, walkouts, slowdowns, lockouts, work stoppages or other material labor difficulty within the last five years. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change, there is (a) no unfair labor practice complaint pending against any of the Borrowers or their Subsidiaries or, to the knowledge of the Borrowers, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any of the Borrowers or any of their Subsidiaries, or to the knowledge of the Borrowers, threatened against any of them and (b) to the knowledge of the Borrowers, no union representation question existing with respect to the employees of each of the Borrowers and each of their Subsidiaries and, to the knowledge of the Borrowers, no union organization activity that is taking place.

SECTION 4.23.    Use of Proceeds. The proceeds of the Borrowings, together with the Equity Financing, and cash on hand at the Par Borrower and its Subsidiaries shall be used to finance the Transactions, to pay Transaction Expenses and for other general corporate purposes.

SECTION 4.24.    Foreign Operations. The Borrowers have no Foreign Subsidiaries.

ARTICLE V

Conditions Precedent

SECTION 5.01.    Conditions Precedent to Effectiveness of this Agreement. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent, except as otherwise agreed or waived pursuant to Section 10.01:

(a)    The Administrative Agent (or its counsel) shall have received from Holdings and each Credit Party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)    The Administrative Agent shall have received, on behalf of itself, the Collateral Trustee and the Lenders, a written opinion of Porter Hedges LLP, counsel to Holdings and the Credit Parties, (i) dated the Closing Date, (ii) addressed to the Administrative Agent, the Collateral Trustee and the Lenders and (iii) in form and substance reasonably satisfactory to the Administrative Agent. Holdings and the Credit Parties hereby instruct such counsel to deliver such legal opinion.

(c)    The Administrative Agent shall have received, in the case of Holdings and each Credit Party, each of the items referred to below:

(i)    a copy of the certificate or articles of incorporation, certificate of limited partnership or certificate of formation, including all amendments thereto, of Holdings and each Credit Party, in each case, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing of each such Person as of a recent date from such Secretary of State (or other similar official)

(ii)    a certificate of the Secretary or Assistant Secretary or similar officer of Holdings and each Credit Party dated the Closing Date and certifying:

(1)    that attached thereto is a true and complete copy of the bylaws (or partnership agreement, limited liability company agreement or other equivalent governing documents) of such Person as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (2) below,

(2)    that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or managing general partner, managing member or equivalent) entity of such Person authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrowers, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(3)    that the certificate or articles of incorporation, certificate of limited partnership or certificate of formation of such Person has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

(4)    as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of Holdings, the Borrowers and each other Credit Party, and

(5)    a certificate of a director or an officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (ii) above.

(d)    The Administrative Agent shall have received (i) executed counterparts of each agreement, certificate, or other deliverable required to be delivered under the Intercreditor Agreement in order for the Facility to be designated as “Additional Secured Debt” in accordance therewith, (ii) a completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby and (iii) all UCC financing statements and other documents or instruments reasonably requested by the Collateral Trustee to confirm, ratify or perfect the first priority Liens (subject to Permitted Liens) securing the Facility.

(e)    The Acquisition shall, substantially concurrently with the funding of the Closing Date Loans, be consummated pursuant to and consistent with the terms of the Purchase and Sale Agreement, without giving effect to any modification, consent, amendment or waiver thereto that is materially adverse to the Lenders and the Lead Arrangers; provided that (x) any substantive modification, amendment, consent or waiver to the definition of Company Material Adverse Effect or Buyer Parent Material Adverse Effect shall be deemed to be materially adverse to the interest of the Lenders and the Lead Arrangers, (y) any modification, amendment, consent or waiver that results in any increase in the purchase price of the Acquisition will be deemed not to be materially adverse to the Lenders and the Lead Arrangers so long as such increase is funded by the proceeds of equity issuances and (z) any modification, amendment, consent or waiver that results in any reduction in the purchase price of the Acquisition shall be deemed not to be materially adverse to the interest of the Lenders and the Lead Arrangers so long as such reduction shall be applied to reduce the Facility on at least a pro rata basis with the Equity Financing).

(f)     The Administrative Agent shall have receive customary evidence reasonably satisfactory to it that, after giving effect to the Borrowings on the Closing Date and the use of proceeds thereof, all Indebtedness for borrowed money of the Acquired Business and its Subsidiaries (other than Indebtedness permitted under Section 7.07) shall have been repaid or repurchased in full, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released.

(g)    The Lead Arrangers shall have received the Historical Financial Information.

(h)    The Borrowers shall have delivered a customary pro forma consolidated balance sheet and related pro forma consolidated statements of income of the Borrowers and their respective Subsidiaries as of and for the twelve month period ended September 30, 2018, prepared after giving effect to this Agreement and the Transactions as if they had occurred as of the date of such consolidated balance sheet (in the case of such balance sheet) or at the beginning of such period (in the case of such statements of income).

(i)    On the Closing Date, the Administrative Agent shall have received a solvency certificate substantially in the form of Exhibit G hereto and signed by a Financial Officer of the Borrowers.

(j)    Any costs, fees and expenses (including without limitation, legal fees and expenses, title premiums, survey charges and recording taxes and fees) required to be paid on or before the Closing Date to the Administrative Agent, the Collateral Trustee, the Lead Arrangers or the Lenders under this Agreement, the Fee Letters or otherwise in connection with the Facility shall have been paid and, unless waived by the Administrative Agent, the Collateral Trustee, the Lead Arrangers or the Lenders, as applicable, to the extent invoiced at least two (2) Business Days prior to the Closing Date.

(k)    The Lenders shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information about the Borrowers and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and the Beneficial Ownership Regulation regarding beneficial ownership of the Borrowers and the Guarantors that has been requested by the Lenders in writing at least ten (10) Business Days prior to the Closing Date. Any Borrower or Guarantor that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification to any Lender that has requested such certification at least three (3) Business Days prior to the Closing Date, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association, in relation to such Borrower or Guarantor.

(l)    Since November 26, 2018, no Company Material Adverse Effect shall have occurred and be continuing.

(m)    Since November 26, 2018, no Buyer Parent Material Adverse Effect shall have occurred and be continuing.

(n)    On the Closing Date, the Acquired Business Representations and the Specified Representations shall be true and correct in all material respects (or in all respects if qualified by materiality or material adverse effect), unless such representations relate to an earlier date, in which case, such representations shall have been true in all material respects (or in all respects if qualified by materiality or material adverse effect) as of such earlier date.

(o)    Not less than 10 calendar days prior to the Closing Date, Holdings shall have obtained (i) a public corporate family rating from Moody’s, (ii) a public corporate credit rating from S&P and (iii) a public credit rating for the Facility from each of Moody’s and S&P.

(p)    The Administrative Agent shall have received, in the case of a Borrowing, a Notice of Borrowing as required by Section 2.02.

(q)    The Administrative Agent shall have received a certificate executed by an Authorized Officer of the Borrowers certifying as to the foregoing clauses (e), (l), (m), (n) and (o).

ARTICLE VI

Successor Borrowers

SECTION 6.01.    Merger, Consolidation or Sale of Assets.

(a)    Neither of the Borrowers may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Borrower is the survivor); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets taken as a whole, in one or more related transactions, to another Person, unless:

(i)    either: (A) such Borrower is the survivor; or (B) the Person formed by or surviving any such consolidation or merger (if other than such Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state or territory of the United States or the District of Columbia; provided, however, that the FinanceCo Borrower may not consolidate or merge with or into any Person other than a corporation so long as the Par Borrower is not a corporation (unless a different Subsidiary of the Par Borrower which is a corporation becomes a co-issuer of the Existing Secured Notes in lieu of the FinanceCo Borrower);

(ii)    the Person formed by or surviving any such consolidation or merger (if other than such Borrower) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of such Borrower under this Agreement and the Security Documents pursuant to an agreement expressly assuming such obligations in form and substance reasonably satisfactory to the Administrative Agent;

(iii)    the Administrative Agent shall have received at least five (5) days prior to the date of such merger, amalgamation or consolidation all documentation and other information about the Person formed by or surviving any such consolidation or merger (if other than such Borrower) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made as required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act that has been requested by the Administrative Agent;

(iv)    immediately after giving effect to such transaction, no Default or Event of Default exists;

(v)    in the case of a transaction involving the Par Borrower:

(A)    the Par Borrower or the Person formed by or surviving any such consolidation or merger (if other than the Par Borrower), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.07(a) hereof; or

(B)    immediately after giving effect to such transaction and any related financing transactions on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Par Borrower or the Person formed by or surviving any such consolidation or merger (if other than the Par Borrower), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, will be equal to or greater than the Fixed Charge Coverage Ratio of the Par Borrower immediately before such transactions; and

(vi)    the Par Borrower has delivered to the Administrative Agent an Officers’ Certificate stating that such consolidation, merger or disposition comply with this Agreement.

(b)    Section 6.01(a) hereof will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of Capital Stock, properties or assets between or among the Borrowers and the Restricted Subsidiaries. Notwithstanding the restrictions set forth in Section 6.01(a)(iv) hereof, any Restricted Subsidiary may consolidate with, merge into or dispose of all or part of its properties and assets to the Borrowers or any Restricted Subsidiary and the Borrowers may merge with an Affiliate of the Par Borrower solely for the purpose of reorganizing the Par Borrower in a state or territory of the United States or the District of Columbia or for the sole purpose of forming or collapsing a holding company structure, in each case, without complying with Section 6.01(a)(iv) hereof in connection with any such consolidation, merger or disposition.

SECTION 6.02.    Successor Borrower Substituted.

Upon any consolidation or merger in which the Par Borrower is not the surviving entity or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Par Borrower, in each case, in accordance with Section 6.01 hereof, the surviving entity formed by such consolidation into or with which the Par Borrower is merged or the entity to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Par Borrower under this Agreement with the same effect as if such surviving entity had been named as the Par Borrower in this Agreement, and thereafter (except in the case of a lease of all or substantially all of the Par Borrower’s assets), the Par Borrower will be relieved of all obligations and covenants under this Agreement.

ARTICLE VII

Covenants

The Borrowers and the Guarantors and (solely with respect to Sections 7.24 and 7.29) Holdings, each hereby covenant and agree that on the Closing Date and thereafter, until this Agreement is terminated and the Loans, together with interest, fees and all other Loan Obligations (other than contingent indemnification obligations not then due and payable), are paid in full:

SECTION 7.01.    Information Covenants.

(a)    The Borrower Representative will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice) within the time periods specified in the SEC’s rules and regulations for a filer that is a “non-accelerated filer,” whether or not required to file reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act

(i)    all quarterly and annual financial and other information with respect to the Borrower Representative and its Subsidiaries that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Borrower Representative were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Borrower Representative’s certified independent accountants; provided, however, such reports shall not be required to comply with Sections 302, 906 and 404 of the Sarbanes-Oxley Act or related items 307 and 308 of Regulation S-K; and

(ii)    all current reports that would be required to be filed with the SEC on Form 8-K if the Borrower Representative were required to file such reports unless the Borrower Representative determines in good faith that such reports are not material to the Lenders.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. The availability of the foregoing reports on the SEC’s EDGAR filing system will be deemed to satisfy the foregoing delivery requirements.

(b)    If, at any time, the Borrower Representative is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Borrower Representative will nevertheless file the reports specified in Section 7.01(a) hereof with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Borrower Representative will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Borrower Representative’s filings for any reason, the Borrower Representative will post the reports referred to in Section 7.01(a) on its website within the time periods for a filer that is a “non-accelerated filer” that would apply if the Borrower Representative were required to file those reports with the SEC.

(c)    Notwithstanding the foregoing, so long as the Borrower Representative is a direct or indirect Subsidiary of Holdings or any other direct or indirect parent, if Holdings or such other direct or indirect parent of the Borrower Representative files reports with the SEC in accordance with Section 13 or 15(d) of the Exchange Act, whether voluntarily or otherwise, then the Borrower Representative shall be deemed to comply in full with this Section 7.01; provided that the financial statements of Holdings or such other direct or indirect parent of the Borrower Representative are accompanied by the additional financial information required by Section 7.01(d). If the Borrower Representative, Holdings or other direct or indirect parent of the Borrower Representative files or furnishes any information or report pursuant to this Section 7.01 in a timely manner and subsequently amends or restates such information or report, such information or report shall be deemed filed or furnished in a timely manner notwithstanding such amendment or restatement.

(d)    If:

(i)    the Par Borrower elects to satisfy its obligations under this Section 7.01 with respect to financial information relating to the Par Borrower by furnishing financial information relating to Holdings or any other direct or indirect parent, and such financial information reflects the assets or operations of Subsidiaries of Holdings or other direct or indirect parent of the Par Borrower that are not also Restricted Subsidiaries of the Par Borrower; or

(ii)    the Par Borrower has designated any of its Subsidiaries as Unrestricted Subsidiaries and the assets or operations of such Unrestricted Subsidiaries taken as a whole are material to the assets or operations of the Par Borrower and all of its Subsidiaries taken as a whole, then the quarterly and annual financial information required by the preceding paragraphs will include an additional summary presentation, either on the face of the financial statements, in the footnotes thereto, or in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Par Borrower and its Restricted Subsidiaries separate from the financial condition and results of operations of Holdings or any other direct or indirect parent of the Par Borrower and/or the Unrestricted Subsidiaries of the Par Borrower, as applicable. The requirement to provide additional summary financial information required by this paragraph will be deemed satisfied if and when such information is posted on the website of the Par Borrower, Holdings or any other direct or indirect parent of the Par Borrower.

(e)    In addition, if at any time none of the Par Borrower, Holdings or other direct or indirect parent of the Par Borrower are required to file with the SEC the reports required by this Section 7.01 and none of them voluntarily file such reports, the Par Borrower will furnish to the Lenders and any prospective Lenders upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(f)    Any failure to comply with this Section 7.01 shall be automatically cured when the Par Borrower, Holdings or any other direct or indirect parent of the Par Borrower provides all required reports to the Lenders or files all required reports with the SEC; provided that such cure shall not otherwise affect the rights of the Lenders under Section 8.01 hereof if the principal of, premium, if any, on, and interest on, the Loans have been accelerated in accordance with the terms of this Agreement and such acceleration has not been rescinded or cancelled prior to such cure.

SECTION 7.02.    Compliance Certificate; Notice of Default or Event of Default.

(a)    The Borrower Representative shall deliver to the Administrative Agent, within 90 days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2019, an Officers’ Certificate stating that a review of the activities of the Par Borrower and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Authorized Officers with a view to determining whether the Borrowers have kept, observed, performed and fulfilled their obligations under this Agreement, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Borrowers have kept, observed, performed and fulfilled each and every covenant contained in this Agreement and are not in default in the performance or observance of any of the terms, provisions and conditions of this Agreement (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Borrowers are taking or propose to take with respect thereto).

(b)    The Borrower Representative will deliver to the Administrative Agent, within 15 days of any Authorized Officer of the Par Borrower becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default, its status and what actions the Borrowers are taking or propose to take in respect thereof, but only to the extent that such Default or Event of Default has not been cured by the end of such 15 day period. The requirement to provide the information required by this paragraph will be deemed satisfied if and when such information is made publicly available by posting with the SEC or on the website of the Par Borrower, Holdings or any other direct or indirect parent of the Par Borrower.

SECTION 7.03.    Taxes. The Borrowers will pay or discharge, and will cause each of the Restricted Subsidiaries to pay or discharge, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment or discharge is not adverse in any material respect to the Lenders.

SECTION 7.04.    Stay, Extension and Usury Laws. The Borrowers and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement; and the Borrowers and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Administrative Agent, but will suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 7.05.    Limitation on Restricted Payments.

(a)    The Borrowers shall not, and shall not permit any of their Restricted Subsidiaries to, directly or indirectly:

(i)    pay any dividend or make any other payment or distribution on account of the Borrowers’ or any of the Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrowers or any of their Restricted Subsidiaries) or to the direct or indirect holders of the Borrowers’ or any of their Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of the Par Borrower or payable to the Borrowers or a Restricted Subsidiary);

(ii)    purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Par Borrower) any Equity Interests of the Borrowers, any direct or indirect parent of the Par Borrower or any Restricted Subsidiary held by Persons other than the Borrowers or any Restricted Subsidiary;

(iii)    make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is contractually subordinated to the Loans or the Subsidiary Guarantees (excluding any intercompany Indebtedness between or among the Borrowers and any of the Restricted Subsidiaries), except a payment of (a) interest or principal at the Stated Maturity thereof (or the satisfaction of a sinking fund obligation) or (b) principal and accrued interest, due within one year of the date of such payment, purchase, redemption, defeasance, acquisition or retirement; or

(iv)    make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above (other than any exceptions thereto) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)    no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)    the Borrowers would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.07(a) hereof; and

(3)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrowers and the Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (ii) through (xiii) of the next succeeding paragraph) after the date hereof is less than the sum, without duplication of:

(a)    50% of the Consolidated Net Income (or if such Consolidated Net Income for such period is a deficit, less 100% of such deficit) of the Par Borrower for the period (taken as one accounting period) commencing October 1, 2017 to the end of the Par Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such determination, plus

(b)    100% of the aggregate net cash proceeds and the Fair Market Value of any assets received by the Par Borrower after the date hereof as a contribution to its equity capital or from the issue or sale of Equity Interests of the Par Borrower (other than (i) Disqualified Stock, (ii) net cash proceeds received from an issuance or sale of such Equity Interests to a Subsidiary of the Par Borrower or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by the Par Borrower or any Restricted Subsidiary (unless such loans have been repaid with cash on or prior to the date of determination) or (iii) any contribution from any direct or indirect parent of the Par Borrower to the extent such contribution was funded by payments made pursuant to clause (7) of the definition of “Permitted Holdings Payments”); provided that net cash proceeds from the issue or sale of Equity Interests of the Par Borrower shall only be included to the extent they are declined by Lenders pursuant to Section 2.05(e), plus

(c)    the net cash proceeds and the Fair Market Value of assets received by the Par Borrower or any Restricted Subsidiary from (i) the disposition, sale, liquidation, retirement or redemption of all or any portion of any Restricted Investment made after the date hereof, net of disposition costs and repurchases and redemptions of such Restricted Investments from the Par Borrower or the Restricted Subsidiaries, and repayments of loans or advances and releases of guarantees which constitute Restricted Investments by the Par Borrower or the Restricted Subsidiaries and (ii) the sale (other than to the Par Borrower or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary, plus

(d)    the net reduction in Restricted Investments resulting from dividends, repayments of loans or advances, or other transfers of assets in each case to the Par Borrower or any of the Restricted Subsidiaries from any Person (including, without limitation, Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent such amounts have not been included in the calculation of Consolidated Net Income on or after the date hereof, plus

(e)    the amount by which Indebtedness of the Par Borrower or the Restricted Subsidiaries is reduced on the Par Borrower’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Par Borrower) of any such Indebtedness for Equity Interests (other than Disqualified Stock) of the Par Borrower (less the amount of any cash, or the Fair Market Value of any other property (other than such Equity Interests), distributed by the Par Borrower upon such conversion or exchange and excluding the net cash proceeds from the conversion or exchange financed, directly or indirectly, using funds borrowed from the Par Borrower or any Subsidiary), together with the net proceeds, if any, received by the Par Borrower or any of the Restricted Subsidiaries upon such conversion or exchange, plus

(f)    in the event the Par Borrower or any Restricted Subsidiary has made or makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount equal to the Fair Market Value of the existing Investment in such Person that was previously treated as a Restricted Payment (items (b), (c), (d), (e) and (f) being referred to as “Incremental Funds”).

(b)    The provisions of Section 7.05(a) shall not prohibit:

(i)    the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of its declaration or the giving of a redemption notice related thereto, as the case may be, if at the date of declaration or notice the payment would have complied with the provisions of this Agreement;

(ii)    the purchase, redemption, defeasance or other acquisition or retirement for value of any subordinated Indebtedness of the Par Borrower or any Guarantor or of any Equity Interests of the Par Borrower, the acquisition of any Restricted Investment or the making of any other Restricted Payment, in each such case in exchange for, or out of the net cash proceeds of the substantially concurrent (a) contribution (other than from a Restricted Subsidiary) to the equity capital of the Par Borrower or (b) sale (other than to a Restricted Subsidiary) of, Equity Interests of the Par Borrower (other than Disqualified Stock); provided, however, that the amount of any such net cash proceeds that are utilized for any such purchase, redemption, defeasance or other acquisition or retirement for value or other Restricted Payment will be excluded (or deducted, if included) from the calculation of Incremental Funds and will not be considered to be net cash proceeds from an Equity Offering for purposes of Section 2.05 hereof;

(iii)    the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Borrowers or any Guarantor that is contractually subordinated to the Loans or to any Subsidiary Guarantee with the net cash proceeds from a substantially concurrent incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(iv)    the payment of any dividend or distribution by a Restricted Subsidiary to the holders of its Equity Interests in accordance with the terms of such Equity Interests;

(v)    the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrowers or any Restricted Subsidiary held by any current, future or former director, officer, employee or consultant of the Borrowers, any Restricted Subsidiary or any direct or indirect parent of the Borrowers or any Restricted Subsidiary, or their estates or the beneficiaries of such estates; provided, however, that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any calendar year, plus up to $10.0 million that was unused in prior calendar years may be carried forward to successive calendar years and added to such amount; provided further that such amounts will be increased by the cash proceeds of key man life insurance policies received by the Borrowers, the Restricted Subsidiaries or any other direct or indirect parent of the Borrowers and contributed to the Par Borrower after the date hereof; provided, however, that the amount of any such cash proceeds that are utilized for any such purchase, redemption, defeasance or other acquisition or retirement for value will be excluded (or deducted, if included) from the calculation of Incremental Funds;

(vi)    the purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise of stock options, warrants, incentives, rights to acquire Equity Interests or other convertible securities if such Equity Interests represent a portion of the exercise or exchange price thereof, and any purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of stock options, warrants, incentives or rights to acquire Equity Interests;

(vii)    any purchase, redemption, retirement, defeasance or other acquisition for value of any Indebtedness of the Borrowers or any Guarantor that is contractually subordinated in right of payment to the Loans or a Subsidiary Guarantee at a purchase price not greater than (i) 101% of the principal amount of such subordinated Indebtedness plus accrued interest in accordance with customary change of control put provisions and (ii) 100% of the principal amount thereof plus accrued interest in accordance with provisions similar to those set forth under Section 7.08; provided that, prior to or simultaneously with such purchase, redemption, retirement, defeasance or other acquisition, the Borrowers shall have complied with Section 7.08 and repaid the Loans in accordance with Section 2.05;

(viii)    payments or distributions, in the nature of satisfaction of dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Agreement applicable to mergers, consolidations and transfers of all or substantially all the property and assets of the Borrowers;

(ix)    the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise or conversion of securities exercisable or convertible into Equity Interests of the Par Borrower or in connection with a share dividend, distribution, share split or reverse share split, consolidation or merger;

(x)    the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Stock of the Par Borrower or any Preferred Stock of any Restricted Subsidiary issued on or after the date hereof in accordance with the Fixed Charge Coverage Ratio test set forth under Section 7.07(a) hereof;

(xi)    distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrowers or a Restricted Subsidiary by, any Unrestricted Subsidiary;

(xii)    other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (xii) not to exceed $30.0 million; and

(xiii)    the declaration and payment of dividends and distributions by the Borrowers or any of their Subsidiaries to, or the making of loans to, Holdings or any other direct or indirect parent of the Par Borrower in amounts sufficient to make Permitted Holdings Payments;

provided, however, that except in the case of clause (i) or (xiii), no Default (except for a Default hereunder pursuant to Section 8.01(c)(i) hereof) or Event of Default has occurred and is continuing or would occur as a consequence thereof.

(c)    The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment or the Restricted Investment proposed to be made or the asset(s) or securities proposed to be transferred or issued by the Borrowers or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any Restricted Investment, assets or securities that are required to be valued by this Section 7.05 will be determined, in the case of amounts greater than $25.0 million, by a majority of the disinterested members of the Board of Directors of the Par Borrower, whose determination shall be evidenced by a Board Resolution.

(d)    In determining whether any Restricted Payment is permitted by this Section 7.05, the Borrowers and the Restricted Subsidiaries may allocate all or any portion of such Restricted Payment among the categories described in clauses (i) through (xiii) of Section 7.05(b) hereof or Section 7.05(a) hereof (including categorization in whole or in part as a Permitted Investment); provided that, at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of this Section 7.05; and provided further that the Borrowers and the Restricted Subsidiaries may reclassify all or a portion of such Restricted Payment or Permitted Investment in any manner that complies with this Section 7.05, and following such reclassification such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only the clause or clauses of this Section 7.05 to which such Restricted Payment or Permitted Investment has been reclassified.

(e)    For purposes of this Agreement, no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Borrowers or a Guarantor solely by virtue of being unsecured or by virtue of being secured on a junior priority basis or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

SECTION 7.06.    Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)    The Borrowers will not, and will not permit any of Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i)    pay dividends or make any other distributions on its Capital Stock to the Borrowers or any Restricted Subsidiary, or pay any Indebtedness or other obligations owed to the Borrowers or any Restricted Subsidiary;

(ii)    make loans or advances to the Borrowers or any of the Restricted Subsidiaries; or

(iii)    transfer any of its properties or assets to the Borrowers or any Restricted Subsidiaries.

(b)    The restrictions in Section 7.06(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(i)    agreements governing Existing Indebtedness and Credit Facilities as in effect on the date hereof and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or the Indebtedness to which they relate; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the reasonable good faith judgment of an officer of the Par Borrower, not materially more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those contained in those agreements on the date hereof;

(ii)    the Existing Indenture, the Senior Notes (including any Additional Notes), and the guarantees in respect thereof;

(iii)    this Agreement, the Subsidiary Guarantees, the Intercreditor Agreement and the other Security Documents;

(iv)    applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(v)    any instrument governing Indebtedness or Capital Stock or any other agreement of a Person acquired by the Borrowers or any Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred or such agreement entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, and any amendments, restatements, modifications, renewals, extensions, supplements, increases, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, restatements, modifications, renewals, extensions, supplements, increases, refundings, replacements or refinancings are, in the reasonable good faith judgment of an officer of the Par Borrower, no more restrictive, taken as a whole, than those in effect on the date of the acquisition; provided that, in the case of Indebtedness, such Indebtedness was otherwise permitted to be incurred hereunder;

(vi)    Capital Lease Obligations, operating leases, mortgage financings or purchase money obligations, in each case for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in Section 7.06(a)(iii) hereof;

(vii)    any agreement for the sale or other disposition of some or all of the Capital Stock of, or any property and assets of, a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(viii)    Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the reasonable good faith judgment of an officer of the Par Borrower, not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(ix)    Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Sections 7.07 and 7.10 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(x)    provisions with respect to the disposition or distribution of assets or property in exchange agreements, trading agreements, netting agreements, consignment agreements, operating agreements, construction agreements, supply agreements, terminal, agreements, storage agreements, purchase sale agreements, Hedging Contracts, joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) which limitation is applicable only to the assets that are the subject of such agreements;

(xi)    encumbrances or restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xii)    any other agreement governing Indebtedness of the Borrowers or any Restricted Subsidiary that is permitted to be incurred under Section 7.07 hereof and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that either (a) such encumbrances or restrictions are not materially more restrictive, taken as a whole, than those contained in the Existing Indenture (with respect to other indentures) or the ABL Credit Agreement (with respect to other credit facilities) or (b) such encumbrances or restrictions are ordinary and customary in light of the type of Indebtedness being incurred and the jurisdiction of the obligor and will not affect in any material respect the Borrowers’ or any Guarantor’s ability to repay the Loans, in each case as determined in the reasonable good faith judgment of an officer of the Par Borrower;

(xiii)    consisting of customary restrictions pursuant to any Permitted Receivables Financing;

(xiv)    any Intermediation Agreement;

(xv)    customary provisions contained in leases, sub-leases, licenses or sub-licenses and other agreements, in each case, entered into in the ordinary course of business or as is typical in the same or similar industries in which the Borrowers or the Restricted Subsidiaries engage from time to time;

(xvi)    restrictions in agreements or instruments that prohibit the payment or making of dividends other than on a pro rata basis;

(xvii)    customary provisions contained in leases or other agreements governing any Hawaii Retail Property Sale and Leaseback Transaction, including lease obligations, Indebtedness obligations and Liens incurred in connection therewith, and any amendments, renewals, extensions, refundings, restructurings, replacements or refinancings of such obligations, Indebtedness and Liens, in whole or in part (and whether with the original counterparties to such Hawaii Retail Property Sale and Leaseback Transaction or one or more replacement or additional counterparties); and

(xviii)    arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Borrowers or any Restricted Subsidiary thereof in any manner material to the Borrowers or any Restricted Subsidiary thereof.

For purposes of determining compliance with this Section 7.06, (1) the priority of any preferred stock in receiving dividends or liquidating distributions prior to distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Borrowers or a Restricted Subsidiary to other Indebtedness incurred by the Borrowers or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 7.07.    Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)    The Borrowers will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), the Borrowers will not issue any Disqualified Stock, and the Borrowers will not permit any of the Restricted Subsidiaries (other than a Guarantor) to issue any preferred stock; provided, however, that the Borrowers and any Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Restricted Subsidiary may issue preferred stock, if, for the Par Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, the Fixed Charge Coverage Ratio would have been at least 2.00 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b)    The provisions of Section 7.07(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”) or the issuance of any Disqualified Stock or preferred securities described below:

(i)    the incurrence by the Borrowers or any of the Restricted Subsidiaries of additional Indebtedness (including guarantees and letters of credit) under one or more Credit Facilities; provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (i) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Borrowers and their respective Subsidiaries thereunder) and then outstanding does not exceed the greater of (a) $150.0 million and (b) the Borrowing Base;

(ii)    the incurrence by the Borrowers or the Restricted Subsidiaries of the Existing Indebtedness;

(iii)    the incurrence by the Borrowers and the Guarantors of Indebtedness represented by the Existing Notes and the related guarantees;

(iv)    the incurrence by the Borrowers and the Guarantors of Indebtedness pursuant to this Agreement and the related guarantees;

(v)    the incurrence by the Borrowers or any of the Restricted Subsidiaries of Indebtedness (including Indebtedness represented by Capital Lease Obligations, Attributable Debt, mortgage financings or purchase money obligations) or the issuance by the Borrowers or any of the Restricted Subsidiaries of Disqualified Stock or the issuance by any Restricted Subsidiary of preferred stock, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, repair or improvement of property (real or personal), plant or equipment or other assets used in the business of the Borrowers or such Restricted Subsidiary (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets), including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (v); provided that after giving effect to any such incurrence, the principal amount of all Indebtedness incurred pursuant to this clause (v) and then outstanding does not exceed the greater of (a) $35.0 million and (b) 5.0% of the Par Borrower’s Consolidated Net Tangible Assets at such time;

(vi)    the incurrence by the Borrowers or any of the Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to, extend, refinance, renew, replace, defease or refund Indebtedness that was permitted hereunder to be incurred or Disqualified Stock or preferred stock permitted to be issued under Section 7.07(a) hereof or clause (ii), (iii), (v), (xiii), (xiv) or (xx) of this Section 7.07(b) or this clause (vi);

(vii)    the incurrence by the Borrowers or any of the Restricted Subsidiaries of intercompany Indebtedness between or among the Borrowers and any of the Restricted Subsidiaries; provided, however, that:

(1)    if a Borrower is the obligor on such Indebtedness and a Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Loans, or if a Guarantor is the obligor on such Indebtedness and neither the Par Borrower nor another Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Subsidiary Guarantee of such Guarantor; and

(2)    (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrowers or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither a Borrower nor a Restricted Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by such Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vii);

(viii)    the incurrence by the Borrowers or any of the Restricted Subsidiaries of obligations under Hedging Contracts in the ordinary course of business and not for speculative purposes, including any obligations with respect to letters of credit issued in connection therewith;

(ix)    the guarantee by the Borrowers or any of the Restricted Subsidiaries of Indebtedness of the Borrowers or any of the Restricted Subsidiaries that was permitted to be incurred by another provision of this Section 7.07;

(x)    the incurrence by the Borrowers or any of the Restricted Subsidiaries of obligations relating to net Hydrocarbon balancing positions arising in the ordinary course of business;

(xi)    the incurrence by the Borrowers or any of the Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of the Borrowers and any of the Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Borrowers or any of the Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

(xii)    the issuance by any of the Restricted Subsidiaries to a Borrower or to any of the Restricted Subsidiaries of any preferred securities; provided, however, that:

(1)    any subsequent issuance or transfer of Equity Interests that results in any such preferred securities being held by a Person other than the Borrowers or a Restricted Subsidiary; and

(2)    any sale or other transfer of any such preferred securities to a Person that is not either a Borrower or a Restricted Subsidiary,

shall be deemed, in each case, to constitute an issuance of such preferred securities by such Restricted Subsidiary that was not permitted by this Section 7.07(b)(xii);

(xiii)    (i) Indebtedness, Disqualified Stock or preferred stock of the Borrowers or a Restricted Subsidiary incurred or issued to finance an acquisition or merger or (ii) Acquired Debt incurred by the Borrowers or a Restricted Subsidiary; provided that, in either case, after giving effect to the related merger or acquisition transaction, on a pro forma basis, either (a) the Borrowers would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.07(a) hereof or (b) the Fixed Charge Coverage Ratio for the Par Borrower would not be less than immediately prior to such transactions;

(xiv)    the incurrence by the Borrowers or a Restricted Subsidiary of additional Indebtedness; provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred under this clause (xiv), does not exceed, at any one time outstanding, the greater of $35.0 million and 5.0% of the Par Borrower’s Consolidated Net Tangible Assets determined as of the date of such incurrence;

(xv)    Indebtedness of the Borrowers or a Restricted Subsidiary consisting of self-insurance obligations, financing of insurance premiums, obligations to pay insurance premiums or take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business;

(xvi)    Indebtedness in respect of any bankers’ acceptances, bank guarantees, letters of credit, warehouse receipts or similar facilities, and reinvestment obligations related thereto, entered into in the ordinary course of business including without limitation letters of credit issued (a) in connection with the purchase of crude oil or feedstock in the ordinary course of business and/or (b) pursuant to letters of credit in connection with the purchase of foreign crude oil or feedstock;

(xvii)    guarantees (a) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees that, in each case, are non-Affiliates or (b) otherwise constituting Investments permitted hereunder;

(xviii)    Indebtedness incurred in connection with any Sale and Leaseback Transaction in an aggregate principal amount not to exceed the greater of (a) $35.0 million and (b) 5.0% of the Par Borrower’s Consolidated Net Tangible Assets and any refinancing, refunding, renewal or extension of any such Indebtedness; provided that, except to the extent otherwise permitted hereunder, the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and the direct and contingent obligors with respect to such Indebtedness are not changed;

(xix)    Cash Management Obligations and other Indebtedness in respect of overdraft protections, netting services, automatic clearinghouse arrangements, and similar arrangements in each case in connection with deposit accounts;

(xx)    Indebtedness arising from agreements of the Borrowers or a Restricted Subsidiary providing for indemnification, holdback, adjustment of purchase price, earn out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness incurred or assumed in connection with such disposition shall at no time exceed the gross proceeds including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrowers and the Restricted Subsidiaries in connection with such disposition;

(xxi)    Indebtedness of the Borrowers or a Restricted Subsidiary supported by a letter of credit issued pursuant to Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(xxii)    Indebtedness of the Borrowers or a Restricted Subsidiary undertaken in connection with cash management and related activities with respect to any Subsidiary or Joint Venture in the ordinary course of business;

(xxiii)    Unsecured Indebtedness of the Borrowers or a Restricted Subsidiary that is contractually subordinated to the Loans and the Subsidiary Guarantees in an aggregate principal amount not to exceed $50.0 million;

(xxiv)    Indebtedness incurred in connection with any Hawaii Retail Property Sale and Leaseback Transaction (including Indebtedness represented by Capital Lease Obligations or Attributable Debt), and any amendments, renewals, extensions, refundings, restructurings, replacements or refinancings of such Indebtedness, in whole or in part, and whether with the original counterparties to such Hawaii Retail Property Sale and Leaseback Transaction or one or more replacement or additional counterparties; provided that the aggregate principal amount of Indebtedness incurred in connection with any Hawaii Retail Property Sale and Leaseback Transactions is reasonably equivalent to the Fair Market Value of the Hawaii Retail Property that is the subject of such Sale and Leaseback Transactions;

(xxv)    to the extent constituting Indebtedness, obligations under any Intermediation Agreement or any guarantee provided by the Borrowers in respect of any Intermediation Agreement, including Permitted Refinancing Indebtedness in respect thereof; and

(xxvi)    Indebtedness incurred in connection with Environmental and Necessary Capex in an amount not to exceed the greater of $40.0 million and 2.0% of Consolidated Net Tangible Assets (at the time incurred) at any time outstanding in the aggregate.

For purposes of determining compliance with this Section 7.07, in the event that an item of Indebtedness (including Acquired Debt), Disqualified Stock or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xxvi) above, or is entitled to be incurred pursuant to Section 7.07(a) hereof, the Borrower

Representative will be permitted to divide and classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness, Disqualified Stock or preferred stock in any manner that complies with this Section 7.07 (including in part pursuant to one or more clauses and/or in part pursuant to Section 7.07(a) hereof). Any Indebtedness under the ABL Credit Agreement shall be considered incurred under Section 7.07(b)(i) hereof and may not be later classified or reclassified pursuant to Section 7.07(a) hereof. Any Indebtedness under the Existing Notes shall be considered incurred under Section 7.07(b)(iii) hereof and may not be later classified or reclassified pursuant to Section 7.07(a) hereof.

(c)    The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 7.07; provided that, in each such case, that the amount thereof is included in Fixed Charges of the Borrowers as accrued. Further, the accounting reclassification of any obligation of the Borrowers or any of the Restricted Subsidiaries as Indebtedness will not be deemed an incurrence of Indebtedness for purposes of this Section 7.07.

(d)    For purposes of determining any particular amount of Indebtedness, any guarantees, Liens or obligations with respect to letters of credit, in each case, supporting Indebtedness otherwise included in the determination of such particular amount, will not be included. In addition, notwithstanding any other provision of this Section 7.07, the maximum amount of Indebtedness that may be incurred pursuant to this Section 7.07 will not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 7.08.    Asset Sales.

(a)    The Borrowers will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale unless (1) the Borrower Representative provides written notice of such Asset Sale to the Administrative Agent, (2) the applicable Borrower (or a Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of, (3) at least 75% of the consideration therefor received by the Borrowers or Restricted Subsidiaries, as the case may be is in the form of Cash Equivalents or Replacement Assets, and (4) the Net Proceeds from any such Asset Sale of Collateral is paid directly by the purchaser thereof to the Collateral Trustee to be held in a Collateral Account for application in accordance with the Intercreditor Agreement and

Section 2.05. For purposes of clause (3) of this Section 7.08(a), each of the following will be deemed to be Cash Equivalents:

(i)    any liabilities (as shown on the Borrowers’ or any Restricted Subsidiary’s most recent balance sheet or in the notes thereto, or as would be shown on such balance sheet or notes thereto if such liability was incurred subsequent to the date of such balance sheet), of the Par Borrower or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms contractually subordinated in right of payment to the Loans or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Borrowers or such Restricted Subsidiary from further liability, or that are otherwise released or assumed;

(ii)    any securities, notes or other obligations received by the Borrowers or any Restricted Subsidiary from such transferee that are, within 210 days after the Asset Sale, converted by the applicable Borrower or such Restricted Subsidiary into Cash Equivalents, to the extent of the Cash Equivalents received in that conversion; and

(iii)    any Designated Non-Cash Consideration received by the Borrowers or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is at the time outstanding, not to exceed the greater of (x) $25.0 million and (y) 3.0% of Par Borrower’s Consolidated Net Tangible Assets as of the date of the definitive agreement with respect to such Asset Sale, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured as of the date of the definitive agreement with respect to such Asset Sale and without giving effect to subsequent changes in value.

(b)    Notwithstanding anything to the contrary in Section 7.08(a), the Borrowers and their Restricted Subsidiaries will not be required to cause any Net Proceeds to be held in a Collateral Account in accordance with clause (4) of Section 7.08(a) except to the extent the aggregate Net Proceeds from all Asset Sales of Collateral that (1) are not held in a Collateral Account and (2) have not been previously applied in accordance with the provisions Section 2.05 relating to the application of Net Proceeds from Asset Sales of Collateral, exceed $25.0 million.

SECTION 7.09.    Transactions with Affiliates.

(a)    The Borrowers shall not, and shall not permit any of the Restricted Subsidiaries to make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrowers involving aggregate consideration in excess of $10.0 million (each of the foregoing, an “Affiliate Transaction”), unless:

(i)    such Affiliate Transaction is on terms that are no less favorable to the relevant Borrower or Restricted Subsidiary than those that would have been obtained in a comparable transaction by such Borrower or Restricted Subsidiary with an unrelated Person;

(ii)    the Borrower Representative delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this Section 7.09; and

(iii)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40.0 million, the Par Borrower must obtain a Board Resolution of the Par Borrower certifying that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Par Borrower.

(b)    The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 7.09(a) hereof:

(i)    any employment, equity award, equity option or equity appreciation agreement or plan, or any consulting, service or termination agreement, or any customary indemnification arrangement or agreement, entered into by the Borrowers or any of the Restricted Subsidiaries in the ordinary course of business, and any payments or other awards made pursuant to any of the foregoing;

(ii)    transactions between or among any of the Borrowers and the Restricted Subsidiaries or transactions between or among Restricted Subsidiaries;

(iii)    transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Par Borrower solely because the Par Borrower owns, directly or indirectly, an Equity Interest in, or controls, such Person;

(iv)    transactions effected in accordance with the terms of the agreements in effect on the date hereof, and any amendment or replacement of any of such agreements so long as such amendment or replacement agreement is, in the reasonable good faith judgment of an officer of the Par Borrower, not materially more disadvantageous to the Borrowers and the Restricted Subsidiaries than the agreement so amended or replaced as reasonably determined by the Par Borrower;

(v)    customary compensation, indemnification and other benefits made available to current, former and future officers, directors, employees or consultants of the Borrowers or a Restricted Subsidiary or Affiliate of the Par Borrower, including reimbursement or advancement of out-of-pocket expenses and provisions of officer’s and directors’ liability insurance;

(vi)    sales of Equity Interests (other than Disqualified Stock) of the Par Borrower to Affiliates of the Par Borrower and any agreement that provides customary registration rights to the equity holders of the Par Borrower or any direct or indirect parent of the Par Borrower and the performance of such agreements;

(vii)    Restricted Payments that do not violate Section 7.05 hereof (including any payments that are excluded from the definition of Restricted Payment and Restricted Investment) or Permitted Investments;

(viii)    in the case of contracts for the purchase or sale of Hydrocarbons or activities or services reasonably related thereto, or other operational contracts, any such contracts that are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by the Borrowers or any of the Restricted Subsidiaries with third parties or otherwise on terms not materially less favorable to the Borrowers and the Restricted Subsidiaries taken as a whole than those that would be available in a transaction with an unrelated third party in the reasonable determination of the Board of Directors of the Par Borrower or the senior management thereof;

(ix)    any guarantee by any direct or indirect parent of the Par Borrower of Indebtedness or other obligations of the Borrowers or any Restricted Subsidiary (which Indebtedness or obligation is not prohibited hereunder);

(x)    transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Par Borrower or any of the Par Borrower’s Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(xi)    transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services in the ordinary course of business on terms not materially less favorable as might reasonably have been obtained at such time from a Person that is not an Affiliate of the Par Borrower, as determined in good faith by the Par Borrower;

(xii)    transactions or agreements in which the Borrowers or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an independent financial advisor stating that such transaction or agreement is fair to the Borrowers or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 7.09(a)(i) hereof;

(xiii)    any contribution to the equity capital of the Borrowers or any Restricted Subsidiary;

(xiv)    any transaction with any Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction;

(xv)    any transaction related to the Equity Interests of any Unrestricted Subsidiary;

(xvi)    payments by the Borrowers (or any other direct or indirect parent of the Par Borrower) or any of the Restricted Subsidiaries pursuant to any tax sharing, allocation or similar agreement;

(xvii)    sales of accounts receivable, or participations therein, or any related transaction, in connection with any Permitted Receivables Financing; and

(xviii)    transactions permitted by, and complying with, the provisions of Section 6.01 hereof.

SECTION 7.10.    Liens. The Borrowers will not, and will not permit any of the Guarantors to, create, incur, assume or otherwise cause to become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness or Attributable Debt upon any of their property or assets, now owned or hereafter acquired, or upon any income or profits therefrom or assign or convey any right to receive income therefrom.

SECTION 7.11.    Business Activities.

(a)    The Borrowers will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Borrowers and the Restricted Subsidiaries taken as a whole.

(b)    FinanceCo Borrower may not incur Indebtedness unless (1) the Par Borrower is a borrower, co-issuer or guarantor of such Indebtedness or (2) the net proceeds of such Indebtedness are loaned to the Par Borrower or a Restricted Subsidiary, used to acquire outstanding debt securities issued by the Par Borrower or a Restricted Subsidiary or used to repay Indebtedness of the Par Borrower or a Restricted Subsidiary as permitted under Section 7.07 hereof. FinanceCo Borrower may not engage in any business not related directly or indirectly to obtaining money or arranging financing for the Borrowers or its Restricted Subsidiaries.

SECTION 7.12.    Organizational Existence. Subject to Article VI hereof, the Borrowers shall do or cause to be done all things necessary to preserve and keep in full force and effect their limited liability company and corporate existence, and the corporate, partnership or other existence of each of the Guarantors, in accordance with their respective organizational documents (as the same may be amended from time to time); provided, however, that the Par Borrower shall not be required to preserve any such corporate, limited liability company, partnership or other existence of any of its Subsidiaries, if the Board of Directors of Holdings shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Par Borrower and its Subsidiaries, taken as a whole.

SECTION 7.13.    Additional Subsidiary Guarantors. If, after the date hereof, any Restricted Subsidiary of the Par Borrower that is not already a Guarantor guarantees any Material Indebtedness of either of the Borrowers or any Guarantor, or any Domestic Subsidiary (other than any Excluded Subsidiary), if not then a Guarantor, incurs any Material Indebtedness under a Credit Facility, then in either case that Subsidiary will become a Guarantor by executing a joinder hereto in substantially the form of Exhibit H hereto and delivering it to the Administrative Agent within

30 days of the date on which it guaranteed or incurred such Indebtedness, as the case may be. Any such Subsidiary Guarantee shall be subject to release as set forth in Article III. Any Excluded Subsidiary need not become a Guarantor hereunder so long as it remains an Excluded Subsidiary for purposes of this Agreement.

SECTION 7.14.    Designation of Restricted and Unrestricted Subsidiaries.

(a)    The Board of Directors of the Par Borrower may designate any Restricted Subsidiary of the Par Borrower to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of the Par Borrower is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Borrowers and the Restricted Subsidiaries in the Subsidiary properly designated as an Unrestricted Subsidiary will be deemed to be either an Investment made as of the time of the designation that will reduce the amount available for Restricted Payments under Section 7.05(a) hereof or represent a Permitted Investment, as determined by the Par Borrower. That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

(b)    The Board of Directors of the Par Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Par Borrower; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under Section 7.07 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

(c)    Any designation of a Subsidiary of the Par Borrower as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of a resolution of the Board of Directors of the Par Borrower giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 7.05 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Par Borrower as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 7.07 hereof, the Par Borrower will be in default thereunder.

SECTION 7.15.    Reserved.

SECTION 7.16.    Compliance with Laws. The Borrowers will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so would not reasonably be expected to have a Material Adverse Change.

SECTION 7.17.    After-Acquired Property. Subject to the provisions of the Security Documents, upon the acquisition by the Borrower or any Guarantor after the date hereof of any assets (other than Excluded Assets), including, but not limited to, any Material Real Property or any equipment or fixtures which constitute accretions, additions or technological upgrades to the equipment or fixtures or any working capital assets that, in any such case, form part of the Collateral, the Borrowers or such Guarantor shall execute and deliver (i) with regard to any Material Real Property, the items described under Section 7.19 within 90 days after the date of acquisition of the applicable asset, and (ii) to the extent required by the Security Documents, any information, documentation, financing statements or other certificates and opinions of counsel as may be necessary to vest in the Collateral Trustee a perfected security interest, subject only to Permitted Liens, in such after-acquired property and to have such after-acquired property added to the Collateral, and thereupon all provisions of this Agreement relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect; provided, however, that if granting such security interest requires the consent of a third party, the Borrowers or such Guarantor, as the case may be, shall use commercially reasonable efforts to obtain such consent.

SECTION 7.18.    Maintenance of Collateral; Further Assurances.

(a)    The Borrowers and the Guarantors shall maintain the Collateral that is material to the conduct of their respective businesses in good, and insurable operating order, condition and repair. The Borrowers and the Guarantors shall pay all real estate and other taxes (except such as are contested in good faith and by appropriate negotiations or proceedings), and maintain in full force and effect all material permits and insurance in amounts that insures against such losses and risks as are reasonable for the type and size of the business of the Borrowers and the Guarantors as determined in good faith by an officer of the Borrower Representative, except, in each case, where the failure to effect such payment or maintain such permits or insurance coverages is not adverse in any material respect to the Lenders.

(b)    To the extent required under this Agreement or any of the Security Documents, the Borrowers and the Guarantors shall, at their sole expense, execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under the Security Documents, or that the Collateral Trustee or the Administrative Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Security Documents in the Collateral. In addition, to the extent required under this Agreement or any of the Security Documents, from time to time, the Borrowers and the Guarantors will reasonably promptly secure the obligations under this Agreement and Security Documents by pledging or creating, or causing to be pledged or created, perfected security interests and Liens with respect to the Collateral perfected to the extent required by the Security Documents. Such security interests and Liens will be created under the Security Documents and, to the extent necessary, other security agreements and other instruments and documents in form and substance reasonably satisfactory to the Collateral Trustee. The Borrowers shall deliver or cause to be delivered to the Administrative Agent and Collateral Trustee all such instruments and documents to evidence compliance with this Section 7.18. The Borrowers agree to provide evidence to the Administrative Agent and Collateral Trustee as to the perfection (to the extent required by the Security Documents) and priority status of each such security interest and Lien.

SECTION 7.19.    Real Estate Mortgages and Filings.

With respect to any Material Real Property acquired by a Borrower or Guarantor after the date hereof, the following items will be delivered to the Collateral Trustee within 90 days of the date of acquisition:

(i)    the applicable Borrower or Guarantor shall deliver to the Collateral Trustee, as mortgagee or beneficiary, as applicable, for the ratable benefit of itself, the holders of the Senior Notes, and the Lenders, the Pari Passu Lien Hedge Agreements and any future Pari Passu Term Loan Indebtedness, fully executed counterparts of Mortgages (together with applicable real estate subordination and priority agreements related thereto), in accordance with the requirements of the indenture and/or the Security Documents duly executed by such Borrower or Guarantor, together with reasonably satisfactory evidence of the completion (or reasonably satisfactory arrangements for the completion) of all recordings and filings of such Mortgage (and payment of any taxes or fees in connection therewith) as may be necessary to create a valid, perfected first-priority Lien (subject to Permitted Liens) against the property purported to be covered thereby as security for the Secured Obligations;

(ii)    the Collateral Trustee shall have received mortgagee’s title insurance policies in favor of the Collateral Trustee, and its successors and/or assigns, in the form necessary, with respect to the property purported to be covered by the applicable Mortgages, to insure that the interests created by the Mortgages constitute valid, perfected first-priority Liens thereon, free and clear of all other Liens, defects and encumbrances other than Permitted Liens; provided, however, unless delivered to the Collateral Trustee in respect of any other Pari Passu Term Loan Indebtedness, no such title insurance policies will be required to be delivered with respect to any Mortgage where the property encumbered thereby consists primarily of Hydrocarbon Interests, pipeline easements, rights of way, licenses and other similar possessory and use instruments. All such title policies shall be in amounts equal to 105% of the estimated Fair Market Value of the Premises covered thereby, and such policies shall include, to the extent available at a commercially reasonable premium, all endorsements as shall be reasonably required in transactions of similar size and purpose and shall be accompanied by evidence of the payment in full by the Borrower or Guarantor of all premiums thereon (or that satisfactory arrangements for such payment have been made); and

(iii)    the Borrowers shall, or shall cause the Guarantors to, deliver to the Collateral Trustee such filings, surveys (or any updates or affidavits that the title company may reasonably require in connection with the issuance of the title insurance policies), fixture filings and such other documents, instruments, certificates, agreements and/or other documents necessary to comply with clauses (i) and (ii) above and to perfect the Collateral Trustee’s security interest and (with a first priority (subject to Permitted Liens)) Lien in such acquired covered Premises, together with local counsel opinions in the jurisdiction where each property subject to the Mortgage is located, with respect to the Mortgage, fixture filings and other matters reasonably requested by Collateral Trustee, in each instance in form and substance reasonably satisfactory to the Collateral Trustee.

SECTION 7.20.    Collateral Account.

(a)    The Collateral Trustee is authorized to receive any funds for the benefit of the Lenders and the other secured parties distributed under, and in accordance with, the Intercreditor Agreement and the other Security Documents, and to make further distributions of such funds to the Lenders and (as applicable) the other secured parties according to the provisions of this Agreement, the Intercreditor Agreement and the other Security Documents.

(b)    The Borrowers shall maintain the Collateral Account, which shall at all times hereafter until this Agreement shall have terminated, be under the sole control of the Collateral Trustee. Subject to Section 7.08(b), all Net Proceeds from Asset Sales in respect of Collateral, in an aggregate amount in excess of $25.0 million, including earnings, revenues, rents, issues, profits and income therefrom and interest earned thereon, shall be deposited in the Collateral Account and thereafter shall be held, applied and/or disbursed by the Collateral Trustee in accordance with the terms of this Agreement (including, without limitation, at the direction of the Borrowers to make any application or disbursement required or permitted by Section 7.08, Section 8.02 or Section 7.20(a) hereof). The Administrative Agent and/or the Collateral Trustee, as applicable, shall receive an Officers’ Certificate in connection with any and all deposits to be made into the Collateral Accounts under this Agreement or the Security Documents to the effect that such deposit represents the Net Proceeds from the Asset Sale or Asset Sales summarized therein.

(c)    Pending the distribution of funds in the Collateral Account in accordance with the provisions hereof and provided that no Event of Default shall have occurred and be continuing, the Borrowers may direct the applicable depositary institution to invest such funds in Cash Equivalents specified in such direction, such investments to mature by the times such funds are needed hereunder and such direction to certify that such funds constitute Cash Equivalents and that no Event of Default shall have occurred and be continuing. So long as no Event of Default shall have occurred and be continuing, the Borrowers may direct the applicable depositary institution to sell, liquidate or cause the redemption of any such investments, such direction to certify that no Event of Default shall have occurred and be continuing. Any gain or income on any investment of funds in the Collateral Account shall be credited to the Collateral Account. The Collateral Trustee shall have no liability for any loss incurred in connection with any investment or any sale, liquidation or redemption thereof made in accordance with the provisions of this Section 7.20(c).

SECTION 7.21.    Control Agreements. Each Collateral Account shall at all times be subject to a control agreement delivered to the Collateral Trustee providing for the sole control of the Collateral Trustee and the Borrowers and Guarantors shall otherwise comply with all requirements set forth in the Security Documents with respect to control agreements.

SECTION 7.22.    Information Regarding Collateral.

(a)    The Borrowers shall furnish to the Collateral Trustee, with respect to the Borrowers or any Guarantor, promptly (and in any event within 30 days of such change) written notice of any change in such Person’s (i) legal name, (ii) jurisdiction of organization or formation, (iii) type of legal entity or (iv) Organizational Identification Number. The Borrowers and the Guarantors agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC and any other applicable laws that are required in the Security Documents in order for the Collateral to be made subject to the Lien of the Collateral Trustee under the Security Documents in the manner and to the extent required by this Agreement or any of the Security Documents and shall take all necessary action so that such Lien is perfected with the same priority as immediately prior to such change to the extent required by the Security Documents. The Borrowers also agree promptly to notify in writing the Collateral Trustee if any material portion of the Collateral is damaged, destroyed or condemned. The Administrative Agent and the Collateral Trustee will have no obligation to maintain or monitor the perfection of liens.

(b)    Each year, within 120 days after the end of the preceding fiscal year, the Borrowers shall deliver to each of the Administrative Agent and the Collateral Trustee a certificate of a financial officer setting forth the information required pursuant to the schedules required by the Security Documents or confirming that there has been no change in such information since the date of the prior annual financial statements. The Administrative Agent and the Collateral Trustee will have no obligation to maintain or monitor the perfection of liens.

SECTION 7.23.    ERISA.

(a)    Promptly any Borrower knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Change, the Borrowers will deliver to the Administrative Agent a certificate of an Authorized Officer or any other senior officer of the Borrowers setting forth details as to such occurrence and the action, if any, that the Borrowers or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrowers, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: (i) that a Reportable Event has occurred; (ii) that a Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; (iii) that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); (iv) that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); (v) that a proceeding has been instituted against Holdings or the Borrowers or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified Holdings or the Borrowers or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; (vi) or that Holdings or the

Borrowers or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

(b)    Promptly following any written request therefor, on and after the effectiveness of the Pension Act, the Borrowers will deliver to the Administrative Agent copies of (i) any documents described in Section 101(k) of ERISA that Holdings or any Borrower and any of their Subsidiaries may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that Holdings or any Borrower and any of their Subsidiaries may request with respect to any Multiemployer Plan; provided that if Holdings or any Borrower or any of their Subsidiaries has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, Holdings or such Borrower or the applicable Subsidiaries shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

SECTION 7.24.    Credit Ratings. Holdings shall at all times use its commercially reasonable efforts to cause (i) a public corporate family rating from Moody’s, (ii) a public corporate credit rating from S&P and (iii) a public credit rating for the Facility from each of Moody’s and S&P, in each case, to be maintained (but, in each case, not any specific rating).

SECTION 7.25.    Conference Calls. The Borrowers shall upon the reasonable request of the Administrative Agent, on a date to be mutually agreed upon by the Borrowers and the Administrative Agent following the end of each fiscal year of the Borrowers (but, in any event, no earlier than the Business Day following the delivery of annual financial statements for such fiscal year), to participate in a conference call with the Administrative Agent and the Lenders to discuss the financial condition and results of operations of the Borrowers and its consolidated Subsidiaries for such fiscal year.

SECTION 7.26.    Books, Records and Inspections.

(a)    The Borrowers will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent or officers and designated representatives of the Lenders (as accompanied by the Administrative Agent), to visit and inspect any of the properties or assets of the Borrowers or such Restricted Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine and make extracts from the books and records of the Borrowers and any such Restricted Subsidiary and discuss the affairs, finances, accounts and condition of the Borrowers or any such Restricted Subsidiary with its and their officers and independent accountants therefor, in each case of the foregoing upon reasonable advance notice to the Borrowers, all at such reasonable times and intervals during normal business hours and to such reasonable extent as the Administrative Agent or the Required Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default, (i) only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 7.26, and (ii) only one such visit per fiscal year shall be at the Borrowers’ expense; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) or any representative of the Required Lenders may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Required Lenders shall give the Borrowers the opportunity to participate in any discussions with the Borrowers’ independent public accountants. Notwithstanding anything to the contrary in this Section 7.26, neither the Borrowers nor any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

(b)    The Borrowers will, and will cause each of the Restricted Subsidiaries to, maintain financial reports as may be required in accordance with GAAP.

SECTION 7.27.    Limitations on Prepayments, etc. of Indebtedness; Amendments.

(a)    The Borrowers will not, nor shall they permit any other Restricted Subsidiary to, directly or indirectly prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Refinancing Indebtedness, except to the extent that prepayments are made, to the extent required hereunder or under any Refinancing Indebtedness, as applicable, that is secured on a pari passu basis herewith, first pro rata to the Loans and any such Refinancing Indebtedness, as applicable, that is secured on such pari passu basis.

(b)    The Borrowers will not amend or modify Junior Indebtedness, other than amendments or modifications that (A) would not be materially adverse to the Borrowers, taken as a whole (as determined in good faith by the Borrowers) or, with respect to any amounts payable in connection therewith, if deemed to be an Investment or Restricted Payment by the Borrowers, which it may do at its election, would be permitted hereunder, (B) otherwise comply with the provisions of Section 7.07, (C) would have the effect of converting any Junior Indebtedness to Equity Interests of Holdings or the Borrowers other than Disqualified Stock or (D) to the extent such amendment or modification would not have been prohibited under this Agreement at the time such Junior Indebtedness or documentation was first issued, incurred or entered into, as applicable.

(c)    The Borrowers will not, nor shall they permit any other Restricted Subsidiary to, amend or modify, or permit the amendment or modification of, in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation or by-laws or partnership agreement or limited liability company operating agreement of the Borrowers or any Restricted Subsidiary.

(d)    The Borrowers will not, nor shall they permit any other Restricted Subsidiary to, amend or modify, or permit the amendment or modification of, or grant any waiver or release under or terminate in any manner, any Material Contract except, where the failure to do so could not reasonably be expected to result in a Material Adverse Change or where the applicable Material Contract is replaced by a new Material Contract within 90 days and such replacement could not be reasonably likely to result in a Material Adverse Change (it being understood that nothing herein shall restrict or be deemed to restrict the expiration or termination of the Material Contracts in accordance with their terms, and any such expiration or termination of the Material Contracts shall not constitute a violation or breach of, or default under, this Section 7.27(d)).

SECTION 7.28.    Fiscal Year

The Borrowers will, for financial reporting purposes, cause each of the Borrowers’, and each of the Restricted Subsidiaries’, fiscal years and fiscal quarters to end on dates consistent with past practice; provided, however, that the Borrowers may, upon written notice to the Administrative Agent change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent (at the direction of Required Lenders), in which case the Borrowers and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

SECTION 7.29.    Holdings Covenant.

Holdings may not, directly or indirectly: (a) consolidate or merge with or into another Person; or (b) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets taken as a whole, in one or more related transactions, to another Person, unless (i) with respect to any merger or consolidation with another Person, Holdings shall be the continuing or surviving Person or (ii) with respect to any merger or consolidation with another Person, if the Person formed by or surviving any such merger, amalgamation or consolidation is not Holdings, or is a Person into which Holdings has been liquidated (any such Person, the “Successor Holdings”), (A) the Successor Holdings shall be an entity organized or existing under the laws of the United States of America, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, and (C) the Administrative Agent shall have received at least five (5) days prior to the date of such merger, amalgamation or consolidation all documentation and other information about Successor Holdings required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation that has been requested by the Administrative Agent; provided, further, that if the foregoing are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement. Notwithstanding the foregoing, Holdings shall also not be permitted to change its legal form and jurisdiction of formation.

ARTICLE VIII

Events of Default

SECTION 8.01.    Events of Default.

Upon the occurrence and during the continuation of any of the following specified events (each an “Event of Default”),

(a)    the Borrowers or any other Credit Party shall (i) default in the payment when due of any principal of the Loans or (ii) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans, fees or of any other amounts owing hereunder or under any other Loan Document;

(b)    any representation, warranty or statement made or deemed made by Holdings or any Credit Party herein or in any other Loan Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made;

(c)    any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.01 and such failure continues for three Business Days (subject to Section 7.01(f)), 7.05, 7.06, 7.07, 7.08, 7.10 or 7.12 (with respect to the Borrowers) or (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 8.01(a) or (b) or clause (i) of this Section 8.01(c)) contained in this Agreement or any Loan Document and such default shall continue unremedied for a period of at least 30 days after the earlier of any Borrower becoming aware of such default and receipt of written notice thereof by the Borrowers from the Administrative Agent;

(d)    (i) the Borrowers or any of the Restricted Subsidiaries shall (1) default in any payment with respect to any Indebtedness with an aggregate principal amount greater than $30.0 million beyond the period of grace, if any, provided in the instrument of agreement under which such Indebtedness was created or (2) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, (x) with respect to Indebtedness in respect of any Hedging Contracts, termination events or equivalent events pursuant to the terms of such Hedging Contracts and (y) secured Indebtedness that becomes due as a result of a disposition (including as a result of Event of Loss) of the property or assets securing such Indebtedness permitted under this Agreement), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity date, unless, in the case of each of the foregoing, such holder or holders shall have (or through its or their trustee or agent on its or their behalf) waived such default in a writing to the Borrowers, or (ii) without limiting the provisions of clause (i) above, any such default under any such Indebtedness shall cause such Indebtedness to be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, (1) with respect to Indebtedness consisting of any Hedging Contracts, other than due to a termination event or equivalent event pursuant to the terms of such Hedging Contracts and (2) other than secured Indebtedness that becomes due as a result of a disposition (including as a result of Event of Loss) of the property or assets securing such Indebtedness permitted under this Agreement), prior to the stated maturity date thereof;

(e)    Holdings, any Borrower or any Restricted Subsidiary shall commence a voluntary case, proceeding or action concerning itself under Title 11 of the United States Code entitled “Bankruptcy” or any other applicable insolvency, debtor relief, or debt adjustment law, as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against Holdings, any Borrower or any Restricted Subsidiary and the petition is not dismissed or stayed within 60 days after commencement of the case, proceeding or action, Holdings, any Borrower or the applicable Restricted Subsidiary consents to the institution of such case, proceeding or action prior to such 60-day period, or any order of relief or other order approving any such case, proceeding or action is entered; or a custodian (as defined in the Bankruptcy Code), receiver, receiver manager, trustee, conservator, liquidator, examiner, rehabilitator, administrator, or similar person is appointed for, or takes charge of, Holdings, any Borrower or any Restricted Subsidiary or all or any substantial portion of the property or business thereof; or Holdings, any Borrower or any Restricted Subsidiary suffers any appointment of any custodian, receiver, receiver manager, trustee, conservator, liquidator, examiner, rehabilitator, administrator, or similar person is appointed for, or takes charge of, Holdings, any Borrower or any Restricted Subsidiary or all or any substantial portion of the property or business thereof; Holdings, any Borrower or any Restricted Subsidiary suffers any appointment of any custodian, receiver, receiver manager, trustee, conservator, liquidator, examiner, rehabilitator, administrator, or the like for it or any substantial part of its property or business to continue undischarged or unstayed for a period of 60 days; or Holdings, any Borrower or any Restricted Subsidiary makes a general assignment for the benefit of creditors;

(f)     (i) (1) any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; (2) any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); (3) an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); or (4) any Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); and (ii) in each case such liability will or would be reasonably likely to have a Material Adverse Change;

(g)    The guarantee of the Loan Obligations or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any Guarantor or any other Credit Party shall assert in writing that any such Guarantor’s obligations under the guarantee of the Loan Obligations are not to be in effect or are not to be legal, valid and binding obligations (other than pursuant to the terms hereof or thereof);

(h)    One or more monetary judgments or decrees shall be entered against any Borrower or any of the Restricted Subsidiaries involving a liability of $30,000,000 or more in the aggregate for all such judgments and decrees for the Borrowers and the Restricted Subsidiaries (to the extent not paid or covered by insurance provided by a carrier not disputing coverage), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days; or

(i)    A Change of Control shall occur,

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may and, upon the written request of the Required Lenders, shall, by written notice to the Borrowers, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrowers, any other Credit Party or Holdings, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 8.01(e) shall occur with respect to the Borrowers, the result that would occur upon the giving of written notice by the Administrative Agent as specified below shall occur automatically without the giving of any such notice): declare the principal of and any accrued interest and fees in respect of any or all Loans and any or all Loan Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. In addition, after the occurrence and during the continuance of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

SECTION 8.02.    Application of Proceeds. Any amount received by the Administrative Agent from any Credit Party or Holdings (or from the Collateral Trustee or from proceeds of any Collateral) following any acceleration of the Loan Obligations under this Agreement or any Event of Default with respect to the Borrowers under Section 7.01(e) shall, subject to the terms of the Intercreditor Agreement, be applied:

First, to payment of that portion of the Loan Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 9.07 and amounts payable under Article II) payable to the Administrative Agent and/or Collateral Trustee in such Person’s capacity as such;

Second, to payment of that portion of the Loan Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, disbursements and other charges of counsel payable under Section 9.07) arising under the Loan Documents and amounts payable under Article II, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Loan Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause held by them;

Fourth, to payment of that portion of the Loan Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause held by them;

Fifth, to the payment of all other Loan Obligations of the Credit Parties and/or Holdings owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Loan Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Loan Obligations have been paid in full, to the Borrowers or as otherwise required by Requirements of Law.

SECTION 8.03.    Control by Majority. The Required Lenders may direct the time, method and place of conducting any proceeding for any remedy available to the Administrative Agent or of exercising any trust or power conferred on the Administrative Agent. However, the Administrative Agent may refuse to follow any direction that conflicts with law or this Agreement or, subject to Article IX, that the Administrative Agent determines is unduly prejudicial to the rights of any other Lender or that would involve the Administrative Agent in personal liability or expenses for which it is not adequately indemnified; provided, however, that the Administrative Agent may take any other action deemed proper by the Administrative Agent that is not inconsistent with such direction.

SECTION 8.04.    Limitation on Suits. In no event shall the Required Lenders, without the prior written consent of each Lender, direct the Administrative Agent to accelerate and demand payment of the Loans held by one Lender without accelerating and demanding payment of all other Loans. Each Lender agrees that, except as otherwise provided in any of the Loan Documents and without the prior written consent of the Required Lenders, it will not take any legal action or institute any action or proceeding against any Credit Party with respect to any of the Loan Obligations or Collateral, or accelerate or otherwise enforce its portion of the Loan Obligations. Without limiting the generality of the foregoing, none of Lenders may exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, UCC sales or other similar sales or dispositions of any of the Collateral except as authorized by the Required Lenders. Notwithstanding anything to the contrary set forth in this Section 8.04 or elsewhere herein, each Lender shall be authorized to take such action to preserve or enforce its rights against any Credit Party where a deadline or limitation period is otherwise applicable and would, absent the taking of specified action, bar the enforcement of Loan Obligations held by such Lender against such Credit Party, including the filing of proofs of claim in any insolvency proceeding.

ARTICLE IX

The Administrative Agent and the Collateral Trustee

SECTION 9.01.    Appointment.

(a)    Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Article IX (other than Section 9.01(c) with respect to the Lead Arrangers, and the Joint Bookrunners and Sections 9.09, 9.11 and 9.13 with respect to the Borrowers) are solely for the benefit of the Administrative Agent and the Lenders, and the Borrowers shall not have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b)    Subject to the Intercreditor Agreement, the Administrative Agent and each Lender hereby irrevocably designate and appoint the Collateral Trustee as the agent with respect to the Collateral, and each of the Administrative Agent and each Lender irrevocably authorizes the Collateral Trustee, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Trustee by the terms of the Intercreditor Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Trustee shall not have any duties or responsibilities except those expressly set forth herein and in the other Loan Documents, or any fiduciary relationship with any of the Administrative Agent or the Lenders, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Collateral Trustee.

(c)    Each of the Lead Arrangers and the Joint Bookrunners, each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Article IX.

SECTION 9.02.    Delegation of Duties. The Administrative Agent and the Collateral Trustee (collectively the “Agents” and each individually, an “Agent”) may each execute any of its duties under this Agreement (with respect to the Administrative Agent) and the other Loan Documents by or through agents, sub-agents, employees or attorneys-in-fact (each, a “Subagent”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties; provided, however, that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Collateral Trustee. If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the applicable Agent, until the appointment of a new Subagent. Neither Agent shall be responsible for the negligence or misconduct of any Subagents selected by it in the absence of gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

SECTION 9.03.    Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, Subagents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders (or, in the case of the Collateral Trustee, to the Administrative Agent) or any participant for any recitals, statements, representations or warranties made by any of the Borrowers, any other Credit Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrowers or any other Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Collateral Trustee shall not be under any obligation to the Administrative Agent or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Credit Party.

SECTION 9.04.    Reliance by Agent. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by such Agent. Each Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that neither Agent shall be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable Requirements of Law. For purposes of determining compliance with the conditions specified in Article V on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 9.05.    Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Trustee. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each individual Lender, as applicable.

SECTION 9.06.    Non-Reliance on Administrative Agent, Collateral Trustee and Other Lenders. Each Lender expressly acknowledges that neither Agent nor any of its officers, directors, employees, agents, Subagents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by either Agent hereafter taken, including any review of the affairs of the Borrowers or any other Credit Party, shall be deemed to constitute any representation or warranty by such Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon the such Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon either Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder (and in such case, only with respect to the Administrative Agent), neither Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrowers or any other Credit Party that may come into the possession of such Agent or any of their respective officers, directors, employees, agents, Subagents attorneys-in-fact or Affiliates.

SECTION 9.07.    Indemnification. The Lenders agree to indemnify the Administrative Agent and the Collateral Trustee, each in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Commitments or Loans, as applicable, outstanding in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Loans in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) occur, be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable to any Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s, as applicable, gross negligence, bad faith or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction; provided, further, that no action taken in accordance with the requests or directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence, bad faith or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the applicable Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrowers; provided that such reimbursement by the Lenders shall not affect the Borrowers’ continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence, bad faith or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction. The agreements in this Section 9.07 shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 9.08.    Agents in their Individual Capacities. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrowers and any other Credit Party as though such Agent were not an Agent hereunder and under the other Loan Documents. With respect to any Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

SECTION 9.09.    Successor Agent. Each Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation of the Administrative Agent, the Required Lenders shall have the right, subject to the consent of the Borrowers (not to be unreasonably withheld or delayed) so long as no Default under Section 8.01(a), (b), (f) or (g) is continuing, to appoint a successor Administrative Agent, which shall be a bank with an office in the United States of America, or an Affiliate of any such bank with an office in the United States of America. At any time that there shall have occurred and be continuing an Event of Default, the Required Lenders may remove the Administrative Agent subject to the execution and delivery by the Borrowers and the Required Lenders of removal and liability release agreements reasonably satisfactory to the removed Administrative Agent, which removal shall be effective upon the acceptance of appointment by a successor as such Agent. Upon any proposed removal of the Administrative Agent after there shall have occurred and be continuing an Event of Default, the Required Lenders shall have the right, subject to the consent of the Borrowers (not to be unreasonably withheld or delayed) so long as no Default under Section 8.01(a), (b), (f) or (g) is continuing, to appoint a successor Administrative Agent, which shall be a bank with an office in the United States of America, or an Affiliate of any such bank with an office in the United States of America. Any successor Collateral Trustee shall be appointed in accordance with the Intercreditor Agreement. If, in the case of a resignation of a retiring Agent, no such successor shall have been so appointed in accordance with the foregoing and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, (but shall not be obligated to) appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the retiring Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time as a successor Agent shall be appointed as provided for above in this Section 9.09. Whether or not a successor Agent has been appointed, such resignation shall become effective on the 30th day following notice thereof. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Agent, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX (including Section 9.07) and Section 10.05 shall continue in effect for the benefit of such retiring or removed Agent, its Subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as an Agent.

SECTION 9.10.    Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to an Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under the Bankruptcy Code or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender severally agrees to pay to the applicable Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by such Agent, as applicable, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Loan Obligations and the termination of this Agreement.

SECTION 9.11.    Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrowers, the Administrative Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Subsidiary Guarantees, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Trustee, and (b) in the event of a foreclosure by the Collateral Trustee on any of the Collateral pursuant to a public or private sale or other disposition and subject to the terms of the Intercreditor Agreement and Security Documents, the Collateral Trustee or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Trustee, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Trustee at such sale or other disposition; provided, however, that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights (subject to the pro rata sharing provisions set forth herein) or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Secured Party under the Bankruptcy Code; and provided further that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article IX and (y) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to the pro rata sharing provisions set forth herein, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 9.12.    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under the Bankruptcy Code or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise, (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Loan Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 10.05) allowed in such judicial proceeding and (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.05. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Loan Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

SECTION 9.13.    Collateral Matters. (a) The Lenders irrevocably authorize the Collateral Trustee, at its option and in its discretion, to release any Lien on any property granted to or held by the Collateral Trustee under any Loan Document (i) upon payment in full of all Loan Obligations (other than contingent indemnification obligations and expense reimbursement claims to the extent no claim therefor has been made), (ii) if approved, authorized or ratified in writing in accordance with Section 10.01, (iii) pursuant to the Intercreditor Agreement or the Security Documents or (iv) pursuant to Section 10.20. Upon request by the Collateral Trustee at any time, the Required Lenders will confirm in writing the Collateral Trustee’s authority to release its interest in particular types or items of property in accordance with this Section.

(b)    Each Secured Party hereby further authorizes the Administrative Agent or Collateral Trustee, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Security Documents. Subject to Section 10.01 and the Intercreditor Agreement, without further written consent or authorization from any Secured Party, the Administrative Agent or Collateral Trustee, as applicable, may (a) execute any documents or instruments necessary in connection with a disposition of assets permitted by this Agreement, (b) release any Lien encumbering any item of Collateral that is the subject of such disposition of assets permitted hereunder or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.01) have otherwise consented or (c) release any Guarantor from the Subsidiary Guarantee with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.01) have otherwise consented.

SECTION 9.14.    Intercreditor Agreement and Other Collateral Matters. The Lenders hereby agree to the terms of the Intercreditor Agreement and acknowledge that Wilmington Trust, National Association (and any successor Collateral Trustee under the Security Documents and the Intercreditor Agreement) will be serving as Collateral Trustee for both the Secured Parties and the holders of Pari Passu Term Loan Indebtedness under the Security Documents and the Intercreditor Agreement and in the other capacities contemplated thereby. Each Lender hereby consents to Wilmington Trust, National Association and any successor serving in such capacities and agrees not to assert any claim (including as a result of any conflict of interest) against Wilmington Trust, National Association, or any such successor, arising from the role of the Collateral Trustee under the Security Documents or the Intercreditor Agreement so long as the Collateral Trustee is either acting in accordance with the express terms of such documents or otherwise has not engaged in gross negligence or willful misconduct. The Borrowers and each Lender hereby agree that the resignation and succession provisions set forth in the Intercreditor Agreement with respect to the Collateral Trustee shall supersede any provision of this Agreement to the contrary. In addition, the Administrative Agent and the Collateral Trustee shall be authorized, without the consent of any Secured Party, to enter into or execute the Security Documents and the Intercreditor Agreement on or prior to the Closing Date, and, from time to time, to execute or to enter into amendments of, and amendments and restatements of, the Security Documents and the Intercreditor Agreement and any additional and replacement intercreditor agreements, in each case in order to effect the subordination of and to provide for certain additional rights, obligations and limitations in respect of, any Liens required by the terms of this Agreement to be Liens junior to, pari passu with or senior to the Loan Obligations, that are, in each case, incurred in accordance with Article VII of this Agreement, and to establish certain relative rights as between the holders of the Loan Obligations and the holders of the Indebtedness secured by such Liens.

SECTION 9.15.    Withholding Tax. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the IRS or any authority of the United States of America or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 9.15.

SECTION 9.16.    Lender ERISA Representations.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Credit Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Credit Party, that:

(i)    none of the Administrative Agent, or any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto),

(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Loan Obligations),

(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)    no fee or other compensation is being paid directly to the Administrative Agent, or any Lead Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c) The Administrative Agent and each Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE X

Miscellaneous

SECTION 10.01.    Amendments and Waivers.

(a)    Without Consent of the Lenders.

The Borrowers and the Administrative Agent may amend this Agreement and the other Loan Documents without notice to or consent of any Lender:

(i)    to cure any ambiguity, omission, mistake, defect or inconsistency;

(ii)    to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Borrowers or any Guarantor under this Agreement or any other Loan Document (in each case so long as such successor corporation, partnership or limited liability company is designated in accordance with Article VI);

(iii)    to comply with Article VI;

(iv)    to add a Guarantor with respect to the Loans or Collateral to secure the Loans;

(v)    to release Collateral or a Subsidiary Guarantee as permitted by this Agreement, the Security Documents or the Intercreditor Agreement;

(vi)    to add additional secured creditors holding Pari Passu Term Loan Indebtedness, so long as such obligations are not prohibited by this Agreement or the Security Documents;

(vii)    to the extent necessary to integrate any Incremental Commitment or Extended Loans as contemplated pursuant to Section 2.19 and 2.20; and

(viii)    to make any change that does not adversely affect the rights of any Lender.

Notwithstanding the foregoing or anything else herein to the contrary, each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties to the applicable Fee Letter. The Intercreditor Agreement may be amended without the consent of any Lender or Agent in connection with the permitted entry into the Intercreditor Agreement of any class (or Class) of additional secured creditors holding Pari Passu Term Loan Indebtedness to effectuate such entry into the Intercreditor Agreement and to make the lien of such Class equal and ratable with the Secured Obligations.

Each Lender hereunder (x) consents to the amendment of any Loan Document in the manner and for the purposes set forth in this Section 10.01(a), (y) agrees that it will be bound by and will take no actions contrary to the provisions of any amendment to any Loan Document pursuant to this Section 10.01(a) and (z) authorizes and instructs the Administrative Agent to enter into any amendment to any Loan Document pursuant to this Section 10.01(a) on behalf of such Lender.

(b)    With Consent of the Lenders. The Borrowers and the Administrative Agent may amend this Agreement and the other Loan Documents with the written consent of the Required Lenders, and any past default or noncompliance with any provisions may be waived with the consent of the Required Lenders. Notwithstanding the foregoing, without the consent of each Lender of an affected Loan, no amendment may:

(i)    reduce the principal amount of such Loans whose Lenders must consent to an amendment,

(ii)    reduce the rate of, or extend the time for payment of interest on, any Loan, (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrowers to pay interest at the default rate under Section 2.06(b), or amend Section 2.06(b)),

(iii)    reduce the principal of or change the Stated Maturity date of any Loan or postpone any other date fixed by this Agreement or any other Loan Document for any payment of principal, fees or other amounts due to such Lender hereunder or under such Loan Document,

(iv)    reduce the premium payable (if any) upon prepayment of any Loan or change the time at which any such premium must be paid;

(v)    make any Loan payable in money other than that stated in this Agreement,

(vi)    expressly subordinate the Loans or any related Subsidiary Guarantee to any other Indebtedness of the Borrowers or any Guarantor;

(vii)    impair the right of any Lender to receive payment of principal of or premium, if any, and interest on such Lender’s Loans on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Lender’s Loans (other than as a result of waiving the applicability of any post-default increase in interest rates),

(viii)    make any change in the second sentence of this Section 10.01(b) or the definition of the term “Required Lenders,” or any other provision hereof expressly specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Document,

(ix)    release all or substantially all of the value of the Subsidiary Guarantees or release all or substantially all of the Collateral, in each case, whether in one or more transactions, or

(x)    make any change in the provisions dealing with the application of proceeds of Collateral in the Intercreditor Agreement or this Agreement that would adversely affect the Lenders or otherwise alter the pro rata sharing of payments required thereby;

provided further that no amendment, waiver or other modification of any provision of any Loan Document shall be effective without the written consent of the then-current Administrative Agent and, with respect to clauses (ix) and (x) above, the then-current Collateral Trustee, as applicable, or any other former or current Agent to whom Article IX then applies.

SECTION 10.02.    Notices. Except as otherwise set forth herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy or electronic mail notice, when received, addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth on Schedule 2.01 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrowers:

Par Petroleum, LLC

Par Petroleum Finance Corp.

825 Town & Country Lane, Suite 1500

Houston, Texas 77024

Attention: William Monteleone

Facsimile: (832) 518-5203

Email: wmonteleone@parpacific.com

With a copy (which shall not constitute notice) to:

Porter Hedges LLP

1000 Main Street, 36th Floor

Houston, Texas 77002

Attention: E. James Cowen

Facsimile: (713) 226-6249

Email: jcowen@porterhedges.com

The Administrative Agent:

Goldman Sachs Bank USA

2001 Ross Avenue, 29th Floor

Dallas, Texas 75201

Attention: Loan Operations

Fax: (646) 769-7829

Email: gs-dallasadminagency@ny.email.gs.com and gs-sbdagency-borrowernotices@ny.email.gs.com

With a copy for reporting correspondence required by this Agreement only (which shall not constitute notice) to:

Goldman Sachs Bank USA

200 West Street

New York, New York 10282-2198

Email: Anna.Ashurov@gs.com

Any other Lender:	At the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire;

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.02 shall not be effective until received. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, e-mail or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including email and internet or intranet websites) pursuant to procedures approved in writing by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent in writing that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications.

Documents required to be delivered pursuant to Section 7.01 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 10.19) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers posts such documents, or provides a link thereto on the Borrowers’ website on the internet, or (ii) on which such documents are posted on the Borrowers’ behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (A) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Borrowers shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

SECTION 10.03.    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 10.04.    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan issuance, and shall continue in full force and effect so long as any Loan or any other Loan Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 10.05.    Payment of Expenses; Indemnification. The Borrowers agree (a) to pay or reimburse the Administrative Agent, the Collateral Trustee and the Lead Arrangers for all their reasonable, documented and invoiced out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution and delivery of, and any amendment, waiver, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of Latham & Watkins LLP, in its capacity as counsel to the Administrative Agent and the Lead Arrangers, Dorsey & Whitney LLP in its capacity as counsel to the Collateral Trustee and one counsel as reasonably necessary in each appropriate local jurisdiction (excluding any allocated costs of in-house counsel), (b) to pay or reimburse each Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable fees, disbursements and other charges of one counsel to the Agents and the Lenders, taken as a whole, (unless there is an actual or perceived conflict of interest in which case such affected Person may retain its own counsel), (c) to pay, indemnify, and hold harmless each Lender, Lead Arranger and Agent from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender, Lead Arranger and Agent and their respective Related Parties from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements to the extent arising out of or relating to (i) the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, the Transactions and any related transactions, (ii) any Loan or the use of the proceeds therefrom, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under any Environmental Law other than by such indemnified person or any of its Related Parties or to any actual or alleged presence, release or threatened release of Hazardous Materials involving or attributable to the Borrowers, any of their Subsidiaries or any of their properties and (iii) any claim or any litigation or other proceedings (regardless of whether any such person or any of their respective Related Parties is a party thereto and whether or not any such claim, litigation or proceeding is brought by the Borrowers, any of its Affiliates any other third Person) that relate to the foregoing, including reasonable and documented fees, disbursements and other charges of one primary counsel for all such Persons, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such Persons, taken as a whole (unless there is an actual or perceived conflict of interest in which case such affected Person may retain its own counsel), (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Borrowers shall have no obligation hereunder to any Agent or any Lender or any of their respective Related Parties with respect to Indemnified Liabilities to the extent (1) found by a court of competent jurisdiction in a final non-appealable judgment to have resulted from (i) the gross negligence, bad faith or willful misconduct of the party to be indemnified or (ii) any material breach of any Loan Document by the party to be indemnified or (2) arising from disputes, claims, demands, actions, judgments or suits not arising from any act or omission by the Borrowers or its Affiliates, brought by an indemnified Person against any other indemnified Person (other than disputes, claims, demands, actions, judgments or suits involving claims against any Agent in its capacity as such). No Person entitled to indemnification under clause (d) of this Section 10.05 shall be liable for any damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems (including IntraLinks or SyndTrak Online) in connection with this Agreement or any other Loan Document, except to the extent that such damages have resulted from the gross negligence, bad faith or willful misconduct of the party to be indemnified or any of its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable decision), nor (except solely as a result of the indemnification obligations of the Borrowers set forth above) shall any such Person or the Borrowers have any liability for any special, punitive, indirect or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts payable under this Section 10.05 shall be paid within 10 Business Days of receipt by the Borrowers of an invoice relating thereto setting forth such expense in reasonable detail, accompanied, if requested by the Borrowers, by reasonable supporting documentation. The agreements in this Section 10.05 shall survive repayment of the Loans and all other amounts payable hereunder. This Section 10.05 shall not apply with respect to any Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

SECTION 10.06.    Successors and Assigns; Participations and Assignments.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder other than pursuant to Section 6.01 without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.06. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, the Collateral Trustee, each of their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 10.06), and, to the extent expressly contemplated hereby, the Related Parties of Administrative Agent, to Collateral Trustee and the Lenders and each other Person entitled to indemnification under Section 9.07) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (other than Holdings, the Borrowers, their Subsidiaries, or any natural person) (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) by:

(A)    providing written notice to the Borrowers; and

(B)    obtaining the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for an assignment of any Loan to a Lender, an Affiliate of a Lender or an Approved Fund (as defined below).

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than

$1.0 million (and shall be in an amount of an integral multiple thereof), unless the Administrative Agent otherwise consents (which consent shall not be unreasonably withheld or delayed); provided that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(D)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”) and applicable tax forms described in Section 2.14(d)).

For the purposes of this Section 10.06(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

On the first Business Day of each month, the Administrative Agent shall deliver to the Borrowers a list of each assignment made during the immediately preceding month, which list shall include the applicable assignor, Assignee, the interest assigned and the date of each assignment. The delivery of such list shall satisfy the requirement set forth in Section 10.06(b)(i)(A).

(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 10.06, from and after the effective date specified in each Assignment and Acceptance, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.08, 2.09, 2.14 and 10.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.06 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.06.

(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at the Administrative Agent’s Lending Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and stated interest amounts of the Loans (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Collateral Trustee and, solely with respect to itself, each other Lender at any reasonable time and from time to time upon reasonable prior notice.

(v)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), all applicable tax forms, the processing and recordation fee referred to in paragraph (b) of this Section 10.06 and any written consent to such assignment required by paragraph (b) of this Section 10.06, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    (i) Any Lender may, without the consent of, or notice to, the Administrative Agent or the Borrowers, sell participations to one or more banks or other entities (other than Holdings, the Borrowers, their Subsidiaries, or any natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii), (iii), (iv), (vii), (viii) or (ix) of the second sentence of Section 10.01(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section 10.06, the Borrowers agrees that each Participant shall be entitled to the benefits of Sections 2.08, 2.09 and 2.14 (subject to the limitations and requirements of those Sections and Sections 2.10 and 10.07) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.06.

(ii)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal and stated interest amounts of each Participant’s interest in the Loans held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and each party hereto shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement and the other Loan Documents, notwithstanding notice to the contrary. Without limitation of the requirements of Section 10.06, no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Loan Obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Loan Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(iii)    A Participant shall not be entitled to receive any greater payment under Section 2.08 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless such entitlement to receive a greater payment arises from a Change in Law that occurs after the Participant acquired the applicable participation or the sale of the participation to such Participant is made with the Borrowers’ prior written consent (which consent shall not be unreasonably withheld).

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.06 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, the Borrowers hereby agrees that, upon request of any Lender at any time and from time to time, the Borrowers shall provide to such Lender, at the Borrowers’ own expense, a Note, substantially in the form of Exhibit B.

SECTION 10.07.    Replacements of Lenders Under Certain Circumstances.

(a)    If any Lender (i) requests reimbursement for amounts owing pursuant to Section 2.08, 2.09 or 2.14 (other than Section 2.14(b)) or (ii) is affected in the manner described in Section 2.08(a)(iii) and as a result thereof of the action described in Section 2.08(b) is required to be taken, then, provided that no Event of Default then exists, the Borrowers shall, upon five (5) days’ notice to the Administrative Agent and the relevant Lender, have the right to replace such Lender by deeming such Lender to have assigned its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent; provided that (1) such replacement does not conflict with any Requirement of Law, (2) all Loan Obligations (other than any disputed amounts pursuant to Section 2.08, 2.09, 2.11 or 2.14, as the case may be) owing to such Lender being replaced shall be paid in full to such Lender concurrently with such assignment and the Borrowers shall pay any premium that would have been due if the Loans were prepaid (including any prepayment premiums due under Section 2.11), and (3) the replacement Lender shall purchase the foregoing by paying to such Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the replaced Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the Borrowers, the Administrative Agent, such replaced Lender and the replacement Lender shall otherwise comply with Section 10.06 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein). Any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b)    If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 10.01(b) requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then, provided that no Event of Default (other than an Event of Default relating to the proposed amendment, waiver, discharge or termination) then exists, the Borrowers shall, upon five (5) days’ notice to the Administrative Agent and the relevant Lender, have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Loans and its Commitments hereunder to one or more assignees, reasonably acceptable to the Administrative Agent; provided that: (1) such replacement does not conflict with any Requirement of Law, (2) all Loan Obligations of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment and the Borrowers shall pay any premium that would have been due if the Loans were prepaid, and (3) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the Borrowers, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 10.06 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein).

SECTION 10.08.    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.

SECTION 10.09.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.10.    Integration. This Agreement and the other Loan Documents represent the agreement of the Borrowers, the Guarantors, the Administrative Agent and the

Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Borrowers, the Guarantors, any Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

SECTION 10.11.    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 10.12.    Submission to Jurisdiction; Consent to Service; Waivers.

(a)    The parties hereto hereby irrevocably and unconditionally:

(i)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the county and state of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(ii)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrowers at their respective address set forth in Section 10.02 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(iv)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(v)    agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)    The parties hereto, to the extent that it has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from setoff or any legal process (whether service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property or assets, hereby waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement and the other Loan Documents (it being understood that the waivers contained in this paragraph (b) shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976, as amended, and are intended to be irrevocable and not subject to withdrawal for the purposes of such Act).

SECTION 10.13.    Acknowledgments. Each of the Credit Parties hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)    none of the Agents, any Joint Bookrunner, any Lead Arranger nor any Lender has any fiduciary relationship with or duty to the Credit Parties arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between any Agent, any Joint Bookrunner, any Lead Arranger and the Lenders, on one hand, and the Credit Parties on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Credit Parties, on the one hand, and any Lender, on the other hand.

SECTION 10.14.    WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.15.    Confidentiality. The Administrative Agent and each Lender shall hold all information not marked as “public information” relating to the Borrowers or any Subsidiary and furnished by or on behalf of the Borrowers in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent pursuant to the requirements of this Agreement (other than information that (a) has become available to the public other than as a result of a disclosure by such party in breach of this Section 10.15, (b) has been independently developed by such Lender or such Agent without violating this Section 10.15 or (c) was or becomes available to such Lender or such Agent from a third party which, to such person’s knowledge, had not breached an obligation of confidentiality to the Borrowers or any other Credit Party), confidential in accordance with its customary procedure for handling confidential information of this nature and in any event may make disclosure (a) as required or requested by any Governmental Authority, self-regulatory agency or representative thereof or any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded or pursuant to legal process or applicable Requirements of Law, (b) to such Lender’s or the Administrative Agent’s officers, directors, employees, attorneys, professional advisors, service providers, independent auditors, trustees, expert, agents or Affiliates (and any Affiliate’s officers, directors, employees, attorneys, professional advisors, independent auditors, trustees, experts or agents), (c) to an investor or prospective investor in a securitization that agrees its access to information regarding the Credit Parties, the Loans and the Loan Documents is solely for purposes of evaluating an investment in a securitization and who agrees to treat such information as confidential, (d) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for a securitization and who agrees to treat such information as confidential, (e) to a nationally recognized ratings agency that requires access to information regarding the Credit Parties, the Loans and Loan Documents in connection with ratings issued with respect to a securitization, (f) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (g) in order to enforce its rights under any Loan Document in a legal proceeding, (h) to any pledgee under Section 10.06 or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall agree to keep the same confidential in accordance with this Section 10.15 or terms substantially similar to this Section 10.15), (i) to another Lender and (j) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.15 or terms substantially similar to this Section 10.15); provided that in no event shall any Lender or any Agent be obligated or required to return any materials furnished by the Borrowers or any Subsidiary of the Borrowers.

SECTION 10.16.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Credit Parties acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers, the other Credit Parties, and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, and the Credit Parties and their respective Affiliates are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Agent and each Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Credit Parties, or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) no Agent, Joint Bookrunner, Lead Arranger nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrowers with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent, Joint Bookrunner, Lead Arranger or Lender has advised or is currently advising the Credit Parties or any of their respective Affiliates on other matters) and no Agent, Joint Bookrunner, Lead Arranger or Lender has any obligation to the Credit Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Collateral Trustee, the Joint Bookrunners, the Lead Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their respective Affiliates, and no Agent, Joint Bookrunner, Lead Arranger or Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither Agent has provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Credit Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against any Agent, the Joint Bookrunners, the Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty.

SECTION 10.17.    USA PATRIOT Act. The Administrative Agent and each Lender hereby notifies the Credit Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender to identify the Credit Parties in accordance with the USA PATRIOT Act. The Credit Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

SECTION 10.18.    Conversion of Currencies.

(a)    If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)    The obligations of the Borrowers in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the

Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrowers agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 10.18 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 10.19.    Platform; Borrowers Materials.

(a)    The Borrowers hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrowers Materials”) by posting the Borrowers Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or its securities) (each, a “Public Lender”). The Borrowers hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrowers Material that may be distributed to the Public Lenders and that (i) all such Borrowers Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrowers Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Borrowers Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrowers or its securities for purposes of United States federal and state securities laws, (iii) all Borrowers Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor” and (iv) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrowers Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

(b)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’, any Credit Party’s or the Administrative Agent’s transmission of Borrowers Materials through the Internet.

SECTION 10.20.    Release of Liens.

(a)    The Collateral Trustee’s Liens upon the Collateral will no longer secure the Loans or other Loan Obligations outstanding under this Agreement (but not necessarily any Pari Passu Term Loan Indebtedness or Pari Passu Lien Hedge Agreements), and the right of the Lenders to the benefits and proceeds of the Collateral Trustee’s Liens on the Collateral will automatically and without the need for any further action by any Person (other than notice of such release to the Collateral Trustee, but the failure to deliver such notice shall not affect such release) terminate and be discharged:

(i)    in whole or in part, as applicable, as to all or any portion of property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances or which has become (and only to the extent it continues to constitute) Excluded Assets;

(ii)    in whole upon the termination of this Agreement and the repayment in full of all Loans, together with interest, fees and all other Loan Obligations (other than contingent indemnification obligations not then due and payable);

(iii)    in part, as to any property constituting Collateral that (a) is sold, transferred or otherwise disposed of by either of the Borrowers or any Guarantor (other than to a Borrower or another Restricted Subsidiary) in a transaction not prohibited by this Agreement or the Security Documents at the time of such sale, transfer or disposition or (b) is owned or at any time acquired by a Guarantor that has been released from its Subsidiary Guarantee in accordance with this Agreement, concurrently with the release of such Subsidiary Guarantee (including in connection with the designation of a Guarantor as an Unrestricted Subsidiary or upon such Guarantor becoming an Excluded Subsidiary);

(iv)    in part, in accordance with the applicable provisions of the Intercreditor Agreement and the other Security Documents;

(v)    to the extent that any lease is Collateral, upon termination of such lease;

(vi)    with respect to Collateral that is Capital Stock, upon the dissolution or liquidation of the issuer of such Capital Stock that is not prohibited by this Agreement; and

(vii)    as described in Section 10.01 hereof;

provided that, in the case of any release in whole pursuant to clauses (i) and (ii) above, all amounts owing to the Administrative Agent and the Collateral Trustee under this Agreement, the Subsidiary Guarantees, the Intercreditor Agreement and the other Security Documents have been paid.

(b)    To the extent a proposed release of Collateral is not automatic and requires any action by the Administrative Agent or the Collateral Trustee or if the Borrowers or any Guarantor desire that the Administrative Agent or the Collateral Trustee acknowledge such release of Collateral, the Borrowers and such Guarantor, as applicable, will furnish to the Administrative Agent and the Collateral Trustee, prior to each proposed release of such Collateral or acknowledgement of such release pursuant to the Security Documents and this Agreement:

(i)    an Officer’s Certificate requesting such release or acknowledgement;

(ii)    an Officers’ Certificate to the effect that all conditions precedent provided for in this Agreement, the other Loan Documents and the Security Documents (including, without limitation, the Intercreditor Agreement) to such release of Collateral have been complied with and that such release of Collateral is permitted by this Agreement, the other Loan Documents and the Security Documents (including, without limitation, the Intercreditor Agreement); and

(iii)    a form of such release or acknowledgement (which release or acknowledgement shall be in form reasonably satisfactory to the Administrative Agent and Collateral Trustee and shall provide that the requested release is without recourse or warranty to the Administrative Agent and Collateral Trustee).

(c)    Upon compliance by the Borrowers or the Guarantors, as the case may be, with the conditions precedent set forth above, the Administrative Agent or the Collateral Trustee shall promptly, upon the request and at the expense of the Borrowers or such Guarantors, cause to be released and reconveyed to the Borrowers, or the Guarantors, as the case may be, the released Collateral.

ARTICLE XI

THE BORROWER REPRESENTATIVE

SECTION 11.01.    Appointment; Nature of Relationship. Par Borrower is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans, at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrowers. The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01. For the avoidance of doubt, each of the Credit Parties hereby appoints the Borrower Representative to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower Representative may execute such documents and provide such authorizations on behalf of such Credit Parties as the Borrower Representative deems appropriate in its sole discretion and each Credit Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or a Lender to the Borrower Representative shall be deemed delivered to each Credit Party and (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower Representative on behalf of each of the Credit Parties.

SECTION 11.02.    Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

SECTION 11.03.    Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through its authorized officers.

SECTION 11.04.    No Successor Borrower Representative. The Borrower Representative may not resign from its capacity as Borrower Representative under this Agreement unless a successor reasonably acceptable to Administrative Agent shall have been appointed by Borrowers pursuant to Section 11.01.

SECTION 11.05.    Execution of Loan Documents. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, notices, consents, documents or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

PAR PETROLEUM, LLC, as a Borrower

By:	/s/ William Monteleone
	Name:	William Monteleone
	Title:	Chief Financial Officer

PAR PETROLEUM FINANCE CORP., as a Borrower

By:	/s/ William Monteleone
	Name:	William Monteleone
	Title:	Chief Financial Officer

PAR PACIFIC HOLDINGS, INC., as Holdings

By:	/s/ William Monteleone
	Name:	William Monteleone
	Title:	Chief Financial Officer

Signature Page to Term Loan and Guaranty Agreement (Par Petroleum)

PAR HAWAII, INC.
HIE RETAIL, LLC
PAR HAWAII REFINING, LLC
PAR WYOMING HOLDINGS, LLC
HERMES CONSOLIDATED, LLC
WYOMING PIPELINE COMPANY LLC
each as a Guarantor

By:	/s/ William Monteleone
	Name:	William Monteleone
	Title:	Chief Financial Officer

MID PAC PETROLEUM, LLC
PAR HAWAII SHARED SERVICES, LLC
PAR WYOMING, LLC
each as a Guarantor

By:	/s/ William Monteleone
	Name:	William Monteleone
	Title:	Chief Financial Officer

PAR TACOMA, LLC,
(formerly known as TrailStone NA Asset Finance I, LLC)
U.S. OIL & REFINING CO.
McCHORD PIPELINE CO.
USOT WA, LLC
each as Guarantor

By:	/s/ William Monteleone
	Name:	William Monteleone
	Title:	Chief Financial Officer

Signature Page to Term Loan and Guaranty Agreement (Par Petroleum)

GOLDMAN SACHS BANK USA,
as Administrative Agent and a Lender

By:	/s/ Thomas M. Manning
	Name:	Thomas M. Manning
	Title:	Authorized Signatory

Signature Page to Term Loan and Guaranty Agreement (Par Petroleum)